                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-71699
                               DATED MAY 12, 1999

                HF BANCORP, INC.                                TEMPLE-INLAND INC.
                PROXY STATEMENT                                     PROSPECTUS

THE COMPANIES

     - HF Bancorp, Inc., headquartered in Hemet, California, common stock trading symbol on the Nasdaq National Market(R): "HEMT"

     - Hemet Federal Savings and Loan Association, a subsidiary of HF Bancorp

     - Temple-Inland Inc., headquartered in Diboll, Texas, common stock trading symbol on the New York Stock Exchange and the Pacific Exchange: "TIN"

     - Guaranty Federal Bank, F.S.B., a subsidiary of Temple-Inland

THE MERGER

     - The boards of directors of HF Bancorp and Temple-Inland have agreed to merge HF Bancorp with Temple-Inland.

     - Hemet will merge into Guaranty.

     - HF Bancorp stockholders will receive $18.50 for each share of HF Bancorp common stock they own immediately prior to the completion of the merger. The $18.50 will be paid in either

       - a fraction of a share of Temple-Inland common stock,

       - cash, or

       - a combination of Temple-Inland common stock and cash.

     - HF Bancorp stockholders will elect whether to receive Temple-Inland common stock and/or cash, subject to election, allocation, and proration procedures described in this proxy statement.

     - Up to 1,216,470 shares of Temple-Inland common stock may be issued to HF Bancorp stockholders upon completion of the merger.

     - If the merger will not qualify for favorable tax treatment, a subsidiary of Temple-Inland will merge with HF Bancorp and all HF Bancorp stockholders will receive only cash in the merger.

     The merger cannot be completed unless we obtain (1) the necessary government approvals and (2) the approval of HF Bancorp's stockholders. Temple-Inland stockholders are not required to approve the merger.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS ABOUT THE MERGER OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE ARE NOT OFFERING THESE SECURITIES OR SOLICITING PROXIES IN ANY STATE WHERE THE OFFER OF THESE SECURITIES OR THE SOLICITATION OF PROXIES IS NOT PERMITTED. YOU SHOULD ASSUME THAT THERE MAY HAVE BEEN CHANGES IN THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SINCE THE DATE ON THE FRONT COVER.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

SUMMARY.....................................    3
  The Companies.............................    3
  The Merger................................    3
  The HF Bancorp Special Meeting of
    Stockholders............................    5
  Recommendation of the HF Bancorp Board of
    Directors...............................    5
  Opinion of Keefe, Bruyette & Woods........    5
  The Merger Agreement......................    5
  Termination of the Merger Agreement.......    6
  The Stock Option Agreement................    6
  The Stockholder Agreements................    6
  Regulatory Approvals......................    7
  Interests of Certain Persons in the
    Merger..................................    7
  Material Federal Income Tax
    Consequences............................    7
  Accounting Treatment......................    7
  Appraisal Rights..........................    8
  Markets and Market Prices.................    9
  Summary Historical Financial Data.........   10
  Recent Results............................   13
  Summary Unaudited Pro Forma Combined
    Financial Data..........................   16
  Selected Historical and Pro Forma per
    Share Data..............................   17
WHERE YOU CAN FIND MORE INFORMATION.........   18
FORWARD-LOOKING STATEMENTS..................   19
INCORPORATION OF INFORMATION BY REFERENCE...   19
INFORMATION REGARDING TEMPLE-INLAND INC.....   21
  Business of Temple-Inland.................   22
  Incorporation of Information By
    Reference...............................   25
INFORMATION REGARDING HF BANCORP............   25
  Business of HF Bancorp....................   25
  Incorporation of Information By
    Reference...............................   27
PRO FORMA FINANCIAL INFORMATION.............   27
THE SPECIAL MEETING.........................   32
  General...................................   32
  Matters To Be Considered at the Special
    Meeting.................................   32
  The Record Date...........................   32
  Votes Required and Voting of Proxies......   32
  Solicitation of Proxies...................   34
  Revocability of Proxies...................   34
  Security Ownership of Certain Beneficial
    Owners and Management of HF Bancorp.....   34
THE MERGER..................................   35
  Background and Reasons for the Merger.....   35
  Recommendation of the HF Bancorp Board of
    Directors...............................   39
  Opinion of HF Bancorp's Financial
    Advisor.................................   39
  Material Federal Income Tax
    Consequences............................   46
  Regulatory Approvals......................   50
  Resale of Temple-Inland Common Stock......   51
  Interests of Certain Persons in the
    Merger..................................   51
  Appraisal Rights..........................   54
  Accounting Treatment......................   56
THE MERGER AGREEMENT........................   56
  The Merger................................   56
  Effective Time and Effective Date.........   57
  Election, Allocation, and Proration
    Procedures..............................   57
  Conduct of the Business of HF Bancorp and
    Temple-Inland Prior to the Merger.......   59
  Representations and Warranties............   61
  Covenants.................................   61
  Conditions................................   63
  Termination...............................   64
  Waiver and Amendment......................   65
THE STOCK OPTION AGREEMENT..................   65
THE STOCKHOLDER AGREEMENTS..................   67
COMPARISON OF STOCKHOLDER RIGHTS............   68
VALIDITY OF TEMPLE-INLAND COMMON STOCK......   70
EXPERTS.....................................   71
LIST OF APPENDICES
  Appendix A -- Agreement and Plan of
                Merger, dated as of November
                14, 1998, by and among
                Temple-Inland Inc., HF
                Bancorp Bancorp, Inc.,
                Guaranty Federal Bank,
                F.S.B., and Hemet Federal
                Savings and Loan
                Association.................  A-1
  Appendix B -- Fairness Opinion of Keefe,
                Bruyette & Woods, Inc.......  B-1
  Appendix C -- Section 262 of the General
                Corporation Law of
                Delaware....................  C-1
  Appendix D -- Opinion of Manatt, Phelps &
                Phillips, LLP Regarding
                Material Tax Matters........  D-1
  Appendix E -- Stock Option Agreement......  E-1

                                    SUMMARY

     This summary highlights more detailed information contained elsewhere in this proxy statement. It may not contain all or any of the information important to you. We urge you to read carefully the entire proxy statement and the other documents to which this document refers for more complete information about the merger. See "Where You Can Find More Information" on page 18 for a list of other documents filed with the SEC that may contain important information about Temple-Inland and HF Bancorp. Each item in this summary includes a page reference directing the reader to a more complete description of the information in that item.

                                 THE COMPANIES

TEMPLE-INLAND INC. (PAGE 21)
303 SOUTH TEMPLE DRIVE
DIBOLL, TEXAS 75941
(409) 829-5511

     Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. The business of Temple-Inland is divided among three groups:

     - the Paper Group, which manufactures corrugated packaging products and bleached paperboard,

     - the Building Products Group, which manufactures a wide range of building products, and

     - the Financial Services Group, which consists of savings bank activities, mortgage banking, real estate development, and insurance brokerage.

HF BANCORP, INC. (PAGE 25)
445 EAST FLORIDA AVENUE
HEMET, CALIFORNIA 92543
(800) 540-4363, EXT. 2190

     HF Bancorp is a savings and loan holding company that was organized in Delaware in 1995. It was created to acquire all the capital stock of Hemet upon Hemet's conversion from a federally chartered mutual savings association to a federally chartered stock savings association.

     HF Bancorp's principal business is to serve as a holding company for Hemet. Hemet conducts business from 18 branch offices, one stand-alone loan production office, and one centralized loan servicing center.

     Hemet emphasizes personalized service focused upon two primary markets: households and small businesses. Hemet also provides mortgage life insurance, fire insurance, and a wide selection of mutual funds and fixed and variable annuities through its subsidiary, First Hemet Corporation.

                              THE MERGER (PAGE 35)

  General

     We propose a merger between Temple-Inland and HF Bancorp, with Temple-Inland remaining as the surviving corporation. Temple-Inland will continue as a Delaware corporation and will retain its certificate of incorporation and bylaws as well as its officers and directors. After the merger, HF Bancorp will cease to exist. If the merger will not qualify for favorable tax treatment, the merger will be accomplished through an alternate structure. In this alternate structure, a subsidiary of Temple-Inland would be merged into HF Bancorp. HF Bancorp would then be the surviving corporation and become a wholly-owned subsidiary of Temple-Inland.

     At the financial institution level, Hemet will be merged into Guaranty with Guaranty remaining as the surviving corporation. Guaranty will retain its federal charter and bylaws as well as its officers and directors. After the merger of Hemet into Guaranty, Hemet will cease to exist.

  What HF Bancorp Stockholders Will Receive

     As a result of the merger, HF Bancorp stockholders will receive $18.50 for each share of HF Bancorp common stock they own immediately prior to the completion of the merger. The total consideration will be approximately $120 million. The $18.50 per share will be paid in

     - a fraction of a share of Temple-Inland common stock,

     - cash, or

     - a combination of Temple-Inland common stock and cash.

     HF Bancorp stockholders will elect whether to receive Temple-Inland common stock and/or cash, subject to the election, allocation, and proration procedures described later in this proxy statement. If enough HF Bancorp stockholders do not elect to receive Temple-Inland common stock for the merger to receive favorable tax treatment, all HF Bancorp stockholders will receive only cash in the merger.

     Temple-Inland will issue no more than 1,216,470 shares of its common stock in the merger. If elections to receive stock would result in Temple-Inland issuing more than 1,216,470 shares, then HF Bancorp stockholders who did not make elections will receive cash. If you elect to receive stock under these circumstances, you will receive only a percentage of the stock you elected and the balance of your payment will be in cash. The percentage of Temple-Inland common stock you receive will be determined by a proration factor calculated by dividing 1,216,470 by the number of shares of Temple-Inland common stock that would have been issued had there been no limit. If elections to receive stock would result in Temple-Inland issuing less than 1,216,470 shares, then the exchange agent will select shares for which no election was made to receive Temple-Inland common stock until the 1,216,470 shares will be issued. The result of these procedures is that there are circumstances when you may elect stock, but receive cash. The procedures will not result in your electing cash but receiving stock.

     The total number of shares of Temple-Inland common stock issued and the total amount of cash paid will be determined by the exchange ratio. The exchange ratio will be calculated by dividing the $18.50 price per share by the price of Temple-Inland common stock. For purposes of calculating the exchange ratio, the price of Temple-Inland common stock will be the average of the daily closing prices of a share of Temple-Inland common stock for the ten consecutive trading days ending on the fourth trading day prior to the effective date of the merger.

     For example, if May 11, 1999, had been the effective date of the merger, the price of Temple-Inland common stock would have been $68.90 per share. The exchange ratio would have been 0.2685. In this example, each HF Bancorp stockholder could elect to receive 0.2685 of a share of Temple-Inland common stock or $18.50 in cash for each share of HF Bancorp common stock. The following table shows what a HF Bancorp stockholder that owns 100 shares of HF Bancorp common stock could elect to receive.

                                                      COMBINATION ELECTIONS
                         STOCK        CASH      ---------------------------------
                       ELECTION     ELECTION    25% STOCK   50% STOCK   75% STOCK
                       ---------   ----------   ---------   ---------   ---------
Temple-Inland common
 stock...............  26 shares     0 shares    6 shares   13 shares   20 shares
Cash.................  $    0.00   $ 1,850.00   $1,387.50   $  925.00   $  462.50
Cash for fractional
 share...............  $   58.60   $     0.00   $   49.10   $   29.30   $    9.50

     The percentages for combination elections presented above are illustrative only. In making a combination election, you may divide your aggregate number of shares at any percentage you choose.

  How to Make the Election

     A blue election form and letter of transmittal was either sent to you with this proxy statement or will be sent to you soon. If you wish to make an election, you should complete this form and send it in the tan envelope to the exchange agent, First Chicago Trust Company of New York. For you to make an effective election, your properly executed election form must be received by the exchange agent by June 22, 1999. Please note that you must include your HF Bancorp stock certificates with your election form. Please read the instructions to the election form for information on completing the form. These instructions will also inform you what to do if your HF Bancorp stock certificates have been lost, stolen, or destroyed.

     If you are a participant in the Hemet Federal Savings and Loan Association Employee Stock Ownership Plan and Trust, you will receive a special election form from the plan's trustee. This form must be returned to the trustee by June 16, 1999, in order for the trustee to make the election on your behalf.

     DO NOT SEND YOUR HF BANCORP STOCK CERTIFICATES IN THE WHITE ENVELOPE PROVIDED FOR USE IN RETURNING YOUR PROXY CARD. THE STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     Copies of this proxy statement and the election form will be provided to all persons who become HF Bancorp stockholders after the record date and prior to the election deadline to permit them to make an election.

                         THE HF BANCORP SPECIAL MEETING
                           OF STOCKHOLDERS (PAGE 32)

     The HF Bancorp special meeting of stockholders will be held on June 22, 1999, at 10:00 a.m., Pacific Time, at the Simpson Center located at 305 East Devonshire Avenue, Hemet, California. At the special meeting, the HF Bancorp stockholders will be asked:

     - To approve the merger; and

     - To act on any other business that may properly come before the special meeting.

  Votes Required

     A HF Bancorp stockholder can vote at the special meeting if he or she owned HF Bancorp common stock at the close of business on the record date, May 11, 1999. Each HF Bancorp stockholder will be able to cast one vote for each share of HF Bancorp common stock he or she owned at that time, subject to a special rule for ten percent stockholders. In order to approve the merger with Temple-Inland, the holders of a majority of the outstanding shares of HF Bancorp common stock must vote in favor of the merger.

     As of the record date, the directors and executive officers of HF Bancorp owned shares of HF Bancorp common stock representing 5.87 percent of the outstanding shares. None of Temple-Inland, its directors, and its executive officers owned any shares of HF Bancorp common stock.

     A HF Bancorp stockholder can vote his or her shares by attending the special meeting and voting in person, or by marking the enclosed proxy card with his or her vote, signing it, and mailing it in the enclosed white return envelope. A HF Bancorp stockholder can revoke his or her proxy as late as the date of the special meeting either by sending in a new proxy, which must be received prior to the special meeting, or by attending the special meeting and voting in person.

     Temple-Inland stockholders are not required to approve the merger.

     If you are a participant in the Hemet Federal Savings and Loan Employee Stock Ownership Plan and Trust, you will receive a voting directive for shares allocated to your account under the plan. The plan's trustee will vote those shares as instructed by you in your voting directive. If you do not return the voting directive, the trustee will vote your allocated plan shares, along with all unallocated shares in the plan, in the same proportion that all allocated shares in the plan are voted.

                        RECOMMENDATION OF THE HF BANCORP
                          BOARD OF DIRECTORS (PAGE 39)

     The board of directors of HF Bancorp believes that the merger is fair to HF Bancorp stockholders and is advisable and in the best interests of HF Bancorp stockholders. The board of directors of HF Bancorp unanimously recommends that HF Bancorp stockholders vote "FOR" the merger.

                           OPINION OF KEEFE, BRUYETTE
                            & WOODS, INC. (PAGE 39)

     Keefe, Bruyette & Woods, Inc. has acted as a financial advisor to the board of directors of HF Bancorp in connection with the merger. Keefe delivered to the board of directors its written opinion that, as of May 10, 1999, based upon and subject to various qualifications and assumptions described in the opinion, the $18.50 to be paid to HF Bancorp stockholders for each share of HF Bancorp common stock is fair to HF Bancorp stockholders from a financial point of view. We have attached the full text of the opinion to this document as Appendix B. HF Bancorp stockholders should read it completely to understand the assumptions made, matters considered, and the limitations of the review made by Keefe in providing its opinion.

                         THE MERGER AGREEMENT (PAGE 56)

     The merger agreement is attached to this document as Appendix A. Please read the merger agreement in its entirety because it is the legal document that governs the merger.

  Effective Time

     Assuming all conditions to completion of the merger are satisfied, the merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware. We expect to complete the merger by no later than July 31, 1999.

  Conditions To Completion Of The Merger

     The completion of the merger requires the satisfaction of several conditions, including the following:

     - approval of the merger by HF Bancorp's stockholders;

     - approval of the merger and the merger of Hemet into Guaranty by the OTS;

     - the absence of any legal restraint blocking the merger, or of any proceeding by a government authority trying to block the merger; and

     - that the SEC has not issued, initiated, or threatened to issue a stop order suspending the effectiveness of the registration statement of which the proxy statement is a part.

     If the law permits, either Temple-Inland or HF Bancorp could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

                                 TERMINATION OF
                         THE MERGER AGREEMENT (PAGE 64)

     We may mutually agree to terminate the merger agreement at any time without completing the merger, even after the stockholders of HF Bancorp have approved it. In addition, either of us may decide, without the consent of the other, to terminate the merger agreement if:

     - the merger is not completed by July 31, 1999;

     - HF Bancorp stockholders fail to approve the merger;

     - either HF Bancorp or Temple-Inland breaches its representations, warranties, or covenants contained in the merger agreement. The breach must be reasonably likely, individually or together with other breaches, to reduce the benefits of the transaction to the extent that the other party would not have entered into the merger agreement; or

     - a required government approval is denied or refused.

     Temple-Inland may terminate the merger agreement if:

     - the board of directors of HF Bancorp receives an acquisition proposal that it determines to be superior to the merger and continues discussions concerning that superior proposal for more than ten days or fails to reject a publicly announced superior proposal within ten days.

     HF Bancorp may terminate the merger agreement if:

     - the board of directors of HF Bancorp authorizes HF Bancorp to enter into a binding agreement with respect to a proposal superior to Temple-Inland's, and Temple-Inland does not make an offer that the board of directors of HF Bancorp determines, in good faith and after consultation with its financial advisors, to be at least as favorable as the merger. HF Bancorp would then be required to pay a termination fee to Temple-Inland.

                      THE STOCK OPTION AGREEMENT (PAGE 65)

     On November 14, 1998, HF Bancorp entered into a stock option agreement with Temple-Inland to increase the likelihood that the merger will be completed and to discourage offers by third parties to acquire HF Bancorp prior to the merger. Under the terms of the stock option agreement, HF Bancorp granted to Temple-Inland an option to purchase up to 1,272,665 shares of HF Bancorp common stock for a purchase price per share of $16.0625. The option is exercisable only under limited and specifically defined circumstances. The number of shares and the purchase price may be adjusted to reflect changes in the capital structure of HF Bancorp, but Temple-Inland may not acquire more than 19.9 percent of the shares of HF Bancorp common stock through this option.

                      THE STOCKHOLDER AGREEMENTS (PAGE 67)

     Temple-Inland has entered into agreements with all the directors of HF Bancorp. These individuals represent approximately 4.97 percent of the total voting power of HF Bancorp common stock and have agreed, as stockholders of HF

Bancorp, to vote their shares in favor of the merger. HF Bancorp is not aware of any other stockholders that have made commitments to vote in favor of the merger.

                         REGULATORY APPROVALS (PAGE 50)

     Completion of the merger requires the approval of the OTS. Temple-Inland has submitted to the OTS the required applications seeking approval of the merger, the merger of Hemet into Guaranty, and related matters. We, however, cannot predict whether we will obtain the required approvals in the time frame contemplated by the merger agreement.

                          INTERESTS OF CERTAIN PERSONS
                            IN THE MERGER (PAGE 51)

     Several HF Bancorp directors and executive officers have interests in the merger that are different from, or in addition to, their interests as stockholders in HF Bancorp. These interests exist because of agreements with HF Bancorp, including change-of-control employment agreements and rights that the officers have under retention, incentive, or benefit and compensation plans maintained by HF Bancorp. Some of these agreements and plans will provide the officers with severance benefits upon completion of the merger. In addition, as a result of the merger agreement, options to acquire 408,695 shares of HF Bancorp common stock held by the executive officers and directors of HF Bancorp will be cashed out for an amount per share equal to the difference between $18.50 and the exercise price for these options. In addition, 80,712 restricted shares of HF Bancorp common stock awarded to directors and executive officers of HF Bancorp will vest as a result of the merger.

     In addition, following the merger, Temple-Inland will purchase directors' and officers' insurance for the officers and directors of HF Bancorp. Temple-Inland will also provide indemnification for officers and directors of HF Bancorp for events occurring before the merger, including events that are related to the merger agreement. The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger.

                          MATERIAL FEDERAL INCOME TAX
                             CONSEQUENCES (PAGE 46)

     We have provided the HF Bancorp stockholders with the option to receive Temple-Inland common stock in exchange for their shares of HF Bancorp common stock in an attempt to qualify the merger for treatment as a reorganization for federal income tax purposes. If this treatment is obtained, HF Bancorp stockholders will not recognize any gain or loss for tax purposes with respect to Temple-Inland common stock exchanged for their shares of HF Bancorp common stock in the merger. HF Bancorp stockholders, however, may be subject to tax with respect to any cash that an HF Bancorp stockholder elects to receive in exchange for HF Bancorp common stock, any cash received for appraisal rights, and any cash received in lieu of fractional shares. Completion of the merger as a reorganization is conditioned upon receipt by Temple-Inland of the opinion of Sullivan & Cromwell and receipt by HF Bancorp of the opinion of Manatt, Phelps & Phillips, LLP that the merger qualifies as a reorganization.

     If our law firms cannot render opinions that the merger qualifies as a reorganization, then the entire merger consideration will be paid in cash only. The law firms may not be able to render these opinions if there is an insufficient number of HF Bancorp stockholders who elect to receive Temple-Inland common stock in the merger or the market price of Temple-Inland common stock is significantly lower than $49 11/16, which was the closing price on the last trading day before the merger agreement was signed.

     Because of the complexity of the tax laws and the individual nature of some of the tax consequences of the merger to each HF Bancorp stockholder, each HF Bancorp stockholder should consult his or her own tax advisor concerning all federal, state, local, and foreign tax consequences of the merger that may be applicable.

                         ACCOUNTING TREATMENT (PAGE 56)

     For accounting and financial reporting purposes, the merger is expected to be accounted for as a purchase business combination in accordance with generally accepted accounting principles.

                           APPRAISAL RIGHTS (PAGE 54)

     Under Delaware law, any stockholder who does not wish to accept the consideration provided for in the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, his or her shares of HF Bancorp common stock. The value of the HF Bancorp common stock for this purpose will exclude any element of value arising from the accomplishment or expectation of the merger.

     In order for any HF Bancorp stockholder to exercise his or her right to an appraisal, before the special meeting, the stockholder must deliver to HF Bancorp a written demand for an appraisal of his or her shares of HF Bancorp common stock as provided by Delaware law. We have included as Appendix C the pertinent provisions of Delaware law addressing appraisal rights.

     Simply voting against the merger will not be considered a demand for appraisal rights. A stockholder who fails to send a demand to the corporate secretary of HF Bancorp, Inc. at 445 East Florida Avenue, Hemet, California 92543-4244, will lose his or her right to an appraisal. In addition, any stockholder who votes for the merger will lose his or her right to an appraisal.

                           MARKETS AND MARKET PRICES

     As of May 11, 1999, there were approximately 6,650 holders of record of Temple-Inland common stock. No shares of Temple-Inland preferred stock have been issued or are outstanding. Temple-Inland common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "TIN." On November 13, 1998, the last trading day prior to the announcement of the merger, the closing price on the New York Stock Exchange for Temple-Inland common stock was $49 11/16. On May 11, 1999, the closing price on the New York Stock Exchange for Temple-Inland common stock was $74 1/2.

     As of May 11, 1999, there were approximately 610 holders of record of HF Bancorp common stock. No shares of HF Bancorp preferred stock have been issued or are outstanding. HF Bancorp common stock is designated for quotation on the Nasdaq National Market(R) under the symbol "HEMT." On November 13, 1998, the last trading day prior to the announcement of the merger, the closing price on the Nasdaq National Market(R) for HF Bancorp common stock was $17. On May 11, 1999, the closing price on the Nasdaq National Market(R) for HF Bancorp common stock was $17 7/8.

     The following table summarizes the approximate high and low sales prices on a per share basis for Temple-Inland common stock and HF Bancorp common stock for the periods indicated.

                                                             TEMPLE-INLAND       HF BANCORP
                                                             -------------      -------------
                                                             HIGH      LOW      HIGH      LOW
                                                             ----      ---      ----      ---
1999
  First Quarter........................................       67 3/4   56 7/16   18 3/16  16 3/8
  Second Quarter (through May 11, 1999)................       77       61 3/8    18       17 3/8
1998
  First Quarter........................................       65 7/16  50        18 1/4   16 1/2
  Second Quarter.......................................       67 1/4   52 1/8    17 7/8   15 1/2
  Third Quarter........................................       55 15/16 42 11/16  18 3/8   12 1/8
  Fourth Quarter.......................................       59 5/8   45 1/16   17 1/2   11 1/4
1997
  First Quarter........................................       57       52        14       11
  Second Quarter.......................................       62 1/8   49 5/8    14 3/4   12 1/4
  Third Quarter........................................       69 7/16  56 1/8    17       13 7/8
  Fourth Quarter.......................................       65 7/8   49 11/16  17 7/8   15 1/2
1996
  First Quarter........................................       48 1/4   39 3/4    10 1/4    9 1/2
  Second Quarter.......................................       51 7/8   45 1/2    10 1/4    9 1/4
  Third Quarter........................................       53 1/8   47        10        9 1/4
  Fourth Quarter.......................................       55 3/8   48 3/8    11 3/8    9 3/4

                       SUMMARY HISTORICAL FINANCIAL DATA

     Selected financial information for Temple-Inland and HF Bancorp is set forth below. Temple-Inland's financial data is shown in millions while HF Bancorp's financial data is shown in thousands. We base the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the SEC. When you read the summary financial information we provide in the following tables, you should also read the historical financial information in the other documents to which we refer below.

     The following table sets forth selected consolidated financial information for Temple-Inland. The historical information is based on the historical financial statements and related notes of Temple-Inland contained in its Annual Report on Form 10-K for the year ended January 2, 1999. See "Where You Can Find More Information" on page 18 for information on how you can get a copy of this report.

                               TEMPLE-INLAND INC.
                         SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                FISCAL YEARS
                                              ------------------------------------------------
                                               1998       1997*     1996      1995      1994
                                              -------    -------   -------   -------   -------
Total revenues..............................  $ 3,740    $ 3,625   $ 3,460   $ 3,495   $ 2,967
Manufacturing net sales.....................    2,631      2,680     2,645     2,731     2,335
Net income..................................       64(a)      51       133       281       131
Capital expenditures
  Manufacturing.............................      175        233       275       386       463
  Financial services........................       39         18        15        34        20
Depreciation and depletion
  Manufacturing.............................      261        255       244       208       200
  Financial services........................       14         13        12         8         8
Earnings per share
  Basic.....................................     1.16(a)    0.91      2.39      5.02      2.35
  Diluted...................................     1.15(a)    0.90      2.39      5.01      2.35
Dividends per common share..................     1.28       1.28      1.24      1.14      1.02
Weighted average shares outstanding
  Basic.....................................     55.8       56.0      55.5      56.0      55.8
  Diluted...................................     55.9       56.2      55.6      56.1      55.9
Common shares outstanding at end of
  period....................................     55.6       56.3      55.4      55.7      56.0

                                                              AT END OF PERIOD
                                                              ----------------
Total assets................................  $15,990    $14,364   $12,947   $12,764   $12,251
Long-term debt
  Parent company............................    1,583      1,438     1,522     1,489     1,316
  Financial services........................      210        167       133       113        82
Preferred stock issued by subsidiary........      225        150        --        --        --
Ratio of total debt to total
  capitalization -- parent company..........       44%        41%       43%       43%       43%
Stockholders' equity........................  $ 1,998    $ 2,045   $ 2,015   $ 1,975   $ 1,783

---------------

 * Includes effects of acquiring Stockton Savings Bank and Knutson Mortgage Company.

(a) Includes a special charge of $47.4 million and the cumulative effect of accounting change of $3.2 million, net of tax, or $0.06 per share.

     The following table sets forth selected consolidated financial information for HF Bancorp. The historical information is based on the historical financial statements and related notes of HF Bancorp contained in its Annual Report on Form 10-K for the year ended June 30, 1998, and its Quarterly Reports on Form 10-Q for the periods ended December 31, 1998, and 1997. See "Where You Can Find More Information" on page 18 for information on how you can get a copy of these reports. The interim financial information has been derived from unaudited financial statements of HF Bancorp. HF Bancorp believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

     Asset quality ratios and regulatory capital ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods. Ratios for the periods ended December 31, 1998 and 1997, are annualized.

     Other expense of $5.8 million reported for the fiscal year ended 1994 was primarily due to a net loss from real estate operations of $1.6 million and the lower of cost or market adjustment for securities available for sale of $5.9 million. Upon the adoption of Statement of Financial Accounting Standards No. 115, Hemet reclassified certain mortgage-backed securities previously classified as available for sale to a held to maturity classification. As a result, the cumulative effect of the accounting change as of June 30, 1994, was to reverse the previously recorded unrealized holding gains and losses on these securities, net of a tax effect of $2.4 million, of $3.4 million.

     Fiscal 1997 includes non-recurring costs of $4.8 million for the Savings Association Insurance Fund recapitalization and $3.0 million associated with the termination of the defined benefit pension plan.

                                HF BANCORP, INC.
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               AT DECEMBER 31,                              AT JUNE 30,
                                           -----------------------   ----------------------------------------------------------
                                              1998         1997         1998         1997         1996        1995       1994
                                           ----------   ----------   ----------   ----------   ----------   --------   --------
SELECTED FINANCIAL CONDITION DATA:
  Total assets...........................  $1,021,599   $1,063,267   $1,045,837   $  984,749   $  826,916   $666,062   $597,452
  Loans held for sale....................       5,294        3,861        3,763          335            0          0          0
  Loans receivable, net..................     611,327      590,114      581,153      484,334      225,161    202,397    206,370
  CMOs available for sale, net...........      99,426       21,641       92,786       27,512       33,257     39,989     55,246
  CMOs held to maturity, net.............          --        5,325        4,647        5,794        6,666        432        607
  Mutual funds available for sale........          --           --           --           --       15,283     15,408     15,097
  Other investment securities and
    interest-earning assets..............      41,286       77,448       26,675      143,005      270,130    101,074     15,215
  Mortgage-backed securities available
    for sale, net........................     211,165      165,097      165,004      109,493      100,259     70,603     78,243
  Mortgage-backed securities held to
    maturity, net........................          --      138,096      123,596      151,369      159,262    208,090    199,696
  Real estate acquired through
    foreclosure, net.....................         991        5,167        1,674        5,287        1,079      1,361      2,877
  Real estate acquired for sale or
    investment, net......................          --           --           --          418          996      2,539      2,411
  Deposits...............................     884,191      855,564      866,724      839,655      669,725    472,337    480,959
  Advances from the FHLB.................      45,000      110,000       85,000       50,000       70,000     70,000     70,000
  Total stockholders' equity.............      84,382       83,635       83,778       81,027       81,071     87,146     39,640

                                               SIX MONTHS ENDED
                                                 DECEMBER 31,                                AT JUNE 30,
                                            -----------------------   ---------------------------------------------------------
                                               1998         1997         1998         1997         1996        1995      1994
                                            ----------   ----------   ----------   ----------   ----------   --------   -------
SELECTED OPERATING DATA:
  Interest income.........................  $   35,602   $   36,995   $   74,291   $   66,522   $   50,355   $ 40,424   $38,084
  Interest expense........................      23,551       24,777       49,285       44,084       34,059     28,795    26,451
                                            ----------   ----------   ----------   ----------   ----------   --------   -------
  Net interest income before provision for
    estimated loan losses.................      12,051       12,218       25,006       22,438       16,296     11,629    11,633
  Provision for estimated loan losses.....       1,200          400        3,750          384        1,054      1,202       877
  Net interest income after provision for
    estimated loan losses.................      10,851       11,818       21,256       22,054       15,242     10,427    10,756
  Other income (expense)..................       1,572         (327)        (932)         718          743        176    (5,778)
  General & administrative expenses.......      11,970        9,391       20,121       27,050       12,949     11,649    12,255
                                            ----------   ----------   ----------   ----------   ----------   --------   -------
  Earnings (loss) before income tax
    expense (benefit) and cumulative
    effect of change in method of
    accounting for securities.............         453        2,100          203       (4,278)       3,036     (1,046)   (7,277)
  Income tax expense (benefit)............         154          871           92       (1,762)       1,089       (353)   (2,704)
  Net earnings (loss) before cumulative
    effect of change in method of
    accounting for securities.............         299        1,229          111       (2,516)       1,947       (693)   (4,573)
  Cumulative effect of change in method of
    accounting for securities (net of
    income tax effect of $2,432)..........          --           --           --           --           --         --     3,435
                                            ----------   ----------   ----------   ----------   ----------   --------   -------
  Net earnings (loss).....................  $      299   $    1,229   $      111   $   (2,516)  $    1,947   $   (693)  $(1,138)
                                            ==========   ==========   ==========   ==========   ==========   ========   =======
Shares applicable to basic earnings per
  share...................................   6,390,506    6,284,016    6,301,358    6,281,875    6,583,434        N/A       N/A
Basic earnings per share..................  $     0.05   $     0.20   $     0.02   $    (0.40)  $     0.30        N/A       N/A
                                            ==========   ==========   ==========   ==========   ==========   ========   =======
Shares applicable to diluted earnings per
  share...................................   6,504,647    6,477,856    6,490,881    6,281,875    6,583,434        N/A       N/A
Diluted earnings per share................  $     0.05   $     0.19   $     0.02   $    (0.40)  $     0.30        N/A       N/A
                                            ==========   ==========   ==========   ==========   ==========   ========   =======
Cash dividends per share..................  $       --   $       --   $       --   $       --   $       --   $     --   $    --
                                            ==========   ==========   ==========   ==========   ==========   ========   =======

                                                              AT DECEMBER 31,    AT OR FOR THE FISCAL YEAR ENDED JUNE 30,
                                                              ---------------   ------------------------------------------
                                                               1998     1997     1998     1997     1996     1995     1994
                                                              ------   ------   ------   ------   ------   ------   ------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
  Return on average assets..................................    0.06%    0.23%    0.01%   (0.26)%   0.27%   (0.12)%  (0.19)%
  Return on average equity..................................    0.71     2.98     0.13    (3.11)    2.24    (1.63)   (2.83)
  Average equity to average assets..........................    7.90     7.82     7.82     8.47    12.14     7.14     6.77
  Equity to total assets at end of period...................    8.26     7.87     8.01     8.23     9.80    13.08     6.63
  Interest rate spread during the period....................    1.91     2.03     1.94     2.14     1.74     1.75     1.86
  Net interest margin.......................................    2.37     2.44     2.44     2.50     2.37     2.02     2.05
  Average interest-earning assets/average interest-bearing
    liabilities.............................................    1.10x    1.08x    1.10x    1.07x    1.13x    1.06x    1.04x
  General & administrative expenses to average assets.......    2.24%    1.78%    1.89%    2.83%    1.81%    1.95%    2.07%
  Efficiency ratio..........................................   88.68    81.77    85.54   115.30    76.68    98.76   117.86
REGULATORY CAPITAL RATIOS:
  Tangible capital..........................................    6.59     6.17     6.29     6.36     6.66     9.02     6.39
  Core capital..............................................    6.59     6.17     6.29     6.36     6.66     9.02     6.39
  Risk-based capital........................................   15.74    15.58    15.80    16.55    24.27    29.24    19.27
ASSET QUALITY RATIOS:
  Nonperforming loans/gross loans receivable................    1.12%    0.37%    0.72     1.06     0.56     1.10     1.25
  Nonperforming assets/total assets.........................    0.79     0.77     0.59     1.17     0.33     0.63     1.04
  Net loan charge-offs/average loans........................    0.32     0.45     0.52     0.40     0.31     0.58     0.61
  Allowance for estimated loan losses/gross loans
    receivable..............................................    1.04     0.67     1.06     0.97     1.33     1.30     1.27
  Allowances for total estimated losses/nonperforming
    assets..................................................   81.98    58.48   105.23    50.90    94.18   110.71    73.07
  Allowance for estimated loan losses/nonperforming loans...   93.33   179.01   146.64%   91.63   235.75   118.11   101.75
OTHER DATA:
  Number of deposit accounts................................  60,717   60,166   60,744   59,994   45,822   38,572   39,311
  Full service offices......................................      18       19       19       19       15       12       12

                                 RECENT RESULTS

TEMPLE-INLAND

     Temple-Inland recently reported results for the first quarter of 1999. First quarter net income was $18.7 million, or $0.33 per diluted share, compared with first quarter 1998 net income of $26.4 million, or $0.47 per diluted share, before effect of accounting change. In the fourth quarter 1998, Temple-Inland had net income of $11.2 million, or $0.20 per diluted share, before non-recurring items.

     The Paper Group recorded operating income of $4.7 million in the quarter compared with operating income of $9.9 million in the first quarter of 1998 and an operating loss of $4.8 million in the fourth quarter of 1998. The decline from last year's first quarter was due to lower prices for corrugated containers and bleached paperboard. Despite lower prices compared with the fourth quarter of 1998, the Paper Group reported improved results due to increased sales volume, margin enhancement initiatives, and initial efforts of the productivity improvement program.

     Corrugated box shipments during the quarter for the Paper Group's corrugated packaging operation increased approximately five percent versus the same period last year. Prices for corrugated containers declined approximately four percent from last year's first quarter and two percent from the fourth quarter 1998. However, prices for containerboard began to increase late in the quarter. Corresponding increases in corrugated box prices began early in the second quarter and should be fully implemented in the next two quarters.

     The average price for bleached paperboard in the quarter was six percent below year-ago levels and down two percent from the prior quarter. Prices, however, stabilized late in the quarter, and price increases for some grades of bleached paperboard have been announced for the second quarter.

     Operating income for the Building Products Group was $33.8 million in the quarter, compared with operating income of $29.9 million in last year's first quarter and $20.5 million in fourth quarter 1998. Lumber prices were up almost 10 percent in the quarter versus the prior quarter but remained below year-ago levels. Gypsum markets remained very strong, and average prices again rose in the quarter, resulting in prices approximately 20 percent above year-ago levels. Particleboard demand also improved in the quarter.

     Operating losses for the Building Products Group's three new medium density fiberboard facilities and from the start-up of its fiber cement operation had a negative effect on earnings in the quarter. The modernization of the Diboll sawmill was completed late in the quarter, which also had a negative effect on earnings in the quarter.

     The Financial Services Group recorded first quarter operating income of $26.6 million. This compares with operating income of $36.7 million in the first quarter of 1998, and $40.3 million, including a $10 million gain from the sale of an investment property, in the fourth quarter of 1998. The decline in earnings from last year is primarily attributable to additional reserves required due to the loan growth and change in asset mix of the bank.

HF BANCORP

     HF Bancorp recently announced financial results for the three months and nine months ended March 31, 1999. For the fiscal 1999 third quarter ended March 31, 1999, HF Bancorp reported net income of $971 thousand, equivalent to $0.15 basic and diluted earnings per share. This compares to a loss of $464 thousand, or $0.07 basic and diluted loss per share, during the same period during the prior fiscal year. For the nine months ended March 31, 1999, HF Bancorp generated net income of $1.27 million, equivalent to $0.20 basic and $0.19 diluted earnings per share. This compares to earnings of $765 thousand, or $0.12 basic and diluted earnings per share during the first nine months of the prior fiscal year.

     The improvement in profitability realized by HF Bancorp in the current fiscal year primarily stemmed from significantly lower provisions for estimated loan losses, improved net interest income, much better results from real estate operations, stronger mortgage banking performance, and an expanded alternative investment (non-FDIC insured product) sales program. These factors were, however, somewhat offset by higher general and administrative costs, including $328 thousand in expenses associated with the pending acquisition incurred during the past two quarters.

     Net interest income increased from $6.50 million during the quarter ended March 31, 1998 to $7.08 million during the most recent three months. Net interest income during the most recent three months was bolstered by the maturity of HF Bancorp's final interest rate swap agreements and a 10 basis point decline in the weighted average cost of deposits.

     Net interest income for the nine months ended March 31, 1999 totaled $19.13 million, up 2.2 percent from $18.72 million during the same period the prior fiscal year. While net interest income during fiscal 1999 has benefited from significantly reduced hedging expense, it has been constrained by the unfavorable impacts stemming from the historically low and flat shape of the Treasury yield curve, particularly during the first six months of fiscal 1999.

     HF Bancorp's net interest margin on total assets increased from 2.41 percent during the third quarter of fiscal 1998 to 2.77 percent during the most recent three months. HF Bancorp's net interest margin on total assets during the nine months ended March 31, 1999, was 2.42 percent, up from 2.35 percent for the similar period the prior fiscal year. During fiscal 1999, HF Bancorp attained a 30 basis point decrease in the weighted average cost of deposits, concluded its hedging transactions, and achieved a reduced loan portfolio concentration in lower yielding residential mortgages.

     Provision for estimated loan losses totaled $400 thousand and $1.60 million for the three and nine months ended March 31, 1999, respectively, down significantly from $2.30 million and $2.70 million during the similar periods during the prior fiscal year. During the third quarter of fiscal 1998, HF Bancorp recorded substantial credit related costs following an extensive review of Hemet's credit portfolio, which included input stemming from a periodic examination by the OTS. Fiscal 1999 net charge-offs totaled $943 thousand. As a result, HF Bancorp's total allowance for estimated loan losses rose by $657 thousand fiscal 1999 year to date, while the ratio of allowances for total estimated loan losses to gross loans receivable net of loans in process rose from 1.06 percent at June 30, 1998, to 1.11 percent at March 31, 1999.

     Total other income (expense) for the three and nine months ended March 31, 1999, was $547 thousand and $2.12 million in income, improving significantly from $123 thousand in income and $204 thousand in expense during the like periods for the prior fiscal year, bolstered by better results for real estate operations, mortgage banking, alternative investment product sales, certain fee and service charge revenues, and gains on sales of securities and fixed assets.

     Results from real estate operations improved significantly, with $217 thousand in income realized during fiscal 1999, versus $953 thousand in expense for the nine months ended March 31, 1998. Improved real estate market conditions have supported more rapid sales of foreclosures combined with relatively better sales prices. At March 31, 1999, HF Bancorp maintained a historically small inventory of twelve foreclosed homes and one foreclosed apartment building.

     Although non-performing loans increased from $4.28 million at June 30, 1998 to $7.11 million at March 31, 1999, other measures of credit quality showed improvement. Criticized plus classified assets declined from $37.58 million at June 30, 1998, to $27.94 million at March 31, 1999. In addition, net real estate acquired by foreclosure declined from $1.67 million at June 30, 1998, to $825 thousand at March 31, 1999, while HF Bancorp has generated a net pre-tax gain on sale of foreclosed real estate totaling $243 thousand during fiscal 1999. Moreover, specific reserve requirements for impaired loans declined from $2.54 million at June 30, 1998 to $1.45 million at March 31, 1999. A portion of the 1999 fiscal year to date increase in non-performing loans stemmed from the placement of a $975 thousand loan secured by residential lots onto non-accrual status during the first fiscal quarter.

     Deposit related fees of $571 thousand in the quarter ended March 31, 1999, were down $69 thousand from the $640 thousand generated for the like period during the prior fiscal year. This reduction was caused by $140 thousand in less merchant bankcard gross income in the most recent quarter following the sale of that portfolio in March 1998. Excluding this effect, deposit related fees in the three months ending March 31, 1999, improved 14.2 percent versus the similar quarter during the prior fiscal year. This rise resulted from an expanded roster of fee based services, the imposition of new fee schedules, and a continued expansion in the number of transaction accounts. For the nine months ended March 31, 1999, deposit related fees totaled $1.82 million, up 6.5 percent versus the same period during the prior fiscal year despite the sale of the merchant bankcard portfolio.

     Revenue from HF Bancorp's alternative investment program expanded from $111 thousand during the first nine months of fiscal 1998 to $801 thousand fiscal 1999 year to date. In addition, HF Bancorp realized $145 thousand in aggregate pre-tax gains on the sales of two former branch sites during the current fiscal year.

     Net gains on loans held for sale rose to $134 thousand and $385 thousand for the three and nine months ended March 31, 1999, from $56 thousand and $127 thousand for the same periods during the prior fiscal year. HF Bancorp has continued expanding its mortgage banking program and has benefited from the strength of the mortgage loan refinance market in fiscal 1999, fueled by the continued availability of fixed rate residential loans with rates below 7.00 percent.

     General and administrative expenses rose 12.4 percent from $5.11 million during the three months ended March 31, 1998, to $5.75 million during the most recent quarter. For the first nine months of fiscal 1999, general and administrative expenses totaled $17.72 million, up $3.22 million, or 22.2 percent, from the same period the prior fiscal year. In addition to the costs associated with the proposed acquisition by Temple-Inland, factors contributing to the rise in general and administrative expenses included:

          - the nine months ended March 31, 1998, included a $533 thousand non-recurring reduction in general and administrative expense associated with a restructuring of HF Bancorp's loan to the employee stock ownership plan

          - $505 thousand in general and administrative expenses were realized during fiscal 1999 for the establishment of a commercial lending unit and a stand alone loan production office in Orange County

          - the conversion of HF Bancorp's alternative investment (non-FDIC insured) product sales program to a gross, as opposed to a net, basis as part of that program's redesign, leading to the recognition of $312 thousand in sales commission expense in fiscal 1999.

     Total assets at March 31, 1999, were $1.02 billion, down $22.70 million from the end of the prior fiscal year and almost flat from the end of the preceding quarter. Net loans receivable increased $30.46 million fiscal year to date in conjunction with $206.03 million in credit commitments, including $66.21 million in new loans secured by apartments.

     Securities declined $62.30 million fiscal 1999 year to date, as cash flows from prepayments and sales were in part redirected towards lending and reducing borrowings, versus new security purchases. HF Bancorp's security portfolio has shifted toward an increased concentration in relatively low duration, AAA rated collateralized mortgage obligations during fiscal 1999 in response to limited market production of the adjustable rate and balloon mortgage backed securities purchased by HF Bancorp during prior periods.

     Total deposits at March 31, 1999, were $885.41 million, up from $866.72 million at the conclusion of the prior fiscal year. HF Bancorp experienced a notable shift in deposit mix during the past nine months, with inflows into checking and money market portfolios more than offsetting outflows from savings and CD portfolios. This change in mix has been a strategic objective of HF Bancorp, as it works to reduce its cost of funds, generate additional fee income, and migrate away from passbook based products.

     At March 31, 1999, Hemet's regulatory capital ratios were 6.74 percent (tangible and core), 14.97 percent (tier one risk based), and 16.17 percent (total risk based). Hemet's level of capital qualifies it for designation as a well capitalized financial institution under OTS regulations.

                          SUMMARY UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     The following table sets forth unaudited pro forma combined selected financial information for Temple-Inland after giving effect to the merger. The pro forma information, which reflects the merger using the purchase method of accounting, is presented for informational purposes only. The pro forma financial information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the beginning of the period indicated or that may be obtained in the future. See "Pro Forma Financial Information" beginning on page 27 for additional pro forma financial data.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              JANUARY 2,
                                                                 1999
                                                              ----------
FOR PERIOD ENDED
Total revenues..............................................  $ 3,810.6
Manufacturing net sales.....................................  $ 2,631.0
Net income..................................................  $    64.6
Income from continuing operations per share
  Basic.....................................................  $    1.13
  Diluted...................................................  $    1.13
Weighted average shares outstanding
  Basic.....................................................       57.0
  Diluted...................................................       57.1
Dividends per common share..................................  $    1.25
AT PERIOD END
Total assets................................................  $17,046.2
Long-term debt:
  Parent company............................................  $ 1,582.9
  Financial services........................................  $   301.8
Ratio of total debt to total capitalization -- parent
  company...................................................         43%
Stockholders' equity........................................  $ 2,069.8

                       SELECTED HISTORICAL AND PRO FORMA
                                 PER SHARE DATA

     The following table sets forth selected historical and pro forma per share financial information for Temple-Inland and HF Bancorp for the year ended January 2, 1999. The historical information presented for Temple-Inland is derived from the historical financial statements of Temple-Inland contained in its Annual Report on Form 10-K for the year ended January 2, 1999. The historical information presented for HF Bancorp is derived from the historical financial statements of HF Bancorp contained in its Annual Report on Form 10-K for the year ended June 30, 1998, and its Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and December 31, 1998.

     Information under the column entitled Pro Forma is based upon the pro forma financial statements and related notes beginning on page 27. Such pro forma combined information, which gives effect to the merger under the purchase method of accounting, is presented for informational purposes only. The pro forma information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the beginning of the periods indicated or that may be obtained in the future. The pro forma per share data is based upon the weighted average number of shares assuming that 1,216,470 shares of Temple-Inland common stock are issued in the merger. The equivalent pro forma data for HF Bancorp was calculated using an assumed exchange ratio of 0.3 for a transaction in which the maximum of 1,216,470 shares of Temple-Inland common stock are issued and for a transaction in which the entire purchase price is paid in cash. For a description of how the exchange ratio will actually be determined, see "The Merger Agreement -- Election, Allocation, and Proration Procedures" beginning on page 57.

     You should read the information set forth below in conjunction with the audited and unaudited consolidated financial statements of our companies incorporated by reference in this proxy statement. See "Where You Can Find More Information" on page 18 for information on how you can get a copy of these reports. You should also read the information set forth below in conjunction with the pro forma financial statements and related notes beginning on page 27.

          Per share data as of and for the year ended January 2, 1999

                                                   HISTORICAL                       EQUIVALENT PRO FORMA
                                           --------------------------               ---------------------
                                                                                      STOCK
                                           TEMPLE-INLAND   HF BANCORP   PRO FORMA   AND CASH    ALL CASH
                                           -------------   ----------   ---------   ---------   ---------
Income from continuing
  operations -- basic and diluted........     $ 1.21         $(0.13)     $ 1.13      $ 0.34      $ 0.33
Dividends................................     $ 1.28             --      $ 1.25      $ 0.38      $ 0.38
Book value...............................     $35.94         $13.19      $36.43      $10.93      $10.78

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Temple-Inland and HF Bancorp files reports, proxy statements, and other information with the SEC. These filings may be read and copied at the public reference rooms of the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. These filings are also available at the SEC's home page on the Internet at http://www.sec.gov. Shares of Temple-Inland common stock are listed for trading on the New York Stock Exchange and the Pacific Exchange. Material filed by Temple-Inland with these exchanges can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 or the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     This proxy statement is part of a registration statement on Form S-4 filed by Temple-Inland with the SEC, covering the shares of Temple-Inland common stock issuable in the merger. This proxy statement does not contain all the information set forth in that registration statement. Statements about the contents of any contract or other document referred to in this proxy statement are not necessarily complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

     This proxy statement is the proxy statement of the board of directors of HF Bancorp to solicit proxies for its use at the HF Bancorp special meeting. It is also the prospectus filed as part of the registration statement. This proxy statement and the related proxy and other materials are first being provided to HF Bancorp stockholders on or about May 14, 1999.

     Additional information regarding Temple-Inland may be obtained from Temple-Inland's home page on the Internet at http://www.temple-inland.com. Additional information regarding HF Bancorp may be obtained from HF Bancorp's home page on the Internet at http://hemetfed.com.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains statements that may be considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Temple-Inland and HF Bancorp believe that these statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements about the competitiveness of the banking industry, the operations of Temple-Inland following completion of the merger, and other statements contained in the proxy statement that are not historical facts.

     When used in this proxy statement, the words anticipate, believe, estimate, and similar expressions are generally intended to identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including general economic, market, or business conditions; the opportunities, or lack of opportunities, that may be presented to and pursued by Temple-Inland and its subsidiaries; the availability and price of raw materials used by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors. Many of these factors are beyond the control of Temple-Inland and its subsidiaries.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The SEC allows Temple-Inland and HF Bancorp to incorporate by reference the information they file with the SEC. That allows Temple-Inland and HF Bancorp to disclose important information to you by referring you to the information they have filed with the SEC. The information incorporated by reference is an important part of this proxy statement, and information Temple-Inland and HF Bancorp file with the SEC after the date of this proxy statement will automatically update and supercede this information. The following documents filed with the SEC are incorporated by reference, as well as any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 prior to the special meeting:

  Temple-Inland's documents

     - Annual Report on Form 10-K for the year ended January 2, 1999;

     - Current Report on Form 8-K dated February 19, 1999;

     - The description of Temple-Inland's common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the SEC on December 7, 1983, which incorporates by reference the description of Temple-Inland's common stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading "Description of Common Stock," including any amendment or report filed for the purpose of updating such description;

  HF Bancorp's documents

     - Annual Report on Form 10-K for the year ended June 30, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and Quarterly Report on Form 10-Q as amended by Form 10-Q/A for the quarter ended December 31, 1998; and

     - Current Report on Form 8-K dated November 14, 1998.

     You can obtain copies of the documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the appropriate company at the following addresses:

Temple-Inland Inc.                      HF Bancorp, Inc.
303 South Temple Drive                  445 East Florida Avenue
Diboll, Texas 75941                     Hemet, California 92543
(409) 829-5511                          (800) 540-4363, Ext. 2190
Attn: M. Richard Warner, Esq.,          Attn: Richard S. Cupp,
Vice President, General Counsel,        President and Chief
and Secretary                           Executive Officer

     In order to obtain timely delivery of requested documents, you must request the information no later than June 16, 1999.

                    INFORMATION REGARDING TEMPLE-INLAND INC.

     Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. The business of Temple-Inland is divided among three groups:

     - the Paper Group, which provided 53.9 percent of Temple-Inland's consolidated net revenues for 1998;

     - the Building Products Group, which provided 16.4 percent of Temple-Inland's consolidated net revenues for 1998; and

     - the Financial Services Group, which provided 29.7 percent of Temple-Inland's consolidated net revenues for 1998.

     Forest resources include approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama.

     Temple-Inland's Paper Group, operated by Inland Paperboard and Packaging, Inc., consists of the corrugated packaging and bleached paperboard operations. The corrugated packaging operation is vertically integrated and consists of four linerboard mills, two corrugating medium mills, 41 box plants, and eight specialty converting plants. The bleached paperboard operation consists of one large mill located in Evadale, Texas.

     Temple-Inland's Building Products Group, operated by Temple-Inland Forest Products Corporation, manufactures a wide range of building products including lumber, plywood, particleboard, medium density fiberboard, gypsum wallboard, fiber-cement siding, and fiberboard.

     Temple-Inland's Financial Services Group, operated by subsidiaries of Temple-Inland Financial Services Inc., consists of

     - savings bank activities,

     - mortgage banking,

     - real estate development, and

     - insurance brokerage.

     Guaranty conducts its business through 135 banking centers in Texas and California. Mortgage banking is conducted through Temple-Inland Mortgage Corporation, a subsidiary of Guaranty that arranges financing of single-family mortgage loans, then sells the loans into the secondary market. Real estate operations include development of residential subdivisions, as well as the management and sale of income properties.

     Temple-Inland is a Delaware corporation that was organized in 1983. Its principal subsidiaries include

     - Inland Paperboard and Packaging, Inc.,

     - Temple-Inland Forest Products Corporation,

     - Temple-Inland Financial Services Inc.,

     - Guaranty Federal Bank, F.S.B., and

     - Temple-Inland Mortgage Corporation.

     Temple-Inland's principal executive offices are located at 303 South Temple Drive, Diboll, Texas 75941. Its telephone number is (409) 829-5511.

     The following chart presents the ownership structure for the significant subsidiaries of Temple-Inland. It does not contain all the subsidiaries of Temple-Inland, many of which are dormant or immaterial special-purpose entities. Temple-Inland files with the SEC a complete list of its subsidiaries as an exhibit to its annual report on From 10-K. Unless otherwise noted in the chart, all subsidiaries shown are 100 percent owned.

                               TEMPLE-INLAND INC.
                           SELECTED SUBSIDIARY CHART
                          [SELECTED SUBSIDIARY CHART]

BUSINESS OF TEMPLE-INLAND

     PAPER GROUP. This group is composed of two operations: corrugated packaging and bleached paperboard.

     Corrugated Packaging. The corrugated packaging operation manufactures containerboard that it converts into a complete line of corrugated packaging and point-of-purchase displays. Approximately 86 percent of the containerboard produced by the Paper Group in 1998 was converted into corrugated containers at its box plants. The Paper Group's nationwide network of box plants produces a wide range of products from commodity brown boxes to intricate die cut containers that can be printed with multi-color graphics. Even though the corrugated box business is characterized by commodity pricing, each order for each customer is a custom order. The Paper Group's corrugated boxes are sold to a variety of customers in the food, paper, glass containers, chemical, appliance, and plastics industries, among others.

     The Paper Group's corrugated packaging operation also manufactures litho-laminate corrugated packaging, high graphics folding cartons, and bulk containers constructed of multi-wall corrugated board for extra strength, which are used for bulk shipments of various materials.

     In the corrugated packaging operation, the Paper Group services about 7,000 customers with approximately 11,000 shipping destinations. The largest single customer accounted for approximately four percent and the 10 largest customers accounted for approximately 26 percent of the 1998 corrugated packaging revenues. Costs of freight and customer service requirements necessitate the location of box plants relatively close to customers. Each plant tends to service a market within a 150-mile radius of the plant.

     Sales of corrugated shipping containers closely track changing population patterns and other demographics. Historically, there has been a correlation between the demand for containers and containerboard and real growth in the United States gross domestic product, particularly the non-durable goods segment.

     Bleached Paperboard. The bleached paperboard operation produces various grades and weights of coated and uncoated paperboard for use in high-quality printing and publishing applications, greeting cards, office supplies, and foodware.

     Bleached paperboard products are sold to a large number of customers. Sales to the largest customer of this operation accounted for approximately 13 percent of bleached paperboard sales in 1998. This level of sales is consistent with sales to this customer over the past several years. Although the loss of this customer could have a material adverse effect on this operation, it would not have a material adverse effect on the Paper Group or Temple-Inland taken as a whole. This customer is also a customer of the corrugated packaging operation, but sales to this customer represent less than four percent of the total sales of the Paper Group. The 10 largest customers accounted for approximately 54 percent of bleached paperboard sales in 1998. During 1998, sales were made to customers in 37 states, Mexico, and Puerto Rico, as well as to independent distributors through which this operation's products were exported to Asia, Japan, Central America, and South America. Contracts specifying annual tonnage quantities are maintained with several major customers.

     Demand for bleached paperboard products generally correlates with real growth in retail sales of non-durable packaged products in the United States, as well as the level of fast food restaurant activity for food service grades, including cup and plate. Demand is also affected by inventory levels maintained by paperboard converters as well as a number of other factors, including changes in industry production capacity and the strength of international markets.

     BUILDING PRODUCTS GROUP. The Building Products Group produces a wide variety of building products, such as lumber, plywood, particleboard, medium density fiberboard, gypsum wallboard, fiber-cement siding, and fiberboard.

     Sales of building products are concentrated in the southern United States. No significant sales are generated under long-term contracts. Sales of most of these products are made by account managers and representatives to distributors, retailers, and original equipment manufacturer accounts. Approximately 84 percent of particleboard sales are to commercial fabricators, such as manufacturers of cabinets and furniture. The 10 largest customers accounted for approximately 22 percent of the Building Products Group's 1998 sales. The building products business is heavily dependent upon the level of residential housing expenditures, including the repair and remodeling market.

     In September 1998, the Building Products Group acquired two medium density fiberboard plants from MacMillan Bloedel Limited for approximately $106 million. The plants, each of which is capable of producing 130 million square feet annually, are located in Clarion, Pennsylvania, and Pembroke, Ontario, Canada.

     The Building Products Group is a 50 percent owner in three joint ventures. One of these joint ventures recently began producing medium density fiberboard at a facility in Arkansas. Another of these joint ventures began producing fiber-cement products in the first quarter of 1999 at a plant in Texas. The third joint venture was the acquisition of an existing facility for the production of gypsum wallboard and a related quarry. This joint venture also began construction in the first quarter of 1998 of a wallboard plant to be located in Tennessee, completion of which is anticipated during the second half of 1999.

     The Building Products Group intends during 1999 to cease operations at its plywood plant and add a state-of-the-art sawmill at that site. This will permit the Building Products Group to optimize the use of available sawtimber and produce a higher value product.

     FINANCIAL SERVICES GROUP. The Financial Services Group operates a savings bank and engages in mortgage banking, real estate development, and insurance activities.

     Savings Bank. Guaranty is a federally-chartered stock savings bank that conducts its business in Texas through 110 banking centers located primarily in the eastern third of Texas, including Houston, Dallas, San Antonio, and Austin. Following its acquisition of California Financial Holding Company, the parent company of Stockton Savings Bank, F.S.B., in the second quarter of 1997, Guaranty operates an additional 25 branches in the Central Valley of California. The primary activities of Guaranty include attracting savings deposits from the general public, investing in loans secured by mortgages on residential real estate, lending for the construction of real estate projects, and providing a variety of loan products to consumers and businesses.

     Guaranty derives its income primarily from interest earned on real estate mortgages, commercial and business loans, consumer loans, and investment securities, as well as fees received in connection with loans and deposit services. Its major expense is the interest it pays on consumer deposits and other borrowings. The operations of Guaranty, like those of other savings institutions, are significantly influenced by general economic conditions, by the monetary, fiscal, and regulatory policies of the federal government, and by the policies of financial institution regulatory authorities. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for other types of loans as well as market conditions. Guaranty primarily seeks assets with interest rates that adjust periodically rather than assets with long-term fixed rates.

     In addition to other minimum capital standards, regulations of the OTS established to ensure capital adequacy of savings institutions currently require savings institutions to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to adjusted tangible assets. Management of Guaranty believes that as of year end, Guaranty met all of its capital adequacy requirements. In order to obtain the lowest level of FDIC insurance premiums, Guaranty must meet a leverage capital ratio of at least 5 percent of adjusted total assets. At year end 1998, Guaranty had a leverage capital ratio of 6.31 percent of adjusted total assets. Because of loan growth experienced by Guaranty in 1998, changes in asset mix in Guaranty's balance sheet, and prospective changes in Guaranty's risk-based capital calculation, Guaranty expects an increase in its capital requirements. As a result, Temple-Inland expects to increase capital in Guaranty by up to $160 million in the first quarter of 1999 in order for Guaranty to maintain its classification of well capitalized under OTS regulations.

     Mortgage Banking. The mortgage banking operation of the Financial Services Group is headquartered in Austin, Texas, and originates, warehouses, and services FHA, VA, and conventional mortgage loans primarily on single family residential property through 78 offices located throughout the United States. The mortgage banking operation originates mortgage loans for sale into the secondary market. It typically retains the servicing rights on these loans, but periodically sells some portion of its servicing to third parties. At the end of 1998, the mortgage banking operation was servicing $22.9 billion in mortgage loans, including loans serviced for affiliates and approximately $1.0 billion in mortgages subject to a call option. The mortgage banking operation produced $6.0 billion in mortgage loans during 1998.

     Real Estate Development And Income Properties. Through other of its subsidiaries, the Financial Services Group is involved in the development of 38 residential subdivisions in Texas, Arizona, California, Colorado, Florida, Georgia, Missouri, Tennessee, and Utah. The real estate group also owns 18 commercial properties, including properties owned by subsidiaries through joint venture interests.

     Insurance. Subsidiaries of the Financial Services Group are engaged in the brokerage of property, casualty, life, and group health insurance products. One of these subsidiaries is an insurance agency that administers the marketing and distribution of several mortgage-related personal life, accident, and health insurance programs. This agency also acts as the risk management department of Temple-Inland. An affiliate of the insurance agency sells annuities through banks and savings banks, including Guaranty.

INCORPORATION OF INFORMATION BY REFERENCE

     Additional information relating to Temple-Inland, including information relating to the business, management, properties, financial condition, and results of operations of Temple-Inland, is included in documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" on page 18 and "Incorporation of Information by Reference" on page 19 for a description of the documents incorporated by reference and information on obtaining copies of these documents.

                        INFORMATION REGARDING HF BANCORP

BUSINESS OF HF BANCORP

     HF Bancorp is a Delaware savings and loan holding company that was organized in 1995 in connection with Hemet's conversion from a federally chartered mutual savings association to a federally chartered stock savings association. On June 30, 1995, HF Bancorp completed its sale of 6,612,500 shares of common stock, and used approximately 50 percent of the $51.1 million in net proceeds to purchase all of Hemet's common stock issued in Hemet's conversion to stock form. This business combination was accounted for at historical cost in a manner similar to a pooling of interests.

     HF Bancorp's principal business is to serve as a holding company for Hemet and Hemet's wholly owned subsidiary, First Hemet Corporation. As a legal entity separate and distinct from its subsidiaries, HF Bancorp's principal sources of funds are its existing capital and assets and future dividends paid by and other funds advanced from its subsidiaries. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by Hemet to HF Bancorp. HF Bancorp's common stock is listed on the Nasdaq National Market(R) under the symbol "HEMT."

     At December 31, 1998, HF Bancorp had $1.02 billion in total assets, $611.3 million in total net loans receivable, and $884.2 million in total deposits. HF Bancorp is subject to regulation by the OTS, the FDIC, and the SEC. The principal executive offices of HF Bancorp and Hemet are located at 445 East Florida Avenue, Hemet, California, 92543, telephone number (909) 658-4411, toll free (800) 540-4363, facsimile number (909) 925-5398. HF Bancorp may also be contacted via electronic mail at: CORPINFO@HEMETFED.COM. Hemet is a member of the Federal Home Loan Bank of San Francisco and its deposit accounts are insured by the FDIC through the Savings Association Insurance Fund to the maximum extent permitted by law.

     Hemet conducts business from 18 branch offices, one stand-alone loan production office, and one centralized loan servicing center, in the Greater Hemet/San Jacinto Valley area, Northern San Diego County, Coachella Valley, Riverside County, and Orange County, California.

     In addition, Hemet supports its customers through 24 hour telephone banking and ATM access through an array of networks including STAR, CIRRUS, PLUS, NOVUS, and internet account access.

     Through its network of banking offices, Hemet emphasizes personalized service focused upon two primary markets: households and small businesses. Hemet offers a variety of lending products, including:

     - a broad array of residential mortgage products, both fixed and adjustable rate

     - consumer loans, including home equity lines of credit, auto loans, and personal lines of credit

     - specialized financing programs to support community development

     - mortgages for multifamily real estate

     - commercial real estate loans

     - construction lending

     - commercial loans to businesses, including both revolving lines of credit and term loans

     Hemet also provides an extensive selection of deposit instruments. These include:

     - multiple checking products for both personal and business accounts

     - various savings accounts, including those for minors

     - tiered money market accounts

     - tax qualified deposit accounts (e.g., IRA's)

     - a broad array of certificate of deposit products, with terms from 7 days to 7 years

     First Hemet engages in trustee services for Hemet, and receives commissions from the sale of insurance related and other non-FDIC insured products. Through First Hemet, Hemet also provides mortgage life insurance, fire insurance, and a wide selection of mutual funds and fixed and variable annuities.

     Hemet also supports its customers by functioning as a federal tax depository, providing access to merchant bankcard services, selling and purchasing foreign banknotes, providing debit cards, and supplying various forms of electronic funds transfer.

     HF Bancorp participates in the wholesale capital markets through the management of its security portfolio and its use of various forms of wholesale funding. HF Bancorp's security portfolio contains a variety of instruments, including callable debentures, fixed and adjustable rate mortgage backed securities, and collateralized mortgage obligations. HF Bancorp also participates in the secondary market for loans as both a purchaser and a seller of various types of mortgage products.

     HF Bancorp's revenues are primarily derived from interest on its loan and mortgage backed securities portfolios, interest and dividends on its investment securities, and fee income associated with the provision of various customer services. Interest paid on deposits and borrowings constitutes HF Bancorp's largest type of expense. HF Bancorp's primary sources of funds are deposits, principal and interest payments on its asset portfolios, and various sources of wholesale borrowings, including FHLB advances and reverse repurchase agreements. HF Bancorp's most significant operating expenditures are its staffing expenses and the costs associated with maintaining its branch network.

     Market Area and Competition. The banking and financial services business in California generally, and in Hemet's market areas specifically, is highly competitive. The increasingly competitive environment is a result of:

     - changes in regulation, technology, and product delivery systems, whereby Hemet must compete with both in-market entities and remote entities soliciting customers via electronic means

     - the accelerating pace of consolidation among financial institutions and the continuing mergers among commercial and investment banks

     - the growth of non bank financial services providers

     Hemet competes for loans, deposits, and customers for financial services with commercial banks, savings & loans, credit unions, thrift & loans, securities and brokerage companies, mortgage companies, insurance firms, finance companies, mutual funds, and other non bank service providers. Many of these competitors are much larger than Hemet in total assets, market reach, and capitalization. They also enjoy greater access to capital markets and can offer a broader array of products and services than Hemet can currently legally furnish.

     In order to compete with other financial services providers, Hemet relies upon local community involvement, personal service and the resulting personal relationships of its staff and customers, and the development and sale of specialized products and services tailored to meet its customers' needs.

INCORPORATION OF INFORMATION BY REFERENCE

     Additional information relating to HF Bancorp, including information relating to the business, management, properties, financial condition, and results of operations of HF Bancorp, is included in documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" on page 18 and "Incorporation of Information by Reference" on page 19 for a description of the documents incorporated by reference and information on obtaining copies of these documents.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the merger, assuming it is accounted for using the purchase method of accounting. The unaudited pro forma combined balance sheet as of January 2, 1999, gives effect to the merger as if it occurred on January 2, 1999. The unaudited pro forma combined income statements for the year ended January 2, 1999, give effect to the merger as if it occurred as of the beginning of the year ended January 2, 1999.

     The information for the year ended January 2, 1999, in the column titled Temple-Inland is summarized from the consolidated financial statements of Temple-Inland filed in Temple-Inland's Annual Report on Form 10-K for the year ended January 2, 1999.

     The information for the year ended January 2, 1999, in the column titled HF Bancorp is derived from the consolidated financial statements of HF Bancorp filed in HF Bancorp's Annual Report on Form 10-K for the year ended June 30, 1998, and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1998 and December 31, 1998.

     The unaudited pro forma combined balance sheets and income statements are presented for informational purposes only. The pro forma financial statements are not necessarily indicative of the combined financial position or results of operations that would actually have occurred if the merger had occurred in the past or that may be obtained in the future. The pro forma adjustments are based on available information and assumptions Temple-Inland's management believes are reasonable. These adjustments are directly attributable to the merger and are expected to have a continuing impact on the financial position and results of operations of Temple-Inland.

     The unaudited pro forma combined financial statements should be read with the historical financial statements and related notes of Temple-Inland and HF Bancorp contained in their Annual Reports on Form 10-K for the years ended January 2, 1999, in the case of Temple-Inland, and June 30, 1998, in the case of HF Bancorp, and HF Bancorp's Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and December 31, 1998.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF JANUARY 2, 1999
                                 (IN MILLIONS)

                                              TEMPLE-INLAND   HF BANCORP   ADJUSTMENTS     PRO FORMA
                                              -------------   ----------   -----------     ---------
Assets
  Loans receivable, net.....................    $ 8,101.0      $  617.0      $  2.0(1)     $ 8,720.0
  Mortgage-backed and investment
     securities.............................      2,485.0         321.0          --          2,806.0
  Property and equipment, net...............      2,928.0           6.0          --          2,934.0
  Other assets..............................      2,476.0          78.0        32.2(2)       2,586.2
                                                ---------      --------      ------        ---------
          Total assets......................    $15,990.0      $1,022.0      $ 34.2        $17,046.2
                                                =========      ========      ======        =========
Liabilities
  Deposits..................................    $ 7,338.0      $  884.0      $  4.6(3)     $ 8,226.6
  Short-term debt...........................      3,221.0           0.0          --          3,221.0
  Long-term debt............................      1,793.0          45.0        46.7(4)       1,884.7
  Accrued expenses and other liabilities....      1,640.0           8.0        (3.9)(5)      1,644.1
                                                ---------      --------      ------        ---------
          Total Liabilities.................    $13,992.0      $  937.0      $ 47.4        $14,976.4
                                                =========      ========      ======        =========
Stockholder's Equity
  Common stock..............................    $    61.0      $     --      $  1.2(6)     $    62.2
  Additional paid-in-capital................        357.0          52.0        18.6(6)         427.6
  Retained earnings and other...............      1,793.0          35.0       (35.0)(6)      1,793.0
  Cost of shares held in treasury...........       (213.0)         (2.0)        2.0           (213.0)
                                                ---------      --------      ------        ---------
          Total stockholders' equity........      1,998.0          85.0       (13.2)         2,069.8
                                                ---------      --------      ------        ---------
          Total liabilities and
            stockholders' equity............    $15,990.0      $1,022.0      $ 34.2        $17,046.2
                                                =========      ========      ======        =========

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  FOR THE YEAR ENDED JANUARY 2, 1999
                                                         ----------------------------------------------------
                                                         TEMPLE-INLAND   HF BANCORP   ADJUSTMENTS   PRO FORMA
                                                         -------------   ----------   -----------   ---------
Revenue
  Financial services...................................    $1,109.0        $ 72.9       $ (2.3)(7)  $1,179.6
  Manufacturing net sales..............................     2,631.0           0.0          0.0       2,631.0
                                                           --------        ------       ------      --------
         Total revenue.................................     3,740.0          72.9         (2.3)      3,810.6
                                                           --------        ------       ------      --------
Costs and expenses Financial services..................       955.0          74.3         (0.7)(8)   1,028.6
  Manufacturing costs and expenses.....................     2,561.0           0.0          0.0       2,561.0
                                                           --------        ------       ------      --------
         Total costs and expense.......................     3,516.0          74.3         (0.7)      3,589.6
                                                           --------        ------       ------      --------
Operating income.......................................       224.0          (1.4)        (1.6)        221.0
Parent company interest, net and other.................      (100.0)          0.0          0.0        (100.0)
Income before taxes....................................       124.0          (1.4)        (1.6)        121.0
Taxes on income........................................        57.0          (0.6)         0.0(9)       56.4
                                                           --------        ------       ------      --------
      Income from continuing operations................    $   67.0        $ (0.8)      $(1.6)      $   64.6
                                                           ========        ======       ======      ========
Per share data(10)
Basic
  Income from continuing operations....................    $   1.21        $(0.13)                  $   1.13
  Weighted average shares outstanding..................        55.8           6.4                       57.0
Diluted
  Income from continuing operations....................    $   1.21        $(0.13)                  $   1.13
  Weighted average shares outstanding..................        55.9           6.4                       57.1
Dividends..............................................    $   1.28            --                   $   1.25
Book value.............................................    $  35.94        $13.19                   $  36.43
Equivalent pro forma per share data(11)
Assumed exchange ratio of 0.3
  Income from continuing operations....................                                             $   0.34
  Dividends............................................                                             $   0.38
  Book value...........................................                                             $  10.93

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

     The following pro forma adjustments give effect to the merger using the purchase method of accounting. The aggregate purchase price of approximately $120 million will consist of cash, no more than 1,216,470 shares of Temple-Inland common stock, and transactional costs of approximately $2.0 million. For purposes of pro forma financial statements, the maximum number of shares were assumed issued with the remainder of the purchase price paid in cash. Accordingly, the purchase price in the accompanying pro forma financial statements is comprised of shares with an assumed value of approximately $71.8 million and $46.7 million in cash.

 1. Represents the net difference between book value and the estimated fair value of loans receivable. Fair value estimates are based upon a limited review of loans by Guaranty.

 2. Represents (dollars in millions):

Goodwill....................................................  $ 41.4
Anticipated cash portion of purchase price paid to HF
  Bancorp stockholders......................................   (46.7)
Cash received through anticipated debt issuance.............    46.7
Reclassification of HF Bancorp's deferred tax liability.....    (2.2)
Deferred tax effect of taxable pro forma adjustments........     1.4
Cash reduced for anticipated cash out of stock options......    (3.3)
Cash reduced for anticipated employee contractual
  benefits..................................................    (2.2)
Cash reduced for payment of brokerage fees and merger
  related costs.............................................    (2.0)
Difference between book value and estimated fair value of
  core deposit intangible...................................    (0.9)
                                                              ------
                                                              $ 32.2
                                                              ======

 3. Represents the difference between book value and the estimate fair value of deposits.

 4. Represents anticipated debt issuance to finance assumed cash portion of purchase price to HF Bancorp stockholders.

 5. Represents the current income tax benefit of $1.7 million related to the option cash out and employee contractual benefit expenses above, and the $2.2 million reclassification of HF Bancorp deferred tax liabilities to deferred tax assets.

 6. Represents the reversal of HF Bancorp stockholders' equity and issuance of the estimated stock portion of the purchase price, 1,216,470 shares of Temple-Inland common stock at $59 per share.

 7. Represents adjustments of amortization of premiums on loans resulting from fair value adjustments. Premium on the loan portfolio is amortized over the estimated remaining life of the portfolio using the interest method.

 8. Represents (a) amortization of premium on deposits resulting from fair value adjustments, and (b) adjustments to amortization resulting from the adjusted carrying values of goodwill and core deposit intangible (dollars in millions):

Amortization of premium on deposits (10 month amortization
  period)...................................................  $(4.6)
Amortization of goodwill recorded (25 year amortization
  period)...................................................    1.6
Interest expense on anticipated borrowing to finance
  purchase price at 6.75 percent anticipated interest
  rate......................................................    3.2
Reversal of HF Bancorp's amortization of core deposit
  intangible (4.6 year average remaining amortization
  period)...................................................   (2.4)
Amortization of core deposit intangible ($10 million over a
  7 year amortization period)...............................    1.4
                                                              -----
                                                              $(0.7)
                                                              =====

 9. Represents the income tax effect of the taxable pro forma adjustments computed using an effective income tax rate of 39 percent.

10. Historical basic and diluted earnings per share is based upon the weighted average number of outstanding shares of Temple-Inland common stock and HF Bancorp common stock before the merger. Pro forma basic and diluted earnings per share is based upon the weighted average number of shares assuming the shares to be issued pursuant to the merger (1,216,470) are issued as of the beginning of the fiscal year.

11. The equivalent pro forma per share data was calculated by multiplying pro forma per share information by the assumed exchange ratio of 0.3. For a description of how the exchange ratio will actually be determined, see "The Merger Agreement -- Election, Allocation, and Proration Procedures" beginning on page 57.

ADDITIONAL INFORMATION

     The effects on pro forma financial information if the purchase price were to consist entirely of cash would be:

     - reduced stockholder's equity and increased long-term debt of $71.8 million,

     - increased interest expense of $4.9 million on $71.8 million assumed additional anticipated borrowing at 6.75 percent anticipated interest rate and related reduction in taxes on income of $1.9 million,

     - pro forma basic income from continuing operations per share and weighted average shares outstanding of $1.10 and 55.8 million, respectively, and

     - equivalent pro forma per share income from continuing operations, dividends, and book value of $0.33, $0.38, and $10.78, respectively.

     Management expects annual reductions of approximately $10.9 million in employment compensation and benefits from consolidation of redundant functions. These anticipated reductions are not reflected in the pro forma financial information.

                              THE SPECIAL MEETING

GENERAL

     We are furnishing this proxy statement to you in connection with the solicitation by the board of directors of HF Bancorp of proxies representing HF Bancorp common stock for use at the special meeting to be held on June 22, 1999, and at any postponement or adjournment of the meeting. This proxy statement will also be provided to all persons who become HF Bancorp stockholders after the record date and before the deadline for HF Bancorp stockholders to elect whether to receive Temple-Inland common stock or cash in the merger.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the special meeting is to consider and vote upon the merger. You may also be asked to vote whether to adjourn or postpone the special meeting in order to allow additional time to solicit proxies in favor of the merger, or to conduct other business that may properly be brought before the special meeting or any adjournments or postponements of the meeting.

THE RECORD DATE

     Only holders of record of shares of HF Bancorp common stock at the close of business on May 11, 1999, will be entitled to notice of, and to vote at, the special meeting. On the record date, 6,421,298 shares of HF Bancorp common stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

  General; Quorum

     At the special meeting, a majority of all shares of HF Bancorp common stock entitled to vote, represented in person or by proxy, will constitute a quorum. Each share of HF Bancorp common stock will generally be entitled to one vote upon each matter properly submitted to the HF Bancorp stockholders at the special meeting, subject to a special rule for ten percent stockholders described below.

  Special Rule for Ten Percent Stockholders

     HF Bancorp's certificate of incorporation provides that record holders of HF Bancorp common stock who beneficially own in excess of ten percent of the outstanding shares of HF Bancorp common stock are not entitled to any vote with respect to the shares that exceed ten percent. A person or entity is deemed to own beneficially shares owned by its affiliates and persons with whom it is acting in concert. HF Bancorp's board of directors is authorized to implement and apply this limitation, including determining whether persons or entities are acting in concert. The board of directors of HF Bancorp may demand information from any person who is reasonably believed to own beneficially more than ten percent of the HF Bancorp common stock.

  Abstentions and Broker Non-votes

     Abstentions will each be included in the determination of the number of shares present. They will not, however, be counted as votes in favor of the merger.

     Brokerage firms have authority under the rules of the New York Stock Exchange to vote customers' unvoted shares on certain routine matters, including the election of directors. A brokerage firm, however, cannot vote customers' shares on non-routine matters, such as the merger.

  Vote Required to Approve Merger

     At least a majority of the outstanding shares of HF Bancorp common stock entitled to vote at the special meeting must vote to approve the merger. Consequently, the failure to vote, an abstention, or a broker non-vote would each have the same effect as a vote against the merger.

  Voting of Proxies

     Subject to the limitation on ten percent stockholders described above, each share of HF Bancorp common stock represented by a proxy that has not been effectively revoked and is properly executed and received by HF Bancorp in time to be voted at the special meeting will be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated, the proxy will be voted FOR the merger. All proxies voted FOR the merger, including proxies on which no instructions are indicated, may at the discretion of the proxy-holder, be voted FOR a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. The proxies being solicited will be returned to HF Bancorp's transfer agent and will be tabulated by inspectors of election designated by the board of directors.

  Discretionary Voting Authority

     The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement. If, however, other matters are properly brought before the special meeting, the proxyholders will have discretion to vote or act on those matters in their best judgment.

  Stockholder Agreements

     All the directors of HF Bancorp have agreed to vote FOR approval of the merger. The directors can direct the voting of approximately 4.95 percent of HF Bancorp common stock outstanding on the record date. However, the directors are bound by their stockholder agreements to vote FOR approval of the merger only in their capacity as stockholders. As directors, they are bound by their fiduciary duties to act in the best interest of HF Bancorp. See "The Stockholder Agreements" beginning on page 67 for a description of the agreements entered into by the directors of HF Bancorp.

  Postponement of Meeting

     If we do not have a quorum, or if insufficient shares are voted in favor of the merger, the board of directors intends to postpone or adjourn the special meeting so that additional proxies or votes may be solicited. When the special meeting is reconvened, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have effectively been revoked or withdrawn before the special meeting reconvenes.

  Voting of Shares Held in the ESOP

     If you are a participant in the Hemet Federal Savings and Loan Association Employee Stock Ownership Plan and Trust (the "ESOP"), you will receive an ESOP voting directive for shares allocated to your account under the ESOP. The ESOP trustee will vote those shares as instructed by you in your ESOP voting directive. If you do not return an ESOP voting directive, the trustee will vote your allocated ESOP shares, along with all unallocated shares held in the ESOP, in the same proportion that all allocated shares in the ESOP are voted.

     In order to allow the trustee sufficient time to submit a proxy on your behalf, the trustee requests that you return your ESOP voting directive by June 16, 1999. The address for the ESOP trustee is:

    CNA Trust
    P.O. Box 5007
    Costa Mesa, California 92628-5007

     Do not return your ESOP voting directive to the transfer agent.

SOLICITATION OF PROXIES

     HF Bancorp is paying all costs of soliciting proxies relating to the special meeting. Proxies will be solicited by mail. Directors, officers and employees of HF Bancorp and its subsidiaries may also solicit proxies personally or by telephone or telegram. HF Bancorp will not pay them additional compensation for those efforts.

     HF Bancorp also will provide nominees, such as banks and brokerage firms, with proxy materials to transmit to their beneficial owners and will reimburse the nominees for their expenses in doing so. Further, HF Bancorp has retained D.F. King & Co., Inc. to assist it in soliciting proxies from banks, brokers, and nominees. HF Bancorp has agreed to pay $8,000 plus expenses to D.F. King for these services.

REVOCABILITY OF PROXIES

     Your proxy is revocable. Your presence at the special meeting, including a reconvening of the meeting, will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by:

     - filing a written revocation with the corporate secretary of HF Bancorp prior to the meeting,

     - submitting a duly executed proxy bearing a later date, or

     - attending the special meeting and voting in person.

     The corporate secretary of HF Bancorp is Janet E. Riley. Revocations should be sent to Ms. Riley at 445 E. Florida Avenue, Hemet, CA 92543-4244.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HF BANCORP

     The following table sets forth information as of May 11, 1999, with respect to the securities holdings of all persons who may be deemed to beneficially own more than five percent of the outstanding HF Bancorp common stock. This information is based on the most recent Schedule 13D or Schedule 13G filed by the person or information provided by the person directly to HF Bancorp.

     Also set forth in the table is the beneficial ownership of all shares of outstanding HF Bancorp common stock, as of such date, of all directors and named executive officers, individually, and all directors and executive officers as a group.

     An asterisk (*) indicates that the person owns less than one percent of the outstanding HF Bancorp common stock. The percent of class shown is calculated by adding to the numerator and the denominator the shares that individual or the group of directors and executive officers could acquire now or any time within 60 days after the record date through the exercise of stock options, as if those shares were outstanding. However, the calculation does not assume that the total number of shares outstanding is increased for shares that any other person could acquire through the exercise of stock options. In addition, although options will become fully vested immediately prior to the merger, the calculation only includes shares that are or will become vested within 60 days under normal circumstances.

                                                              AMOUNT OF                  OPTIONS
                                                              BENEFICIAL   PERCENT OF    INCLUDED
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP      CLASS      IN PERCENT
------------------------------------                          ----------   ----------   ----------
LaSalle Financial Partners, LP..............................   535,760        8.36%           --
  350 E. Michigan, Suite 405
  Kalamazoo, Michigan 49007
Kahn Brothers & Co., Inc....................................   517,135        8.07%           --
  555 Madison Avenue
  New York, New York 10022

                                                              AMOUNT OF                  OPTIONS
                                                              BENEFICIAL   PERCENT OF    INCLUDED
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP      CLASS      IN PERCENT
------------------------------------                          ----------   ----------   ----------
Tontine Partners, L.P.......................................   410,000        6.39%           --
  31 West 52nd Street, 17th Floor
  New York, New York
Carlson Capital, L.P. ......................................   329,900        5.15%           --
  301 Commerce Street
  Suite 3300
Fort Worth, Texas 76102
Hemet Federal Savings and Loan Association..................   419,027        6.53%           --
  Employee Stock Ownership Plan ("ESOP")
  445 East Florida Avenue
  Hemet, California 92543-4244
Endeavour Capital Partners, L.P.............................   333,000        5.19%           --
  555 Madison Avenue
  New York, New York 10022
Dr. Robert K. Jabs, Director................................    18,328           *        10,554
William D. King, Director...................................     3,800           *            --
Patricia A. "Corky" Larson, Director........................    11,149           *         7,101
Richard S. Cupp, Director, President and CEO................    62,000           *        32,000
J. Robert Eichinger, Chairman of the Board..................   156,053        2.41%       61,475
Harold L. Fuller, Director..................................    17,100           *         8,252
Norman M. Coulson, Director.................................     7,800           *         4,000
George P. Rutland, Director.................................     6,300           *         2,000
Leonard E. Searl, Director..................................    43,060           *        19,758
Mark R. Andino, Senior Vice President and CFO...............    12,800           *         5,800
All Directors and Executive Officers as a Group (17
  persons)..................................................   386,637        5.87%      172,320

     The ESOP acquired shares of HF Bancorp common stock in the conversion of Hemet from a mutual to stock form of savings association in 1995. The ESOP Committee administers the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of the record date, 109,119 shares are allocated to participant's accounts. See "The Special Meeting -- Voting of Shares Held in the ESOP" on page 33 for information on providing the ESOP trustee with your directive regarding voting your ESOP shares.

                                   THE MERGER

     THIS SECTION OF THE PROXY STATEMENT DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER. THIS INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE APPENDICES AND THE DOCUMENTS INCORPORATED BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS INCLUDED AS APPENDIX A. REFERENCE IS MADE TO APPENDIX A FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES IN THEIR ENTIRETY.

BACKGROUND AND REASONS FOR THE MERGER

     HF Bancorp was formed in June 1995 in connection with Hemet's conversion from a mutual savings association to a stock savings bank. During fiscal 1997, HF Bancorp began shifting its operations and marketing strategy to position Hemet as a community bank in order to improve performance and enhance stockholder value.

     Implementation of the strategy included the following measures:

     - enhancing HF Bancorp's management team and board of directors, through the appointment of individuals with years of successful commercial and community banking experience,

     - continuing to focus on improving HF Bancorp's efficiency ratio,

     - aggressively managing Hemet's portfolio of troubled assets,

     - adopting alternative delivery channels, such as internet banking,

     - increasing sales of residential mortgages into the secondary markets,

     - using its capital resources more effectively,

     - repricing some of its consumer and business products,

     - implementing new services, and

     - modifying its compensation and benefit programs to provide employee incentives for improving stockholder value.

     These measures continued to be implemented during the first nine months of fiscal 1998. On April 22, 1998, HF Bancorp issued a press release in which it reported earnings for the third quarter of fiscal 1998.

     During March and April 1998, the OTS conducted its periodic safety and soundness regulatory exam of Hemet. After the examination, the OTS recommended additional provisions for estimated loan losses and the establishment of greater valuation reserves for foreclosed real estate. As a result, HF Bancorp issued another press release on May 7, 1998, announcing a restatement of the earnings announced in the April 22 press release. In the May 7 press release, HF Bancorp also stated that it was completing its analysis of a variety of options to augment profitability by implementing fundamental changes to HF Bancorp's cost structure, operating platform, and distribution network. The May 7 press release stated that these changes would require restructuring charges that could materially impact HF Bancorp's financial results for the quarter and fiscal year ending June 30, 1998.

     On May 18, 1998, LaSalle Financial Partners, a Delaware limited partnership, filed a Schedule 13D with the SEC. In that Schedule 13D, LaSalle Financial Partners and its affiliates reported beneficial ownership of 358,160 shares or 5.7 percent of HF Bancorp's common stock. In its Schedule 13D, LaSalle reported that its goal was to "profit in the market price of Common Stock." In that regard, LaSalle stated that it expected to assert stockholder rights with the purpose of influencing HF Bancorp policies and, in particular, with the intent of influencing a business combination involving HF Bancorp. LaSalle further reported an interest in obtaining representation on HF Bancorp's board of directors. Subsequently, LaSalle reported that it had increased its beneficial ownership of HF Bancorp common stock to approximately 8.9 percent.

     From May 1998 through July 1998, HF Bancorp's board of directors and executive officers met at various times to consider the strategic alternatives available to HF Bancorp to serve the best interests of HF Bancorp's stockholders. The board identified the following alternatives:

     - continuing to implement the strategic plan of converting Hemet to a profitable community bank,

     - seeking a buyer who would be willing to pay a premium, and

     - seeking a merger of equals.

     In order to further evaluate its alternatives, the board invited several investment banking firms to make presentations to the board to provide financial advisory services and to help the board evaluate HF Bancorp's strategic alternatives. These presentations were made on June 18, 1998. On July 1, 1998,

HF Bancorp retained Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to HF Bancorp. The services to be provided included:

     - studying and reviewing HF Bancorp's business, operations, financial performance and prospects,

     - assisting in formulating a strategy to respond to the recent 13D filing by LaSalle, and

     - providing general advice on corporate financial issues, including a possible merger, sale, or business combination of HF Bancorp.

     During July and August 1998, Keefe also provided the board with information regarding its preliminary analysis of HF Bancorp's intrinsic value, market value, franchise value, HF Bancorp's strategic plan and the time frame necessary for fully implementing it, the current economic environment, shareholder concerns, and strategic alternatives, including scenarios involving a sale of the company. Keefe and HF Bancorp's management and board of directors identified a number of institutions that Keefe would approach regarding a potential business combination with HF Bancorp. The selection of institutions was based on a number of factors, including:

     - a perception that the institutions would have an interest in considering a business combination with HF Bancorp,

     - the institutions' financial ability to consummate a transaction on terms that the board of directors believed appropriate, including whether there were any possible financing contingencies,

     - the value of the institutions' stock as a possible currency in a business combination,

     - the institutions' perceived ability to obtain regulatory approvals,

     - a perception that the institutions would be interested in acquiring HF Bancorp in a strategic merger, rather than a purely financial transaction.

     At the board's request, Keefe solicited indications of interest from approximately seven financial institutions. Each of the prospective institutions was asked to sign a confidentiality agreement and was provided additional information regarding HF Bancorp.

     In early August 1998, Ronald D. Murff, the chief financial officer of Guaranty, contacted Richard S. Cupp, HF Bancorp's president and chief executive officer, to request a meeting regarding a possible merger. On August 13, 1998, Mr. Cupp met with Temple-Inland's president and chief operating officer, Kenneth
M. Jastrow, II, and Mr. Murff regarding a possible merger. Before the meeting, the parties exchanged public information about each other. At the meeting, Temple-Inland agreed to send a letter to HF Bancorp, through Keefe, in which Temple-Inland would request additional information Temple-Inland deemed necessary to determine a price range for the acquisition of HF Bancorp. Pursuant to a confidentiality agreement executed August 14, 1998, HF Bancorp supplied the additional information to Temple-Inland to allow it to formulate a proposal.

     On October 2, 1998, HF Bancorp received a letter from Guaranty expressing Guaranty's interest in acquiring HF Bancorp for consideration in the range of $17-$20 per share, and requesting HF Bancorp's response to this nonbinding expression of interest by October 9, 1998. On October 14, 1998, Mr. Cupp, Carl Raggio, HF Bancorp's executive vice president and chief credit officer, and Mark Andino, HF Bancorp's senior vice president and chief financial officer, traveled to Texas to meet with officers of Temple-Inland and Guaranty to provide further information about HF Bancorp and to gather information about Temple-Inland and Guaranty. At the conclusion of the October 14, 1998 meeting, Mr. Cupp met separately with Messrs. Jastrow and Murff, and Guaranty's chief executive officer, Kenneth R. Dubuque. At this meeting, Temple-Inland agreed to outline by October 23, 1998, its proposal for the acquisition of HF Bancorp.

     On October 22, 1998, Keefe representatives met with HF Bancorp's board of directors to discuss the results of Keefe's solicitations of interest in a possible merger, sale, or business combination with

HF Bancorp. Of the seven institutions originally solicited, Keefe received five indications of interest of varying degrees. The board of directors authorized Keefe to continue to pursue negotiations with interested parties to determine whether there was any interest in acquiring HF Bancorp on terms or conditions that were equivalent or superior to those proposed by Temple-Inland. The board of directors also established a special committee, comprised of three nonemployee directors of HF Bancorp, to monitor Keefe's progress and to negotiate possible mergers, sales, or business combinations.

     On October 23, 1998, Temple-Inland presented a proposal setting forth general terms and structure of a potential acquisition of HF Bancorp and requested an exclusive opportunity to negotiate toward a definitive agreement. In its proposal, Temple-Inland offered $18.00 per share.

     On October 26, 1998, the HF Bancorp special committee met to consider Temple-Inland's proposal. The HF Bancorp special committee authorized Keefe to seek a higher price. In addition, Keefe was instructed to keep open any other discussions that could result in a different, but more favorable transaction without jeopardizing the potential Temple-Inland transaction. Subsequently, Keefe contacted other institutions to determine their level of interest in a transaction with HF Bancorp on terms more favorable than those proposed by Temple-Inland.

     On October 28, 1998, representatives of Keefe and Mr. Cupp reported back to the HF Bancorp special committee the results of these conversations, indicating that Temple-Inland had improved its earlier proposal to $18.50 per share. Keefe also reported that it had not received other, superior offers from the other financial institutions that had expressed an interest in HF Bancorp. Based upon the revised proposal, the HF Bancorp special committee authorized the execution of an agreement to negotiate exclusively with Temple-Inland until November 15, 1998.

     Between October 28, 1998 and November 13, 1998, discussions between HF Bancorp and Temple-Inland continued and a preliminary agreement was reached regarding the basic terms. During that same time period, HF Bancorp and Temple-Inland conducted due diligence reviews of each other. From November 4, 1998 to November 13, 1998, representatives of HF Bancorp and Temple-Inland met and had numerous telephone conversations to negotiate the final terms of the merger agreement, the stock option agreement and the stockholder agreements. See the sections of this proxy statement titled "The Merger Agreement," "The Stock Option Agreement" and "The Stockholder Agreements" for a summary of the terms of these agreements.

     At a special meeting of the HF Bancorp board of directors on November 14, 1998, senior management of HF Bancorp, together with representatives of Keefe and Manatt, Phelps and Phillips, LLP, counsel to HF Bancorp, reviewed for the board of directors the discussions and contacts with Temple-Inland to date, the financial terms of the proposed transaction, including the consideration and proposed terms of the merger agreement, the stock option agreement, and the stockholder agreements. Keefe delivered a detailed financial review of the proposed transaction, including the material financial analyses employed by Keefe in connection with rendering its opinion. See "The Merger -- Opinion of HF Bancorp's Financial Advisor." Keefe also delivered a detailed review of Temple-Inland's business and operations, financial performance, and stock market performance. Following such presentation, Keefe delivered its oral opinion with respect to the fairness from a financial point of view of the consideration to be received in the merger to the stockholders of HF Bancorp.

     Following such discussions and questions by the HF Bancorp board of directors to HF Bancorp senior management and its financial and legal advisors, the board considered the proposal from Temple-Inland and concluded that the merger is advisable and in the best interests of HF Bancorp and its stockholders. The board unanimously approved the terms of Temple-Inland's proposal and the merger pursuant to the merger agreement. Then, the merger agreement, the stock option agreement, and the stockholder agreements were executed on November 14, 1998.

     In evaluating the proposed merger with Temple-Inland, the board of directors of HF Bancorp considered a variety of factors, reviewed information relating to Temple-Inland, and received reports and presentations from its officers, financial advisers, and legal counsel. The following factors were considered by the board of directors, none of which was weighted more significantly than the others:

     - the fact that the $18.50 to be paid in the merger represented an 8.8 percent premium over the $17.00 closing price of the HF Bancorp common stock on November 13, 1998, the last trading day prior to execution of the merger agreement;

     - the value and form of the consideration offered by Temple-Inland, compared with prices paid in comparable acquisitions of other banks and bank holding companies, and compared with the prices offered to HF Bancorp by other interested financial institutions;

     - the book value and earnings per share of HF Bancorp, and the fact that the price offered by Temple-Inland represented a multiple of book value and earnings per share that was comparable to other recent acquisitions;

     - the results of operations and prospects of HF Bancorp and Temple-Inland, and in particular, the compatibility of Hemet's and Guaranty's customer bases and the additional services Guaranty could offer to Hemet's customers;

     - the alternatives to an acquisition of HF Bancorp, including the advisability of continuing to operate HF Bancorp as an independent entity, the costs of implementing the strategic plan to convert Hemet to a community bank, and the likelihood of success of the plan;

     - the opinion of Keefe, confirmed in a letter to the board of directors, that the consideration to be received in the merger is fair from a financial point of view to the stockholders of HF Bancorp. See "The Merger -- Opinion of HF Bancorp's Financial Advisor" for a discussion of the opinion of Keefe and the bases for the opinion;

     - the possible tax consequences of the transaction to the stockholders of HF Bancorp, particularly those who received Temple-Inland stock in the merger; and

     - the value of Temple-Inland stock as an investment, including the fact that it may offer HF Bancorp stockholders the opportunity to participate in the future performance of a larger financial institution than HF Bancorp.

RECOMMENDATION OF THE HF BANCORP BOARD OF DIRECTORS

     The HF Bancorp board of directors concluded, in light of these factors and other factors it considered appropriate, that the merger is advisable and in the best interests of HF Bancorp and its stockholders. ACCORDINGLY, THE HF BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

OPINION OF HF BANCORP'S FINANCIAL ADVISOR

     Keefe has delivered to the board of directors of HF Bancorp its written opinion dated the date of this proxy statement to the effect that as of such date the consideration to be paid in the merger is fair, from a financial point of view, to the HF Bancorp stockholders. Keefe's opinion is addressed to the board of directors of HF Bancorp and does not constitute a recommendation as to how you should vote with respect to the merger. The opinion was rendered to the board of directors of HF Bancorp for its consideration in determining whether to approve the merger. In connection with its opinion dated the date of this proxy statement, Keefe updated certain analyses performed in connection with its opinion delivered on November 14, 1998, and reviewed the assumptions on which its analyses were based and the factors considered in connection with its analyses.

     THE FULL TEXT OF THE OPINION OF KEEFE DATED THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. YOU ARE URGED TO READ THE OPINION IN ITS

ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In rendering its opinion, Keefe

     - reviewed, among other things, the merger agreement, Annual Reports to stockholders, and Annual Reports on Form 10-K of HF Bancorp and Temple-Inland for the three fiscal years ended June 30, 1998, for HF Bancorp, and January 3, 1998, for Temple-Inland, certain interim reports to stockholders and Quarterly Reports on Form 10-Q for HF Bancorp and Temple-Inland and certain internal financial analyses and forecasts for HF Bancorp prepared by management;

     - held discussions with members of senior management of HF Bancorp and Temple-Inland regarding past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies;

     - compared financial and stock market information for HF Bancorp and Temple-Inland with similar information for other companies the securities of which are publicly traded;

     - reviewed the financial terms of recent business combinations in the banking industry; and

     - performed such other studies and analyses as it considered appropriate.

     In conducting its review and arriving at its opinion, Keefe relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. Keefe did not attempt to verify such information independently. Keefe relied upon the management of HF Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for them, provided to Keefe. Keefe assumed that these forecasts and projections reflected the best available estimates and judgments of management and that these forecasts and projections will be realized in the amounts and in the time periods estimated by management. Keefe also assumed, without independent verification, that the aggregate allowances for loan losses for Hemet and Guaranty are adequate to cover such losses. Keefe did not make or obtain any evaluations or appraisals of the property on HF Bancorp or Temple-Inland, nor did Keefe examine any individual credit files.

     The following is a summary of the material financial analyses employed by Keefe in connection with providing its opinion and does not purport to be a complete description of all analyses employed by Keefe.

  Valuation Summary

     Keefe calculated multiples that are based on a per share purchase price of $18.50, when compared with

     - HF Bancorp's September 30, 1998, stated book value per share of $13.13,

     - its tangible book value per share of $11.76,

     - its trailing 12 month (September 30, 1997 to September 30, 1998) earnings per share of ($0.03),

     - its budgeted fiscal 1999 earnings per share, and

     - its core deposit base, deposits less certificate accounts greater than $100,000.

     Based on this data, the price to stated book value per share multiple was
1.41 times and the price to stated tangible book value per share multiple was
1.57 times. Keefe noted that since HF Bancorp had reported a loss for the trailing twelve month period that the price to trailing twelve month earnings was not a meaningful ratio, the price to budgeted fiscal 1999 earnings per share was 28.5 times, and the core deposit premium was 6.5 percent. Keefe also reviewed the transaction structure and the conditions under which the number of shares of Temple-Inland common stock that may be issued in the transaction would change and the effect that would have on the per share consideration received by the HF Bancorp stockholders. In addition, Keefe reviewed the election and allocation procedures as set forth in the merger agreement.

  Selected Peer Group Analysis

     Keefe compared the financial performance and market performance of HF Bancorp based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including market/book values, price to earnings, and dividend yields to those of a group of comparable holding companies. For the purposes of such analysis, the financial information used by Keefe was as of and for the quarter ended September 30, 1998, except for selected credit quality data for HF Bancorp which was as of the quarter ended June 30, 1998, and the market price information was as of November 12, 1998. The companies in the peer group were California based thrifts that had total assets ranging from approximately $600 million to $4.3 billion.

     Keefe's analysis showed the following concerning HF Bancorp's financial performance:

     - that its return on assets for the quarter ended September 30, 1998, was
       0.07 percent compared with an average of 0.80 percent for the peer group, which was substantially worse than the peer group;

     - that its return on equity for the quarter ended September 30, 1998, was
       0.86 percent compared with an average of 10.92 percent for the peer group, which was substantially worse than the peer group;

     - that its net interest margin for the quarter ended September 30, 1998, was 2.29 percent compared with an average of 3.29 percent for the peer group, which was substantially worse than the peer group;

     - that its efficiency ratio for the quarter ended September 30, 1998, was
       82.75 percent compared with an average of 58.51 percent, which was substantially worse than the peer group;

     - that its tangible equity to assets ratio was 6.91 percent compared to an average of 7.19, which was worse than the peer group;

     - that its ratio of loan loss reserves to loans for the quarter ended June 30, 1998, was 1.07 percent compared with an average of 1.70 percent for the peer group, which was substantially worse than the peer group; and

     - that its ratio of non-performing assets to total loans and other real estate owned for the quarter ended June 30, 1998, was 1.47 percent compared with an average of 1.79 percent for the peer group, which was better than the peer group.

     This part of the selected peer group analysis was used to compare standard measures of HF Bancorp's profitability, fundamental performance and capital ratios, and trading market valuations to a group of its peers. The peer group included California based thrifts with asset sizes between $600 million and $4.3 billion that were also publicly traded stocks. The analysis showed that HF Bancorp's profitability, performance, and capital ratios ranked at or near the bottom of each measure when compared with companies in the peer group. The market valuation summary, however, showed that HF Bancorp was trading on a multiple to book basis above the peer group. This indicated to Keefe that HF Bancorp's stock was trading in the market anticipating a sale of HF Bancorp.

     Keefe's analysis further showed the following concerning HF Bancorp's market performance:

     - that HF Bancorp's price to book value per share multiple was 1.29 times compared with an average of 1.08 times for the peer group;

     - that its price to tangible book value multiple per share was 1.50 times compared with an average of 1.14 times for the peer group;

     - that the average price to earnings multiple based on 1999 earnings per share was 9.96 times for the peer group, but since there were no published earnings estimates for HF Bancorp that this comparison was not meaningful;

     - that its dividend yield was 0 percent since HF Bancorp did not pay a dividend, compared with an average dividend yield of 0.65 percent for the peer group.

     Based on the results of the selected peer group analysis, Keefe opined that HF Bancorp's market price already anticipated a sale of the company because of HF Bancorp's superior market valuation compared with the peer group versus altogether inferior operating results and ratios compared with the peer group.

     Keefe also compared the financial performance and market performance of Temple-Inland based on various financial measures of earnings performance and various measures of market performance, including market/book values, price to earnings, and dividend yields to those of a group of comparable holding companies. For the purposes of such analysis, the financial information used by Keefe was as of and for the quarter ended June 30, 1998, except for peer group companies where September 30, 1998, data was available, and the market price information was as of November 12, 1998. The companies in the peer group consisted of eight paper and building products companies; namely Bowater, Inc., Champion International Corp., Georgia -- Pacific Group, International Paper Company, Mead Corp, Union Camp Corporation, Westvaco Corporation, and Weyerhaeuser Company.

     Keefe's analysis showed the following concerning Temple-Inland's financial performance:

     - that its return on assets for the quarter ended June 30, 1998, was 0.94 percent compared with an average of 2.07 percent for the peer group;

     - that its return on equity for the quarter ended June 30, 1998, was 6.82 percent compared with an average of 5.29 percent for the peer group;

     - that its operating margin for the quarter ended June 30, 1998, was 8.92 percent compared with an average of 7.91 percent for the peer group.

     Keefe's analysis also showed the following concerning Temple-Inland's market performance:

     - that Temple-Inland's price to book value per share multiple was 1.37 times compared with an average of 1.44 times for the peer group;

     - that the average price to earnings multiple based on 1998 and 1999 earnings per share were 26.7 times and 23.8 times respectively, compared with an average of 34.8 times and 26.7 times respectively for the peer group;

     - that its dividend yield was 2.56 percent, compared with an average dividend yield of 2.45 percent for the eight companies in the peer group.

     For the purposes of the above calculations, all earnings estimates are based upon IBES consensus estimates.

     This part of the selected peer group analysis looked at relevant measures of Temple-Inland's fundamental and market performance. Keefe's conclusions were that while Temple-Inland's performance was relatively lower than its peer group, its stock price was also relatively lower based on market to book multiples and forward price to earnings multiples. Furthermore, Keefe's analysis showed that Temple-Inland was relatively well-capitalized versus its peer group with an above average debt rating. Keefe concluded that Temple-Inland would be able to raise the cash necessary to complete the transaction for HF Bancorp stockholders electing cash.

  Discounted Cash Flow Analysis

     Keefe estimated the present value of the future cash flows that could accrue to a holder of a share of HF Bancorp common stock through the year 2001. The analysis was based on several assumptions, including the achievability of earnings projections outlined in the HF Bancorp budget and no payment of dividends. A terminal value was calculated for 2001 by multiplying HF Bancorp's projected 2001 earnings by a price to earnings multiple of 16.0 times trailing earnings. The terminal valuation was discounted at a rate of 20 percent, producing a present value of $16.30. Keefe also presented tables showing the foregoing analysis with a range of discount rates from 20 percent to 24 percent, and a range of price-to-earnings multiples of 10x to 17x, resulting in a range of present values for a share of HF Bancorp common stock of $9.23 to $17.31.

     Keefe noted that the HF Bancorp budget appeared aggressive in light of HF Bancorp's previous earnings history, in that it indicated that HF Bancorp would achieve levels of profitability comparable to the thrifts in the selected peer group. Keefe repeated this analysis assuming HF Bancorp achieved 80 percent of their earnings budget. The result of this analysis was a present value of $13.04 at a 16.0 times trailing earnings terminal multiple and a 20 percent discount rate. Keefe also presented a table showing the foregoing analysis with a range of discount rates from 20 percent to 24 percent and a range of price-to-earnings multiples of 14x to 17x, resulting in a range of present values for a share of HF Bancorp common stock of $10.34 to $13.85.

     The range of discount rates used in the calculation to discount to present value the projected future cash flows largely correlates to the riskiness and uncertainty of achieving those cash flows. For highly liquid stocks, a market discount rate derived from the volatility of a particular stock or industry group versus the volatility of the market can be appropriate. Such discount rates for the thrift industry would be in the 12 percent to 15 percent range. For those stocks that are less liquid, such as HF Bancorp's stock, or for those companies that are projecting an uncertain and dramatic change in the level of their earnings, such as HF Bancorp, a more subjective analysis incorporating a higher range of discount rates is appropriate. Keefe has had experience in evaluating a range of bank and thrift stocks that involved assessing the risk of projected income streams with dramatic departures from previous performance. These are referred to as turnaround thrifts. As HF Bancorp was projecting such a departure, Keefe deemed it appropriate to apply a higher discount rate than might be applied to a more stable and predictable highly liquid thrift stock. In addition, due to Keefe's experience with turnaround bank and thrift stocks, Keefe knew that investors wanted to see minimum rates of return in the 20 percent range, which is where Keefe placed the range of discount rates in its present value analysis.

     Keefe stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including earnings and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of HF Bancorp common stock.

     The discounted cash flow analysis was used to estimate the present value of HF Bancorp's potential future cash flows on a stand alone basis assuming HF Bancorp was to be sold at a future date. The analysis is used to compare the offer of the transaction being considered to the potential range of values in an independence or independence and future sale scenario. The discounted cash flow analysis supported the fairness opinion because it showed that the proposed sale price of $18.50 per HF Bancorp share was superior to all but those few scenarios that used the most optimistic assumptions about HF Bancorp's future performance, future sales price in a transaction, low discount rates, or required rates of return of investors.

  Analysis of Selected Merger Transactions

     Keefe reviewed certain financial data related to recent thrift and thrift holding company acquisitions in California. Keefe prepared this analysis in order to compare the proposed price to be received by HF Bancorp stockholders to other comparable transactions in the market. Keefe looked at recent transactions involving California based thrifts as sellers where the transaction value was greater than $100 million. Keefe divided the group of transactions into trophy transactions, which generally involved larger transactions of publicly held companies by other publicly held companies, involving stock and other smaller transactions or transactions involving cash.

     Keefe reviewed four trophy transactions involving California thrifts:

     - Washington Mutual's acquisition of HF Ahmanson & Co. in March 1998

     - HF Ahmanson & Co.'s acquisition of Coast Saving Financial in October 1997

     - Washington Mutual's acquisition of Great Western Financial in March 1997

     - Washington Mutual's acquisition of Keystone Holdings in July 1996

     In addition, Keefe reviewed seven other acquisitions involving California thrifts with assets sizes between $600 million and $4.3 billion that were also publicly traded stocks:

     - PBOC Holdings, Inc.'s acquisition of So Cal Savings in May 1998

     - UCBH Holdings Inc.'s acquisition of USB Holdings in April 1998

     - Golden State Bancorp's acquisition of RedFed Bancorp in December 1997

     - Golden State Bancorp's acquisition of CENFED Financial Corp. in August
       1997

     - Bay View Capital's acquisition of America First Financial in May 1997

     - Temple-Inland's acquisition of California Financial in December 1996

     - MacAndrews & Forbes' acquisition of Cal Fed Bancorp in July 1996

     For transactions where stock was the consideration paid, acquisition multiples were presented as of the announcement date and subsequently adjusted for changes in the market price of the acquiror's stock price to adjust historic multiples for the current market environment.

     The following table sets forth the results of Keefe's analysis of selected merger transactions involving California thrifts compared with the merger:

                                                           CALIFORNIA THRIFT ACQUISITIONS
                                                           -------------------------------
                                                                  AT
                                                             ANNOUNCEMENT          AS        HF BANCORP
                                                                 DATE           ADJUSTED       MERGER
                                                           ----------------   ------------   ----------
Average premium to stated book value per share...........         167%             130%          141%
Average premium to tangible book value per share.........         168%             131%          157%
Average multiple of trailing twelve month earnings.......        19.3x            17.4x          n/a
Average multiple of forward earnings.....................        11.4x             8.8x         28.5x
Average premium to core deposits, net of tangible
  equity.................................................         7.8%             6.4%          6.5%

Keefe noted that the price to last twelve months earnings was not a meaningful ratio for HF Bancorp because HF Bancorp had recorded a loss over that operating period.

     Keefe noted that no company or transaction used as a comparison in the above analysis is identical to HF Bancorp, Temple-Inland, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     A second analysis of the comparable transactions adjusted the consideration received by the sellers for movements in the price of the buyer's stock. Keefe believes this to be a relevant analysis as it adjusts for the large volatility, and general recent upward bias, to stock prices over the last three years and allows a fairer comparability when looking at transaction price premiums to earnings, book value, and deposits across time periods. The above analysis supported the opinion of fairness because it showed HF Bancorp's premiums to be at or above the multiples received by the non-trophy peer group on both an announced and adjusted basis. While the trophy peer group sales multiples were generally higher than those to be received for HF Bancorp, Keefe commented that a fair analysis of HF Bancorp would show the company to be closer to the non-trophy peers than the trophy peers.

  Other Analysis

     Keefe also analyzed the liquidity and volatility for Temple-Inland and reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of forest and paper products companies, and other financial data for HF Bancorp and Temple-Inland.

     The other analysis was largely a review of Temple-Inland's operating performance and market valuation and is described more fully in the second part of the "Selected Peer Group Valuation Analysis," above. In addition, the analysis supported the conclusion that for those stockholders receiving cash, Temple-Inland had sufficient resources to raise the cash. For those electing stock, in case any stock was actually exchanged, the stock received would be liquid and HF Bancorp stockholders would be able to trade out of it in less than ten business days using recent average Temple-Inland trading volumes. Keefe focused its analysis of Temple-Inland on the liquidity and volatility of the stock and the ability of Temple-Inland to raise funds to satisfy the cash portion of any HF Bancorp stockholder elections. Because the transaction is structured as a fixed price as opposed to a fixed exchange ratio of Temple-Inland stock, Keefe deemed liquidity and volatility measures of the Temple-Inland stock to be more important than valuation measures. In addition, because the majority of the consideration is likely to be in cash and possibly all in cash, Keefe deemed it important to assess the probability of Temple-Inland to be able to raise the cash necessary to close the transaction.

     The summary contained in this proxy statement provides a description of the material analyses prepared by Keefe in connection with rendering its opinion. The summary set forth above is a materially complete description of the analyses performed by Keefe in connection with rendering its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe's presentations and opinion. The range of valuations resulting from any particular analysis described above should not be taken to be Keefe's view of the actual value of HF Bancorp or Temple-Inland. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, Keefe made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HF Bancorp and Temple-Inland. The analyses performed by Keefe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe's analysis of the fairness, from a financial point of view, of the consideration paid in the merger. This was provided to the HF Bancorp board in connection with the delivery of Keefe's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe's opinion, along with its presentation to the board of directors of HF Bancorp, was just one of many factors taken into consideration by the board of directors of HF Bancorp in unanimously approving the merger.

     Keefe, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and evaluations for estate, corporate, and other purposes. As specialists in the securities of banking companies, Keefe has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe may, from time to time, purchase securities from, and sell securities to, HF Bancorp and Temple-Inland and as a market maker in securities Keefe may from time to time have a long or short position in, and buy or sell, debt or equity securities of HF Bancorp or Temple-Inland for Keefe's own account and for the accounts of its customers.

     Pursuant to the executed engagement letter between HF Bancorp and Keefe, HF Bancorp has agreed to pay Keefe a cash fee equal to 1.25 percent of the market value of the total consideration paid to HF Bancorp stockholders upon closing of the transaction. If January 14, 1999, had been the date of consummation of the Merger, such fee would have been approximately $1.52 million. At the signing of the engagement letter, a cash fee of $25,000 was paid, an additional cash fee of $100,000 was paid upon the signing of the definitive agreement, and an additional cash fee of $100,000 will be paid at the mailing of this proxy statement. The balance of the 1.25 percent less the fees previously remunerated will be paid at the closing of the merger. Pursuant to the Keefe engagement letter, HF Bancorp also agreed to reimburse Keefe for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe against certain liabilities, including liabilities under federal securities laws. HF Bancorp and Keefe have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the federal securities laws is against public policy and may not be enforceable.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, which we refer to as the code, is conditioned upon

     - receipt by Temple-Inland of an opinion of its counsel, Sullivan & Cromwell, that the merger will constitute a reorganization under Section 368 of the code and

     - receipt by HF Bancorp of an opinion of its counsel, Manatt, Phelps & Phillips, LLP that

      - the merger will constitute a reorganization within the meaning of
        Section 368 of the code and

      - no gain or loss will be recognized by HF Bancorp stockholders to the extent they receive Temple-Inland common stock in exchange for shares of HF Bancorp common stock.

     In rendering the tax opinions, counsel may require and rely upon representations contained in letters from HF Bancorp, Temple-Inland, and others. Neither of the tax opinions is binding on the IRS. Neither HF Bancorp nor Temple-Inland intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. If Sullivan & Cromwell and Manatt, Phelps & Phillips do not render the tax opinions prior to the time the merger becomes effective, HF Bancorp stockholders will not have the option to receive Temple-Inland common stock in exchange for their HF Bancorp common stock. Instead, they will receive solely cash.

     In the opinion of Manatt, Phelps & Phillips, LLP, the following accurately summarizes the material U.S. federal income tax consequences of the merger to holders of HF Bancorp common stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the code. Special tax consequences that are not described in this proxy statement may be applicable to particular classes of taxpayers, including

     - financial institutions,

     - insurance companies,

     - tax-exempt organizations,

     - broker-dealers,

     - traders in securities that elect to mark to market,

     - persons that hold HF Bancorp common stock as part of a straddle or conversion transaction,

     - persons who are not citizens or residents of the United States, and

     - stockholders who acquired their shares of HF Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

     The following disclosure is based upon the code, its legislative history, existing and proposed regulations under the code, published rulings, and decisions. The disclosure is based on the effect of these sources as of the date of this proxy statement. All of these sources are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  Tax Consequences of the Merger Generally

     Based on the above qualifications, for U.S. federal income tax purposes

     - neither Temple-Inland nor HF Bancorp will recognize a gain or loss pursuant to the merger,

     - a stockholder of HF Bancorp who exchanges all of his or her HF Bancorp common stock solely for cash in the merger, or upon the exercise of appraisal rights in connection with the merger, will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder's adjusted tax basis in the shares surrendered,

     - a stockholder of HF Bancorp who receives solely Temple-Inland common stock in exchange for shares in the merger will not recognize any gain or loss, except to the extent the stockholder receives cash in exchange for fractional shares, and

     - a stockholder of HF Bancorp who receives a combination of cash and Temple-Inland common stock in the merger will not recognize loss but will recognize gain, if any, on the exchanged shares to the extent of any cash received.

  Tax Consequences of the Cash/Stock Merger

     Exchange of HF Bancorp Common Stock Solely for Temple-Inland Common Stock. No gain or loss will be recognized by a HF Bancorp stockholder who only receives Temple-Inland common stock for shares of HF Bancorp common stock, except to the extent the stockholder receives cash in payment of a fractional share interest in Temple-Inland common stock. The aggregate tax basis in the Temple-Inland common stock received pursuant to the merger will equal the stockholder's aggregate tax basis in the shares of HF Bancorp common stock exchanged, reduced by any amount allocable to a fractional share interest of Temple-Inland common stock for which cash is received. The holding period of Temple-Inland common stock received pursuant to the merger will include the holding period of the shares of HF Bancorp common stock exchanged.

     Exchange of HF Bancorp Common Stock for Temple-Inland Common Stock and Cash. A HF Bancorp stockholder who receives both Temple-Inland common stock and cash, other than cash received in payment of a fractional share interest in Temple-Inland common stock, will not recognize loss. However, the stockholder will recognize gain, if any, to the extent of the lesser of:

     - the excess of

      - the sum of the fair market value of the Temple-Inland common stock received, including the fair market value of any fractional share interest in Temple-Inland common stock for which cash is received, and the amount of cash received, other than cash received in lieu of such fractional share interest, over

      - the HF Bancorp stockholder's adjusted federal income tax basis for the shares of HF Bancorp common stock exchanged; and

     - the amount of cash received by the HF Bancorp stockholder, other than cash received in lieu of such fractional share interest.

     Any such gain will be treated as capital gain, which will be long-term capital gain if the shares of HF Bancorp common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code. In such a case, the gain will be treated as a dividend to the extent of the stockholder's ratable share of the undistributed accumulated earnings and profits of HF Bancorp. Following is a brief discussion of such potential tax treatment. HF Bancorp stockholders, however, should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their HF Bancorp common stock will be treated as a dividend.

     The stock redemption provisions of Section 302 of the code apply in determining whether cash received by a HF Bancorp stockholder pursuant to the merger has the effect of as distribution of a dividend under Section 356(a)(2) of the code. This is referred to as hypothetical redemption analysis. Under the hypothetical redemption analysis, an HF Bancorp stockholder will be treated as if the portion of the shares of HF Bancorp common stock exchanged for cash in the merger had been instead exchanged for shares of Temple-Inland common stock. This is referred to as hypothetical shares. This exchange will be followed immediately by a redemption of the hypothetical shares by Temple-Inland for cash. Under the principles of Section 302 of the code, a HF Bancorp stockholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is not essentially equivalent to a dividend or is substantially disproportionate with respect to the HF Bancorp stockholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the code will apply in comparing a HF Bancorp stockholder's ownership interest in Temple-Inland both immediately after the merger, but before the hypothetical redemption, and after the hypothetical redemption.

     Whether the hypothetical redemption by Temple-Inland of the hypothetical shares for cash is not essentially equivalent to a dividend with respect to a HF Bancorp stockholder will depend upon the stockholder's particular circumstances. However, the hypothetical redemption must, in any event, result in meaningful reduction in such HF Bancorp stockholder's percentage ownership of Temple-Inland common stock. In determining whether the hypothetical redemption by Temple-Inland results in a meaningful reduction in a HF Bancorp stockholder's percentage ownership of Temple-Inland common stock, and therefore does not have the effect of a distribution of a dividend, a HF Bancorp stockholder should compare his or her share interest in Temple-Inland, including interests owned actually, hypothetically, and constructively, immediately after the merger, but before the hypothetical redemption, to his or her share interest after the hypothetical redemption.

     The IRS has indicated, in Revenue Ruling 76-385, that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, a reduction from .0001118% to .0001081% was found to be a meaningful reduction in stockholdings.

     The hypothetical redemption transaction would be substantially disproportionate if the percentage of Temple-Inland common stock actually and constructively owned by the stockholder immediately after the hypothetical redemption is less than 80 percent of the percentage of Temple-Inland common stock actually, hypothetically, and constructively owned by the HF Bancorp stockholder immediately before the hypothetical redemption. Such a substantially disproportionate hypothetical redemption transaction would not have the effect of a distribution of a dividend with respect to a HF Bancorp stockholder who owns less than 50 percent of the voting power of the outstanding Temple-Inland common stock.

     A HF Bancorp stockholder's aggregate tax basis in the Temple-Inland common stock received pursuant to the merger will equal

     - the stockholder's aggregate tax basis in the shares of HF Bancorp common stock exchanged, reduced by

     - any amount allocable to a fractional share interest of Temple-Inland common stock for which cash is received and by the amount of any cash received, and increased by

     - the amount of gain, if any, recognized by such stockholder in the merger, including any portion of such gain that is treated as a dividend.

The holding period of Temple-Inland common stock received will include the holding period of the shares of HF Bancorp common stock exchanged.

     Exchange of HF Bancorp Common Stock Solely for Cash. A HF Bancorp stockholder who exchanges all of his or her HF Bancorp common stock for cash in the merger, or upon the exercise of appraisal rights in connection with the merger, will generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the HF Bancorp common stock surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. However, if the HF Bancorp stockholder is attributed ownership of other HF Bancorp common stock under Section 318 of the code and the other stock is exchanged for Temple-Inland common stock in the merger, the HF Bancorp stockholder's tax consequences from the exchange must take into account the hypothetical redemption analysis discussed above.

     Fractional Shares of Temple-Inland Common Stock. No fractional shares of Temple-Inland common stock will be issued in the merger. A HF Bancorp stockholder who received cash in payment of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Temple-Inland subject to Section 302 of the code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not essentially equivalent to a dividend or is substantially disproportionate with respect to the HF Bancorp stockholder. See "-- Exchange of HF Bancorp Common Stock for Temple-Inland Common Stock and Cash" for a description of the relevant analysis. If the deemed redemption is treated as a sale of the fractional share, a HF Bancorp stockholder will generally recognize capital gain or loss in an amount determined by the difference between the amount of cash received for the fractional share and the stockholder's tax basis in the fractional share. Any such capital gain or loss will be long-term if the HF Bancorp common stock exchanged was held for more than one year.

  Tax Consequences of the All-Cash Merger

     In the event the merger is effected as an all-cash merger, a HF Bancorp stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate adjusted basis in the HF Bancorp common stock. Such gain or loss will be long-term capital gain or loss if the stockholder held the shares of HF Bancorp common stock for more than one year.

  Backup Withholding and Information Reporting

     Payments of cash to a holder surrendering shares of HF Bancorp common stock will generally be subject to information reporting and backup withholding, whether or not the holder also receives Temple-Inland common stock, at a rate of 31 percent of the cash payable to the holder. A holder may avoid withholding if it furnishes its taxpayer identification number in the manner prescribed in applicable IRS regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

REGULATORY APPROVALS

     The merger and the merger of Hemet into Guaranty are subject to the approval of the OTS as required by the Home Owners' Loan Act, Section 1467a(e) and (s) of Title 12 of the United States Code, the Bank Merger Act, Section 1828(c) of Title 12 of the United States Code, and Sections 552.13, 563.22, and
574.3 of Title 12 of the Code of Federal Regulations. Temple-Inland filed an application for approval of these mergers with the OTS on February 8, 1999. The OTS is currently reviewing the application.

     The OTS is required under these statutes to evaluate the applications by taking into consideration, among other things,

     - the capital level of the resulting institution,

     - the financial and managerial resources and future prospects of the institutions involved,

     - the convenience and needs of the communities to be served, and

     - the conformity of the transaction to applicable law, regulation, and supervisory policies.

In addition, the OTS may not approve any proposed acquisition that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or that in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or that in any other manner would be in restraint of trade. Despite a finding of this nature, the OTS may still approve an acquisition if it finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. The OTS also considers, among other things,

     - the fairness and disclosure of the merger documents, including compensation to officers, directors, and controlling persons of the disappearing association by the surviving association,

     - the justification, need for, and compensation to be paid to any advisory board,

     - fees paid to each person or firm rendering legal or other professional services in connection with a merger, and

     - the accounting and tax treatment of the merger.

     The OTS will also consider an assessment of each party's Year 2000 compliance efforts and the impact of the merger on such efforts.

     Under the Community Reinvestment Act of 1977, the OTS must take into account Guaranty's and Hemet's respective records of performance in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by Guaranty and Hemet. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval. The OTS may hold formal or informal meetings, if deemed appropriate to consider these comments. Any such comments or meetings could prolong the period during which the applications are subject to review by the OTS.

     In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the merger under the federal antitrust laws. The post-approval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the mergers unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made.

While Temple-Inland believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or if such proceeding is instituted, as to the result of the proceeding.

     The merger cannot proceed without the required regulatory approvals. See "The Merger Agreement -- Conditions" and "-- Termination" for a discussion of other conditions to consummation of the merger and grounds for termination of the merger. There can be no assurance that such regulatory approvals will be obtained. If the approvals are obtained, there can be no assurance as to the date of the approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement and described below under "The Merger Agreement -- Conditions."

RESALE OF TEMPLE-INLAND COMMON STOCK

     The issuance of the shares of Temple-Inland common stock to stockholders of HF Bancorp upon completion of the merger has been registered under the Securities Act. The merger agreement also requires that all shares of Temple-Inland common stock issued in connection with the merger be approved for listing, upon official notice of issuance, on the New York Stock Exchange. The shares received in the merger may be traded freely by those stockholders not deemed to be affiliates of HF Bancorp, as that term is defined under the Securities Act. The term affiliate generally means each person who controls, or is a member of a group that controls, or who is under common control with, HF Bancorp. For these purposes all executive officers, directors, and ten percent stockholders of HF Bancorp could be considered affiliates.

     Rule 145 under the Securities Act is available to stockholders who are deemed to be affiliates of HF Bancorp. Provided they are not also affiliates of Temple-Inland, the affiliates of HF Bancorp may publicly resell Temple-Inland common stock received by them in the merger if they register the resale of those shares or they comply with the restrictions of Rule 145. Anyone who is or may be an affiliate of HF Bancorp should carefully consider the resale restrictions imposed by Rule 145, prior to attempting to transfer any shares of Temple-Inland common stock after the merger.

     The merger agreement requires HF Bancorp to identify its affiliates. HF Bancorp must use reasonable efforts to cause its affiliates to agree not to dispose of Temple-Inland common stock received in the merger except in compliance with the Securities Act and the rules and regulations of the SEC. In addition, Temple-Inland intends to place stop transfer instructions with its transfer agent regarding Temple-Inland common stock issued to affiliates of HF Bancorp.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the board of directors of HF Bancorp, HF Bancorp stockholders should be aware that directors and executive officers of HF Bancorp have interests in the merger that are in addition to the interests of stockholders generally and that may create potential conflicts of interest. These interests include, among others, provisions in the merger agreement relating to the indemnification of HF Bancorp officers and directors, directors' and officers' liability insurance, and the treatment of stock options and restricted stock awards discussed below and payments due under agreements as a result of a change in control.

     Hemet has entered into an employment agreement with Richard S. Cupp that provides that, in the event of Mr. Cupp's resignation within two years following a change in control of Hemet or HF Bancorp, Mr. Cupp would be entitled to a severance payment equal to the greater of the payments due for the remaining term of the agreement or two times his average annual compensation over the last three years. In addition, Hemet and HF Bancorp would continue Mr. Cupp's life, health, and disability coverage for two years.

     In addition, HF Bancorp has entered into change in control agreements with seven other officers that provide for payments equal to one or two times the officer's annual salary, including bonuses and any other cash compensation upon the termination of such officer's employment, other than for cause, following a change of control with respect to HF Bancorp or Hemet. HF Bancorp would also continue the officer's life, health, and disability coverage for 12 months following such termination of employment. HF Bancorp and Hemet have also agreed to pay a retention incentive to another officer to assure that they will continue to have the benefit of the officer's services through the closing of the merger.

     The merger agreement provides that Temple-Inland will indemnify each present HF Bancorp director and officer against liabilities arising out of matters existing or occurring at or prior to the completion of the merger to the extent to which such indemnified parties were entitled under Delaware law and HF Bancorp's certificate of incorporation or bylaws in effect on November 14, 1998. Temple-Inland also will advance expenses as incurred to the extent permitted under Delaware law and HF Bancorp's certificate of incorporation and bylaws. In addition, for a period of four years after the completion of the merger, Temple-Inland will provide directors' and officers' liability insurance covering such individuals providing comparable coverage to that maintained by HF Bancorp with respect to claims arising from facts or events that occurred before the completion of the merger.

     Directors and executive officers of HF Bancorp have been granted stock options to purchase HF Bancorp common stock that expire at various times through 2008. As required by the merger agreement, HF Bancorp has entered into option cancellation agreements with the holders of HF Bancorp options, which require that all outstanding options, including currently unvested amounts, will be canceled, unless exercised prior to the time the merger becomes effective, and the holders will receive the positive difference, if any, between $18.50 per share and the exercise price of the options.

     Directors and executive officers of HF Bancorp currently hold options to purchase an aggregate of 408,695 shares of HF Bancorp common stock, of which 239,375 shares were not vested as of the record date. These options have exercise prices ranging from $9.50 per share to $17.56 per share. If the merger is completed, directors and executive officers of HF Bancorp will receive, in the aggregate, $2,437,099 for the cancellation of their stock options, including $1,221,809 attributable to stock options that were unvested as of the record date.

     In addition, directors and executive officers of HF Bancorp have been granted awards of restricted stock that become vested at various times through 2003. Unvested shares of restricted stock are held by a trustee until such restrictions lapse, at which time they are distributed to the award recipient. As a result of the merger, restricted stock awards granted to directors and executive officers of HF Bancorp will accelerate and become fully vested. As of the record date, directors and executive officers had been awarded 80,712 shares of HF Bancorp common stock that were subject to restrictions. All of these shares will become fully vested as a result of the merger. The shares of HF Bancorp common stock subject to such awards will remain outstanding and be converted as a result of the merger into Temple-Inland common stock, cash, or a combination of the two, on the same terms and conditions as other outstanding share of HF Bancorp common stock, in accordance with the directions of the recipients.

     The following table presents information regarding the severance or retention benefits to be paid to executive officers and directors, the number of unvested options held by each person at the record date, the value of the consideration to be paid upon the cancellation of those unvested stock options as a result of the merger and the number of shares of restricted stock that will accelerate and vest as a result of the merger.

                                            SEVERANCE OR   NUMBER OF    CONSIDERATION       RESTRICTED
                                             RETENTION     UNVESTED     TO BE PAID FOR    SHARES TO VEST
                                              PAYMENT       OPTIONS    UNVESTED OPTIONS   DUE TO MERGER
                                            ------------   ---------   ----------------   --------------
Dr. Robert K. Jabs........................          n/a       7,036       $   59,454           2,110
  Director
William D. King...........................          n/a      10,000       $    9,400           3,300
  Director
Patricia A. "Corky" Larson................          n/a       4,735       $   40,011           1,420
  Director
Richard S. Cupp...........................   $  501,600      48,000       $  199,680          24,000
  Director, President and CEO
J. Robert Eichinger.......................          n/a      47,610       $  402,305          17,458
  Chairman of the Board
Harold L. Fuller..........................          n/a       5,502       $   46,492           1,650
  Director
Norman M. Coulson.........................          n/a       6,000       $   54,000           1,980
  Director
George P. Rutland.........................          n/a       8,000       $   33,280           2,640
  Director
Leonard E. Searl..........................          n/a      13,172       $  111,303           3,954
  Director
Mark R. Andino............................   $  254,400      14,200       $   64,182           4,000
  Senior Vice President and CFO
Carl Raggio...............................   $  316,800      20,000       $   36,800           4,800
  Executive Vice President and Chief
  Lending Officer
Jeffrey Watson............................   $  149,000      10,000       $   11,200              --
  Senior Vice President/Commercial Lending
Thomas Strait.............................   $  255,600      16,000       $   48,240           4,000
  Senior Vice President/Retail Banking
Maureen Clark.............................   $   92,200      10,000       $   27,150           3,000
  Senior Vice President and Chief
  Information Officer
Pamala S. Trotter.........................   $   85,200      12,000       $   37,440           4,000
  Senior Vice President/Human Resources
Greg Chantler.............................   $   75,107       3,720       $   17,654           1,000
  Senior Vice President/Loan
  Administration
Janet E. Riley............................   $   45,060       3,400       $   23,218           1,400
  Corporate Secretary
                                             ----------     -------       ----------          ------
                                             $1,774,967     239,375       $1,221,809          80,712
                                             ==========     =======       ==========          ======

APPRAISAL RIGHTS

     If the merger is consummated, a holder of record of shares of HF Bancorp common stock who objects to the terms of the merger may seek an appraisal under Delaware law of the fair value of such holder's shares. The following is a summary of the material provisions of Delaware law. We are not claiming that it is a complete description. A copy of the pertinent provisions of Delaware law is attached to this proxy statement as Appendix C. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

  Electing Appraisal Rights

     To exercise appraisal rights, the record holder of HF Bancorp common stock must (a) deliver a written demand for appraisal to HF Bancorp before the HF Bancorp stockholders vote on the merger, and (b) not vote in favor of the merger.

     A proxy or vote against the merger does not constitute a demand. A stockholder demanding appraisal rights must do so by a separate written demand. This demand must reasonably inform HF Bancorp of the identity of the holder of record and that the stockholder demands appraisal of his or her shares of HF Bancorp common stock.

     If you deliver a proxy that has been left blank, the proxy will be voted FOR the merger, unless the proxy is revoked before the vote is taken. Therefore, if you intend to exercise your appraisal rights and you vote by proxy, you must not leave the proxy blank. You should either vote AGAINST the merger or ABSTAIN from voting for or against the merger.

     The demand must be delivered to HF Bancorp, 445 E. Florida Avenue, Hemet, California 92543, Attention: Janet E. Riley, corporate secretary.

  Record Holders Must Demand Appraisal Rights

     Only the record holder of the HF Bancorp common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

     - If the HF Bancorp common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

     - If the HF Bancorp common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

     - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     - A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

  Notification of Merger's Effectiveness

     Within ten days after the effective time of the merger, the continuing corporation in the merger will send notice of the effectiveness of the merger to each person who satisfied the foregoing conditions. Temple-Inland or one of its subsidiaries will be the continuing corporation.

  Court Petition must be Filed

     Within 120 days after the effective time of the merger, the continuing corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the HF Bancorp common stock. Temple-Inland does not intend to file a petition with the court. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their appraisal rights within the time periods prescribed by Delaware law.

  Notification Regarding Shares Not Voted For Merger

     Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights is entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such stock. The continuing corporation in the merger is required to mail this statement within ten days after it receives the written request.

  Appraisal Proceeding by Delaware Court

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

     Any such judicial determination of the fair value of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock, and any other valuation considerations generally accepted in the investment community. The value determined by the court for HF Bancorp common stock could be more than, less than, or the same as the merger consideration. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

  Effect of Appraisal Demand on Voting and Right to Dividends

     Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

  Loss, Waiver, or Withdrawal of Appraisal Rights

     Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the continuing corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the continuing corporation. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger.

  Dismissal of Appraisal Proceeding

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase business combination for financial accounting purposes. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill.

                              THE MERGER AGREEMENT

     A DESCRIPTION OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS IS SET FORTH BELOW. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE EXHAUSTIVE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AS SET FORTH IN APPENDIX A OF THIS PROXY STATEMENT.

THE MERGER

     The merger agreement was entered into among Temple-Inland, HF Bancorp, Guaranty, and Hemet on November 14, 1998. Except in the circumstances described below, HF Bancorp will merge with and into Temple-Inland, with Temple-Inland being the surviving corporation. The separate corporate existence of HF Bancorp will then cease. The merger agreement also contemplates that Hemet will merge with and into Guaranty, with Guaranty being the surviving financial institution. The separate existence of Hemet will then cease.

     Upon completion of the merger, each share of HF Bancorp common stock issued and outstanding will be converted automatically into the right to receive $18.50, for a total consideration of approximately $120 million. This automatic conversion will not apply to:

     - shares with respect to which appraisal rights shall have been perfected in accordance with the Delaware law and

     - shares held directly or indirectly by Temple-Inland or HF Bancorp, or any of their respective subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

     Subject to the proration procedures described below, at the election of each HF Bancorp stockholder, the $18.50 per share will be paid in either a fraction of a share of Temple-Inland common stock, cash, or a combination of Temple-Inland common stock and cash. Under the terms of the merger agreement, cash will be paid in lieu of the issuance of fractional shares of Temple-Inland common stock.

     If Temple-Inland and HF Bancorp do not receive the opinion of their respective counsel that the merger constitutes a "reorganization" within the meaning of federal tax law, then no shares of Temple-Inland common stock will be issued in the merger. In that event, the merger will be structured as a merger of a newly-formed indirect subsidiary of Temple-Inland with and into HF Bancorp with HF Bancorp surviving as a subsidiary of Temple-Inland. In addition, upon completion of the merger, each share of HF Bancorp common stock issued and outstanding will be converted automatically into the right to receive $18.50 to be paid in cash. Once again, this automatic conversion will not apply to:

     - shares with respect to which appraisal rights shall have been perfected in accordance with the Delaware law and

     - shares held directly or indirectly by Temple-Inland or HF Bancorp, or any of their respective subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

EFFECTIVE TIME AND EFFECTIVE DATE

     The merger will become effective at the date and time set forth in the certificate of merger that will be filed with the Secretary of State of Delaware in accordance with applicable law. The certificate of merger will be filed as soon as possible following:

     - the approval of the merger agreement by the stockholders of HF Bancorp,

     - the receipt of all permits, authorizations, approvals, and consents required by the merger agreement,

     - the expiration of all applicable waiting periods under all laws, and

     - the completion of the election, allocation, and proration procedures described below.

ELECTION, ALLOCATION, AND PRORATION PROCEDURES

     The number of shares of Temple-Inland common stock to be issued and the amount of cash to be paid will be determined by the exchange ratio set forth in the merger agreement. The agreement provides that the exchange ratio shall be the number, rounded to the nearest ten-thousandth, obtained by dividing the $18.50 price per share by the price for Temple-Inland common stock. The price for Temple-Inland common stock for this purpose will be the average of the daily closing prices of a share of Temple-Inland common stock for the ten consecutive trading days ending on the fourth trading day prior to the effective date of the merger. For example, if May 11, 1999, had been the effective date of the merger, the price for Temple-Inland common stock used to calculate the exchange ratio would have been $68.90 per share. Using this price, the exchange ratio would have been 0.2685. In this example, each HF Bancorp stockholder could elect to receive 0.2685 of a share of Temple-Inland common stock or $18.50 in cash for each share of HF Bancorp common stock they own. By way of illustration, a HF Bancorp stockholder that owns 100 shares of HF Bancorp common stock could elect to receive any of the following:

                                                                      COMBINATION ELECTIONS
                                          STOCK       CASH      ---------------------------------
                                        ELECTION    ELECTION    25% STOCK   50% STOCK   75% STOCK
                                        ---------   ---------   ---------   ---------   ---------
Temple-Inland common stock............  26 shares    0 shares    6 shares   13 shares   20 shares
Cash..................................  $    0.00   $1,850.00   $1,387.50   $  925.00   $  462.50
Cash for fractional share.............  $   58.60   $    0.00   $   49.10   $   29.30   $    9.50

The percentages for combination elections presented above are illustrative only. In making a combination election, you may divide your aggregate number of shares at any percentage you choose.

  Making the Election

     Temple-Inland has selected First Chicago Trust Company of New York, which is the current transfer agent for Temple-Inland, to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form is either included with this proxy statement or will be sent soon. The election form is used to make the election to receive stock, cash, or a combination of stock and cash with respect to their shares of HF Bancorp common stock. Shares of HF Bancorp will be undesignated shares if a stockholder either

     - does not submit a properly completed election form in a timely fashion or

     - revokes such stockholder's election form prior to the deadline for submitting the election form.

     The deadline for stockholders to submit their election forms to the exchange agent is June 22, 1999.

     All elections will be required to be made on an election form. To make an effective election with respect to shares of HF Bancorp common stock, the stockholder must deliver the following items to the exchange agent prior to the election deadline:

     - a properly completed election form and accompanying letter of transmittal,

     - either (a) his or her certificates for shares of HF Bancorp Common Stock or an appropriate guarantee of delivery, or (b) information regarding delivery by book entry transfer of the shares on a timely basis, and

     - any other required documents described in the election form.

     Any stockholder may change his or her election by submitting to the exchange agent a properly completed and signed revised election form and letter of transmittal and all required additional documents. To be effective, however, the exchange agent must receive these revised documents prior to the election deadline. If some but not all the revised documents are received by the election deadline, the shares will be considered undesignated shares.

     Any stockholder may revoke his or her prior valid election by written notice received by the exchange agent prior to the election deadline. A stockholder may also revoke a prior valid election by submitting a written withdrawal of his or her share certificates or of the notice of guaranteed delivery of his or her share certificates previously deposited with the exchange agent. Again, this written withdrawal must be received by the exchange agent before the election deadline.

     HF BANCORP STOCKHOLDERS SHOULD NOT RETURN THEIR CERTIFICATES REPRESENTING SHARES OF HF BANCORP COMMON STOCK WITH THE ENCLOSED PROXY. THE STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     A holder of shares of HF Bancorp common stock having a preference as to the form of consideration to be received for his or her shares of HF Bancorp common stock should make an election. Shares as to which an election has been made will be given priority in allocating the merger consideration over shares as to which an election is not received. None of Temple-Inland, the board of directors of Temple-Inland, HF Bancorp, or the board of directors of HF Bancorp makes any recommendation as to whether stockholders should elect to receive cash, stock, or a combination of stock and cash. Each holder of HF Bancorp common stock must make his or her own decision with respect to that election.

  Allocation and Proration Procedures

     Temple-Inland will issue no more than 1,216,470 shares of its common stock in the merger. If elections to receive stock would result in Temple-Inland issuing more than 1,216,470 shares, then all shares of HF Bancorp common stock for which effective elections have not been made shall be deemed to have elected to receive cash. A stock proration factor shall be determined by dividing 1,216,470 by the product obtained by multiplying the total number of shares of HF Bancorp common stock electing to receive Temple-Inland common stock by the exchange ratio. Each holder of HF Bancorp common stock who elected to receive Temple-Inland common stock will be entitled to:

          1) the number of shares of Temple-Inland common stock equal to the product of the exchange ratio, multiplied by the number of shares of HF Bancorp common stock covered by the election multiplied by the stock proration factor; and

          2) cash in an amount equal to the product of $18.50 multiplied by the number of shares of HF Bancorp common stock covered by the election, multiplied by one minus the stock proration factor.

     If the aggregate number of shares of HF Bancorp common stock electing to receive Temple-Inland common stock multiplied by the exchange ratio is less than 1,216,470, then the exchange agent shall select by random such number of undesignated shares to receive Temple-Inland common stock as shall be necessary so that the number of such shares when added to the number of shares electing to receive stock, or deemed to have elected to receive stock, when multiplied by the exchange ratio shall equal 1,216,470. All undesignated shares not selected by the exchange agent to receive stock shall be deemed to have elected to receive cash. If the aggregate number of shares of HF Bancorp common stock electing to receive stock, together with all undesignated shares, multiplied by the exchange ratio shall be less than 1,216,470, then all undesignated shares shall be deemed to have elected to receive stock.

     The pro rata allocation process or the random selection process to be used by the exchange agent shall consist of procedures mutually determined by Temple-Inland and HF Bancorp.

     The option for HF Bancorp stockholders to receive their merger consideration in shares of Temple-Inland common stock is provided in an attempt to qualify the merger for treatment as a reorganization for federal income tax purposes. To qualify for treatment as a reorganization, a significant portion of the total merger consideration must be paid in Temple-Inland common stock. If this treatment is obtained, HF Bancorp stockholders will not recognize any gain or loss for federal income tax purposes upon receipt of Temple-Inland common stock in exchange for their shares of HF Bancorp common stock. HF Bancorp stockholders, however, will have to pay taxes on any cash received in consideration for their shares of HF Bancorp common stock, for appraisal rights, and in lieu of fractional shares. See "The Merger -- Material Federal Income Tax Consequences" for a more thorough discussion of these federal income tax consequences. Completion of the merger as a reorganization is conditioned upon receipt by Temple-Inland of the opinion of Sullivan & Cromwell and receipt by HF Bancorp of the opinion of Manatt, Phelps & Phillips, LLP. If those opinions cannot be given, then no shares of Temple-Inland common stock will be issued and all shares of HF Bancorp common stock will be deemed to have elected to receive cash.

     If no shares of Temple-Inland common stock will be issued in the merger, Temple-Inland will then effect the merger through a newly formed subsidiary. This subsidiary would be formed as a subsidiary of Guaranty Holdings Inc. I, which is a subsidiary of Temple-Inland and the immediate parent company to Guaranty. This new subsidiary would be merged into HF Bancorp with HF Bancorp being the surviving company. HF Bancorp would then become a wholly-owned subsidiary of Guaranty Holdings. Guaranty Holdings would then make a contribution to the capital of Guaranty, consisting of the stock of HF Bancorp. This contribution would cause HF Bancorp to be a subsidiary of Guaranty. Guaranty would then liquidate HF Bancorp and merge Hemet with and into Guaranty with Guaranty being the surviving financial institution. The result of this alternate transaction structure would be substantially the same as in the merger.

     THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF HF BANCORP WILL DEPEND UPON THE ELECTION, ALLOCATION, AND PRORATION PROCEDURES AND THE ELECTIONS OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER OF HF BANCORP TO RECEIVE TEMPLE-INLAND COMMON STOCK WILL BE HONORED. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Temple-Inland common stock, HF Bancorp stockholders are urged to read carefully the information set forth under "The Merger -- Certain Federal Income Tax Considerations."

     HF BANCORP STOCKHOLDERS SHOULD NOT RETURN THEIR CERTIFICATES REPRESENTING SHARES OF HF BANCORP COMMON STOCK WITH THE ENCLOSED PROXY. THE STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM.

CONDUCT OF THE BUSINESS OF HF BANCORP AND TEMPLE-INLAND PRIOR TO THE MERGER

     In the merger agreement, each of Temple-Inland and HF Bancorp has agreed that, until completion of the merger, except as permitted by the merger agreement, it will not, and will cause its subsidiaries not to, among other things, take any action that would or is reasonably likely to

     - adversely affect the ability of Temple-Inland or Guaranty, on the one hand, or HF Bancorp or Hemet on the other hand, to obtain any approvals of governmental entities necessary for the merger,

     - adversely affect the ability of HF Bancorp or Hemet on the one hand, or Temple-Inland or Guaranty, on the other hand, to perform its covenants and agreements under the merger agreement, or

     - result in any of the conditions to the performance of the obligations of HF Bancorp or Hemet, on the one hand, or Temple-Inland or Guaranty, on the other hand, under the merger agreement not being satisfied.

     HF Bancorp has also agreed that, during the same period it will not, without the prior consent of Temple-Inland,

     - conduct the business of HF Bancorp other than in the ordinary and usual course;

     - issue, sell, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of HF Bancorp common stock, any rights to acquire HF Bancorp common stock, or enter into any agreement with respect to the foregoing;

     - make, declare, pay, or set aside for payment any dividend or declare or make any distribution on any shares of HF Bancorp common stock

     - directly or indirectly adjust, split, combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock;

     - amend its certificate of incorporation, the federal stock charter of Hemet, or the bylaws of HF Bancorp or Hemet;

     - grant any general or uniform increase in the rate of pay of employees or employee benefits, except under circumstances set forth in the merger agreement;

     - grant any bonus, incentive compensation, or related employee benefits, except for those of a nondiscretionary nature granted in the ordinary course of business, consistent with past practices, or as required by contractual obligation;

     - make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate for any specific project or purpose, except for ordinary repairs, renewals, and replacements or identified planned expenditures;

     - change any method or period of accounting unless and until required by generally accepted accounting principles;

     - adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

     - other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person;

     - make any investment by purchase of stock or securities, contributions to capital, property transfers, or otherwise in any other entity, except under conditions specified in the merger agreement;

     - settle any material claim, action, or proceeding involving any liability of HF Bancorp or any of its subsidiaries;

     - terminate, amend, or modify any material contract or enter into any agreement or contract that would be material;

     - sell, transfer, mortgage, encumber, or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

     - extend any credit in excess of agreed thresholds;

     - extend any credit or amend the terms of any outstanding credit to officers, directors, or holders of ten percent of HF Bancorp common stock;

     - close any office except those previously identified to Temple-Inland; or

     - take title to any real property without conducting an environmental investigation.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things:

     - organization and similar corporate matters;

     - the capital structure of HF Bancorp and Temple-Inland;

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - conflicts under certificates of incorporation or bylaws, required consents or approvals, and violations of any agreements or law;

     - financial statements or documents filed with the SEC or other regulatory agencies and the accuracy of information contained in those documents;

     - absence of material adverse events, changes, effects or undisclosed liabilities;

     - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

     - litigation;

     - compliance with law, including environmental compliance;

     - tax returns and audits;

     - absence of regulatory actions;

     - labor matters;

     - risk management instruments;

     - books and records;

     - trust business; and

     - Year 2000 matters.

COVENANTS

  Acquisition proposals

     In the Merger Agreement, HF Bancorp has agreed that it will not initiate, solicit, or encourage, including by way of furnishing information or assistance, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any merger, consolidation, share exchange, or other business combination. HF Bancorp has further agreed not to negotiate with any person in furtherance of such inquiries or to obtain a merger, consolidation, share exchange, or other business combination, or agree to or endorse any merger, consolidation, share exchange, or other business combination. These restrictions also apply to HF Bancorp's subsidiaries, officers, directors, employees, agents, advisors, and other representatives of it, it subsidiaries, or its affiliates. HF Bancorp and Hemet will immediately advise Temple-Inland following the receipt by HF Bancorp of any such acquisition proposal, requests for information, or negotiations or discussions. However, HF Bancorp may engage in discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written proposal concerning an acquisition transaction if the following conditions are met:

     - the board of directors of HF Bancorp concludes in good faith that the acquisition proposal is superior to Temple-Inland's proposal;

     - the board of directors of HF Bancorp determines in good faith based upon advice of counsel that participating in any such action is necessary for it to act in a manner consistent with it fiduciary duties; and

     - the board of directors of HF Bancorp notifies Temple-Inland and Guaranty of such inquiries or proposals at least 48 hours before taking any such action.

  Accounting policies of HF Bancorp

     On or prior to completion of the merger, HF Bancorp will, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Temple-Inland, take any charge-offs or additions to the allowance for loan losses or other financial adjustments made at the reasonable request of Temple-Inland and for the convenience of Temple-Inland to permit treatment on a basis that is consistent with that of Temple-Inland.

  Employee benefits

     Following completion of the merger, Guaranty will

     - provide former employees of HF Bancorp or Hemet who remain as employees of Guaranty with employee benefit plans substantially comparable in the aggregate to those provided to current employees of Guaranty, and

     - with respect to former employees of HF Bancorp or Hemet who remain as employees of Guaranty, cause each employee benefit plan of Guaranty in which such employees are eligible to participate to take into account for purposes of eligibility and vesting under the plan the service of such employees with HF Bancorp or Hemet as if such service were with Guaranty.

  Board attendance

     HF Bancorp and Hemet have agreed to allow a representative of Temple-Inland to attend all regular and special meetings of the board of directors of HF Bancorp and Hemet and the committees of such boards, until the completion of the merger.

  Indemnification; directors' and officers' insurance

     Temple-Inland has agreed to indemnify, defend, and hold harmless each of the present directors and officers of HF Bancorp or Hemet against any claim or loss arising out of their actions while they were directors or officers of HF Bancorp or Hemet. This indemnification includes claims asserted, claimed, or arising prior to, at, or after completion of the merger. The indemnification extends to the greatest extent permitted under Delaware law, applicable banking laws and regulations, and HF Bancorp's and Hemet's organizational documents or bylaws in effect on November 14, 1998. Temple-Inland also will pay the expenses related to these claims, including reasonable attorneys' fees, as incurred to the extent permitted under Delaware law and HF Bancorp's and Hemet's organization documents and bylaws.

     Temple-Inland also has agreed that for a period of four years after completion of the merger, it will ensure that the present directors and officers of HF Bancorp and Hemet are covered by policies of directors' and officers' liability insurance. These policies will provide coverage that is no less protective in terms of coverage or limitations than similar coverage maintained by HF Bancorp or Hemet as of November 14, 1998. Temple-Inland, however, will not be obligated to pay, in order to maintain or provide the required insurance coverage, annual premiums in excess of 150 percent of the annual premiums paid as of the date of the merger agreement by HF Bancorp or Hemet for this insurance. If the amount of the annual premiums for such insurance coverage exceeds this 150 percent limitation, Temple-Inland will use its best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the 150 percent limit.

  HF Bancorp affiliates

     HF Bancorp has agreed to use its commercially reasonable efforts to cause each person who may be deemed to be an affiliate of HF Bancorp to execute and deliver to Temple-Inland, at least 30 days prior to the effective time of the merger, an agreement providing that each such person will agree not to dispose of the shares of Temple-Inland common stock received in the merger except in compliance with the applicable law.

CONDITIONS

     The respective obligations of Temple-Inland and HF Bancorp to consummate the merger are subject to the following conditions:

     - the approval by the HF Bancorp stockholders of the merger;

     - the receipt of approvals required by law in connection with the merger and the other transactions contemplated by the merger agreement;

     - the absence of any statute, rule, regulation, order, injunction, or decree being in effect and prohibiting the consummation of the merger or any other transaction contemplated by the merger agreement or that would have a material adverse effect on the parties or the merger;

     - the expiration of all applicable waiting periods;

     - the absence of any judgment, decree, injunction, order, or proceeding prohibiting or threatening to invalidate or set aside the merger or the merger of Hemet into Guaranty or that would have a material adverse effect on the parties or the merger; and

     - the registration statement filed in connection with the merger having become effective and there being issued no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose initiated by the SEC.

     The obligations of Temple-Inland to consummate the merger also are subject to the fulfillment or waiver by Temple-Inland prior to the completion of the merger of the following conditions:

     - the representations and warranties of HF Bancorp and Hemet being true and correct unless the failure so to be true and correct does not have a material adverse effect on HF Bancorp and Hemet;

     - the performance by HF Bancorp and Hemet in all material respects of all obligations contained in the merger agreement required to be performed by HF Bancorp before the completion of the merger;

     - if any shares of Temple-Inland common stock are to be issued in the merger, the receipt by Temple-Inland of an opinion of Sullivan & Cromwell that the merger will be treated as a tax-deferred reorganization for federal income tax purposes;

     - the receipt by Temple-Inland of the written resignation of each director of HF Bancorp and Hemet;

     - the receipt by Hemet and HF Bancorp of all necessary third-party consents with respect to material agreements;

     - the occurrence of no event that has had or could reasonably be expected to have a material adverse effect on HF Bancorp, Hemet, or the merger;

     - HF Bancorp having in effect on the effective date of the merger an allowance for loan and lease losses in an amount not less than the amount determined by the method customarily utilized by HF Bancorp; and

     - the governmental and regulatory approvals required to complete the merger and the merger of Hemet into Guaranty having been granted without the imposition of conditions that are or would become applicable to Temple-Inland and that Temple-Inland, in its reasonable opinion, concludes would have a material adverse effect.

     In addition, the obligation of HF Bancorp to consummate the Merger also is subject to the fulfillment or waiver by HF Bancorp prior to the completion of the merger of the following conditions:

     - the representations and warranties of Temple-Inland being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Temple-Inland and Guaranty;

     - the performance by Temple-Inland and Guaranty in all material respects of all obligations contained in the merger agreement required to be performed before the completion of the merger;

     - if any shares of Temple-Inland Common Stock are to be issued in the merger, the receipt by HF Bancorp of an opinion of Manatt, Phelps & Phillip, LLP stating that (1) the merger constitutes a tax-deferred reorganization for federal income tax purposes and (2) no gain or loss will be recognized by HF Bancorp stockholders who receive shares of Temple-Inland common stock in exchange for shares of HF Bancorp common stock, except with respect to cash received in lieu of fractional share interests; and

     - the receipt by HF Bancorp from Keefe of an opinion stating that as of a date within five days prior to the mailing of this proxy statement to the stockholders of HF Bancorp, the consideration to be received by the holders of HF Bancorp common stock is fair from a financial point of view.

TERMINATION

     The merger agreement may be terminated, and the merger abandoned, prior to the date the merger is completed, either before or after its approval by the HF Bancorp stockholders:

     - by the mutual consent of Temple-Inland and HF Bancorp;

     - by either Temple-Inland or HF Bancorp in the event of

      - the failure of the HF Bancorp stockholders to approve the merger at the special meeting, provided that HF Bancorp shall not be able to terminate the merger agreement if the board of directors of HF Bancorp withdrew or modified in a manner adverse to Temple-Inland, its recommendation that the HF Bancorp stockholders approve the merger,

      - a material breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured or not curable within 20 days after written notice of such breach is given to the party committing such breach,

      - the material conditions to consummation of the merger not having occurred by July 31, 1999, or the denial of any approval of a governmental authority required to permit consummation of the merger or any transaction necessary to consummate the merger;

     - by Temple-Inland, if

      - HF Bancorp or Hemet breaches any of its obligations related to the solicitation or receipt of proposals superior to Temple-Inland's,

      - HF Bancorp continues to discuss or fails to reject a competing superior proposal for more than ten business days

      - in either of these events, HF Bancorp shall pay Temple-Inland a termination fee of $4,866,128; or

     - by HF Bancorp, if

      - the board of directors of HF Bancorp authorizes HF Bancorp to enter into a superior proposal,

      - Temple-Inland does not within ten business days make an offer that the board of directors of HF Bancorp determines is at least as favorable as the superior proposal, and

      - HF Bancorp pays to Temple-Inland a termination fee of $4,866,128.

     In addition, HF Bancorp must pay to Temple-Inland all of Temple-Inland's reasonable out-of-pocket expenses incurred in connection with the completion of the merger, if HF Bancorp or Temple-Inland terminates the merger agreement because the stockholders of HF Bancorp do not approve the merger at the special meeting. HF Bancorp must also pay Temple-Inland's reasonable out-of-pocket expenses if Temple-Inland terminates the merger agreement because of a material breach by HF Bancorp of its representations or covenants contained in the merger agreement or because the board of directors of HF Bancorp authorizes entering into a superior proposal. Temple-Inland must pay to HF Bancorp all of HF Bancorp's reasonable out-of-pocket expenses incurred in connection with the completion of the merger if HF Bancorp terminates the merger agreement because of a material breach by Temple-Inland of its representations or covenants contained in the merger agreement. Payments of the other party's expenses shall not exceed $1,500,000 in the aggregate.

WAIVER AND AMENDMENT

     Prior to the completion of the merger, any provision of the merger agreement may be (1) waived by the party benefited by the provision or (2) amended or modified at any time, by an agreement in writing between Temple-Inland and HF Bancorp executed in the same manner as the merger agreement. However, after the special meeting, the merger agreement may be amended so long as the consideration to be received by HF Bancorp stockholders is not reduced and the amendments do not violate Delaware law.

                           THE STOCK OPTION AGREEMENT

     As an inducement and condition to Temple-Inland's entering into the merger agreement, HF Bancorp entered into a stock option agreement with Temple-Inland, dated November 14, 1998. HF Bancorp granted to Temple-Inland an unconditional, irrevocable option to purchase up to 1,272,665 authorized but unissued shares of HF Bancorp common stock for a purchase price per share of $16.0625. The option is exercisable only under limited and specifically defined circumstances, none of which, to the best of HF Bancorp's and Temple-Inland's knowledge, has occurred as of the date of this proxy statement. The number of shares subject to the option shall not exceed 19.9 percent of the shares of HF Bancorp common stock outstanding at the time of exercise. The purchase price under the option is subject to adjustment if HF Bancorp changes its capital structure. The purchase of HF Bancorp common stock through the stock option agreement is subject to compliance with applicable law.

     The option is intended to increase the likelihood that the merger will be consummated according to the terms set forth in the merger agreement. The option may also be expected to discourage offers by third parties to acquire HF Bancorp prior to the merger. A copy of the stock option agreement is included as Appendix E to this proxy statement.

     Temple-Inland may exercise the option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a purchase event. To the extent the option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of

     - the termination of the merger agreement by the mutual consent of the parties;

     - the time immediately prior to the effective time of the merger,

     - eighteen months following the occurrence of the earliest to occur of

      - the date of any termination of the merger agreement under reasons other than the mutual agreement of the parties, or

      - the date of first occurrence of a preliminary purchase event or a purchase event, or

     - the date that the aggregate total amount or termination fees received by Temple-Inland under the merger agreement and the amounts attributable to or received by Temple-Inland and any of its permitted assignees under the stock option agreement equals $4,866,128.

     HF Bancorp shall not be obligated to issue any shares upon exercise of the option:

     - in the absence of any required governmental or regulatory waiver, consent, or approval necessary for HF Bancorp to issue such shares or for Temple-Inland or any transferee to exercise the option or prior to the expiration or termination of any waiting period required by law,

     - so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the shares to be issued upon exercise of the option, or

     - if Temple-Inland or Guaranty is in material breach of its obligations under the merger agreement.

     As used in the stock option agreement, a purchase event shall have occurred when:

     - HF Bancorp or Hemet enters into an agreement with any person, other than Temple-Inland or any of its subsidiaries, to enter into an acquisition transaction with that person. For this purpose, an acquisition transaction is an agreement for the other person to:

      - merge or consolidate with, or enter into any similar transaction with HF Bancorp or Hemet,

      - purchase, lease, or otherwise acquire all or substantially all of the assets of HF Bancorp or Hemet, or

      - purchase or otherwise acquire securities representing 15 percent or more of the voting shares of HF Bancorp, Hemet, or any other subsidiary of HF Bancorp;

     - any person or group of persons, other than Temple-Inland or any of its subsidiaries, acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15 percent or more of the voting shares of HF Bancorp or Hemet;

     - the stockholders of HF Bancorp fail to approve the merger, the failure of the special meeting to occur prior to termination of the merger agreement, or the withdrawal or modification, in a manner adverse to Temple-Inland, of the recommendation of the board of directors of HF Bancorp that the stockholders of HF Bancorp approve the merger, in each case after the public announcement by any person of an intention to make a proposal to engage in an acquisition transaction, commence a tender or exchange offer, or file a bank regulatory application for approval to engage in an acquisition transaction;

     - after a proposal to engage in an acquisition transaction is made by a third party to HF Bancorp or any of its subsidiaries, or such third party states its intention to make such a proposal if the merger agreement is terminated or the option expires, HF Bancorp or Hemet willfully breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in a purchase event, and following such breach, Temple-Inland would be entitled to terminate the merger agreement; or

     - a public announcement by HF Bancorp or Hemet of the authorization, recommendation, or endorsement by HF Bancorp of an acquisition transaction, exchange offer, or tender offer or a public announcement by HF Bancorp of an intention to authorize, recommend, or announce an acquisition transaction, exchange offer, or tender offer.

     As used in the stock option agreement, a preliminary purchase event shall have occurred when:

     - any person or group of persons, other than Temple-Inland or any of its subsidiaries, commences or files a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of HF Bancorp common stock, such that the person or group would own or control ten percent or more of the shares of HF Bancorp common stock;

     - any person, other than Temple-Inland or any of its subsidiaries, files an application with a bank regulatory authority for approval to engage in an acquisition transaction, exchange offer, or tender offer, or

     - HF Bancorp or Hemet enters into an agreement with any person, other than Temple-Inland or any of its subsidiaries, for the person to purchase or otherwise acquire securities representing ten percent or more of the voting shares of HF Bancorp or Hemet.

     As of the date of this proxy statement, no preliminary purchase event or purchase event has occurred.

                           THE STOCKHOLDER AGREEMENTS

     Temple-Inland has entered into stockholder agreements with each of Messrs. Richard S. Cupp, William D. King, George P. Rutland, Norman M. Coulson, Harold Fuller, J. Robert Eichinger, Robert K. Jabs, and Leonard E. Searl and Ms. Patricia A. Larson, each a HF Bancorp stockholder and current director of HF Bancorp. These stockholders beneficially own, in the aggregate, shares representing approximately 4.97 percent of the total voting power of HF Bancorp common stock as of May 11, 1999. Each of these individuals has agreed to vote or to cause to be voted, or to execute a written consent with respect to, all of such stockholder's shares of HF Bancorp common stock in favor of adoption and approval of the merger at every meeting of HF Bancorp stockholders at which the merger is considered, including adjourned meetings, and in connection with every proposal to take action by written consent with respect to the merger.

     Each stockholder has also agreed not to sell, assign, transfer, or dispose of their shares or take any other action that will alter or affect in any way the right to vote their shares inconsistent with the stockholder agreement entered into by that stockholder.

     The primary terms of the stockholder agreements will terminate upon the earlier to occur of the completion of the merger and the date on which the merger agreement is terminated in accordance with its terms.

     The stockholder agreements bind the directors only in their capacity as HF Bancorp stockholders. Those directors of HF Bancorp who signed stockholder agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of HF Bancorp. Accordingly, while such stockholders/directors have agreed to vote as a HF Bancorp stockholder in favor of the merger and against any other acquisition proposals, their fiduciary duties as HF Bancorp directors nevertheless require them to act in their capacity as directors in the best interest of HF Bancorp when they decided to approve the merger. In addition, such stockholders/directors will continue to be bound by their fiduciary duties as HF Bancorp directors with respect to any decisions they may make in connection with the merger or otherwise.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Both Temple-Inland and HF Bancorp are Delaware corporations and as such are governed by Delaware law. Listed below is a summary of the material differences in the rights of the stockholders of Temple-Inland common stock and HF Bancorp common stock. Except as otherwise noted below, there are no material differences with regard to electing members of the board of directors, amending the certificates of incorporation or bylaws, calling special meetings of stockholders, acting by written consent of stockholders without a meeting, indemnifying directors, and other voting rights.

                                       TEMPLE-INLAND                    HF BANCORP
                                       -------------                    ----------
Voting Rights................  Temple-Inland's certificate     HF Bancorp's certificate of
                               of incorporation does not       incorporation imposes voting
                               contain any limitation          limitations on stockholders
                               similar to that imposed by HF   who own in excess of ten
                               Bancorp.                        percent of the outstanding HF
                                                               Bancorp common stock
Dividends and Dividend
  Policy.....................  Temple-Inland increased its     No cash dividends have been
                               quarterly dividend to $0.32     paid to HF Bancorp
                               per share beginning with the    stockholders since the
                               dividend payable September      inception of HF Bancorp, and
                               13, 1996, where it remained     no cash dividends will be
                               as of the most recent           paid prior to completion of
                               quarterly dividend declared     the merger.
                               May 7, 1999, to be paid June
                               15, 1999, to holders of
                               record as of June 1, 1999.
                               The board of directors of
                               Temple-Inland will review its
                               dividend policy periodically.
                               The declaration of dividends
                               will necessarily depend upon
                               earnings and financial
                               requirements of Temple-Inland
                               and other factors within the
                               discretion of the board of
                               directors of Temple-Inland.
Number of Directors..........  The number of Temple-Inland     HF Bancorp's bylaws provide
                               directors shall be as           that the board of directors
                               determined, from time to        of HF Bancorp shall consist
                               time, by resolution of the      of such number of directors
                               board of directors of           as may from time to time be
                               Temple-Inland. In no event      prescribed by the board of
                               shall there be fewer than       directors of HF Bancorp.
                               three directors. There are      Currently the number of
                               currently 11 directors.         authorized directors is nine.

                                       TEMPLE-INLAND                    HF BANCORP
                                       -------------                    ----------
Liquidity of Stock...........  The issuance of the shares of   The shares of HF Bancorp
                               Temple-Inland common stock in   common stock are traded on
Current quotes of the market   the merger will be registered   the Nasdaq National Market(R)
price of both Temple-Inland    under applicable securities
common stock and HF Bancorp    laws and may therefore be
common stock are available     freely resold by persons who
from brokerage firms and       are not affiliates of HF
other securities               Bancorp or Temple-Inland. See
professionals, as well as      "The Merger -- Resale of
other sources, and are         Temple-Inland Common Stock"
published in major newspapers  for a more thorough
on a daily basis.              discussion of the resale of
                               Temple-Inland common stock.
                               In addition, Temple-Inland
                               common stock is listed on the
                               New York Stock Exchange and
                               the Pacific Exchange and
                               actively traded on those
                               exchanges.
Director's Qualifications....  No individual shall be          HF Bancorp's bylaws provide
                               eligible for election as a      that no person 75 or older is
                               director of Temple-Inland who   eligible for election or
                               has attained the age of 72      appointment to the board of
                               prior to the date of such       directors of HF Bancorp.
                               election. No individual who
                               is or becomes a business
                               competitor or who is or
                               becomes affiliated with,
                               employed by, or a
                               representative of any
                               individual, corporation,
                               association, partnership,
                               firm, business enterprise, or
                               other entity or organization
                               that the board of directors
                               of Temple-Inland determines
                               to be in competition with
                               Temple-Inland shall be
                               eligible for election as a
                               director of Temple-Inland.
                               Any financial institution
                               having branches or affiliates
                               within any state in which
                               Guaranty or any of its
                               subsidiaries operates or
                               having total assets or total
                               deposits exceeding $500
                               million shall be presumed to
                               be a business competitor of
                               Temple-Inland, unless the
                               board of directors of
                               Temple-Inland determines
                               otherwise.

                                       TEMPLE-INLAND                    HF BANCORP
                                       -------------                    ----------
Amendment of Charter and
  Bylaws....................   Temple-Inland's certificate     The HF Bancorp certificate of
                               of incorporation may be         incorporation may be amended
                               amended by a vote of a          by a majority vote, except
                               majority of the voting power    with respect to Article
                               present at any meeting called   Twelfth (supermajority voting
                               for that purpose, with the      rights), Section C of Article
                               exception of provisions         Fourth (capitalization),
                               dealing with transactions       Sections C (stockholder
                               with interested parties,        voting procedures) or D
                               classes of directors, and       (special meetings of
                               denial of the ability of the    stockholders) of Article
                               stockholders to act by          Fifth, Article Sixth
                               written consent, which          (directors), Article Seventh
                               require a vote of 80 percent    (amendment of bylaws),
                               of the voting power.            Article Eighth (interested
                                                               stockholder transactions),
                               The bylaws of Temple-Inland     and Article Tenth
                               may be amended or repealed by   (indemnification provisions),
                               a vote of 80 percent of the     each of which requires the
                               total voting power              affirmative vote of the
                               outstanding or by a vote of     holders of at least 80
                               the majority of the directors   percent of the voting power
                               of Temple-Inland.               of all the then outstanding
                                                               shares of the capital stock
                                                               of HF Bancorp entitled to
                                                               vote for amendment or repeal.
                                                               The HF Bancorp bylaws may be
                                                               altered, amended, or repealed
                                                               and new bylaws may be adopted
                                                               by a vote of 80 percent of
                                                               the total voting power
                                                               outstanding or by a vote of
                                                               the majority of the directors
                                                               of HF Bancorp.
Special Meetings of
  Stockholders..............   Except as may otherwise be      A special meeting of
                               required by law, special        stockholders of HF Bancorp
                               meetings of the stockholders    may be called by a resolution
                               of Temple-Inland may be         adopted by a majority of the
                               called by the chairman of the   full board of directors of HF
                               board or the secretary at the   Bancorp, provided such a
                               request of a majority of the    majority would also
                               board of directors.             constitute a majority if
                                                               there were no vacancies on
                                                               the board of directors of HF
                                                               Bancorp.

                     VALIDITY OF TEMPLE-INLAND COMMON STOCK

     The validity of the shares of Temple-Inland common stock offered hereby will be passed upon for Temple-Inland by M. Richard Warner, Esq., vice president, general counsel, and secretary of Temple-Inland.

                                    EXPERTS

     The consolidated financial statements of Temple-Inland and subsidiaries incorporated by reference in Temple-Inland's Annual Report (Form 10-K) for the year ended January 2, 1999, and the related financial statement schedule included in the Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference or included in the Form 10-K and incorporated by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of HF Bancorp and subsidiaries incorporated in this proxy statement by reference from HF Bancorp's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              TEMPLE-INLAND INC.,

                               HF BANCORP, INC.,

                         GUARANTY FEDERAL BANK, F.S.B.

                                      AND

                    HEMET FEDERAL SAVINGS & LOAN ASSOCIATION

                               NOVEMBER 14, 1998

                               TABLE OF CONTENTS

                                ARTICLE I

                               DEFINITIONS

                               ARTICLE II

                     THE MERGERS AND RELATED MATTERS

                                                                     PAGE
                                                                     ----
 2.1   The Holding Company Merger-TI...............................    6
 2.2   The Holding Company Merger-TI Subsidiary....................    7
 2.3   Fractional Shares...........................................    7
 2.4   Treatment of HFB Options....................................    7
 2.5   Election and Proration Procedures...........................    7
 2.6   Computation and Confirmation of Certain Items...............    9
 2.7   Exchange Procedures.........................................    9
 2.8   Dissenting Shares...........................................   11
 2.9   Adjustments for Dilution and Other Matters..................   11
 2.10  Effect of the Holding Company Merger........................   11
 2.11  Name of Corporation Surviving the Holding Company Merger....   12
 2.12  Certificate of Incorporation and Bylaws of Corporation
       Surviving the Holding Company Merger........................   12
 2.13  Directors and Officers of Corporation Surviving the Holding
       Company Merger..............................................   12

                               ARTICLE III

                               THE CLOSING

 3.1   Closing Date................................................   13
 3.2   Execution of Merger Documents...............................   13
 3.3   Documents to be Delivered...................................   13

                               ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF HFB AND HEMET

 4.1   Incorporation, Standing and Power...........................   13
 4.2   Capitalization..............................................   13
 4.3   Subsidiaries................................................   14
 4.4   Financial Statements........................................   14
 4.5   Reports and Filings.........................................   14
 4.6   Authority of HFB and Hemet..................................   15
 4.7   Insurance...................................................   15
 4.8   Title to Assets.............................................   16
 4.9   Real Estate.................................................   16
 4.10  Litigation..................................................   16
 4.11  Taxes.......................................................   16
 4.12  Compliance with Laws and Regulations........................   18
 4.13  Performance of Obligations..................................   19
 4.14  Employees...................................................   19
 4.15  Registration Obligation.....................................   20
 4.16  Brokers and Finders.........................................   20
 4.17  Material Contracts..........................................   20
 4.18  Certain Material Changes....................................   21

                                       (i)

                                                                     PAGE
                                                                     ----
 4.19  Licenses and Permits........................................   22
 4.20  Undisclosed Liabilities.....................................   22
 4.21  Employee Benefit Plans......................................   22
 4.22  Corporate Records...........................................   24
 4.23  Community Reinvestment Act..................................   24
 4.24  Regulatory Actions..........................................   24
 4.25  Insider Loans; Other Transactions...........................   25
 4.26  Accounting Records..........................................   25
 4.27  Indemnification.............................................   25
 4.28  Offices and ATMs............................................   25
 4.29  Loan Portfolio..............................................   25
 4.30  Investment Securities.......................................   26
 4.31  Derivatives Contracts; Structured Notes; Etc................   26
 4.32  Power of Attorney...........................................   26
 4.33  Material Interests of Certain Persons.......................   26
 4.34  Tax Matters.................................................   26
 4.35  Facts Affecting Regulatory Approvals........................   26
 4.36  Disclosure Documents and Applications.......................   26
 4.37  Certain Regulatory Matters..................................   27
 4.38  Corporate Approval..........................................   27
 4.39  Intellectual Property.......................................   27
 4.40  Year 2000...................................................   27
 4.41  Accuracy and Currentness of Information Furnished...........   27

                                ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY

 5.1   Incorporation, Standing and Power...........................   28
 5.2   Authority of TI and Guaranty................................   28
 5.3   Tax Representations.........................................   29
 5.4   Disclosure Documents and Applications.......................   29
 5.5   Reports and Filings.........................................   29
 5.6   Corporate Approval..........................................   29
 5.7   Absence of Certain Changes or Events........................   29
 5.8   Access to Funds.............................................   29
 5.9   Facts Affecting Regulatory Approvals........................   30
 5.10  Accuracy and Currentness of Information Furnished...........   30
 5.11  CRA.........................................................   30

                               ARTICLE VI

    COVENANTS OF HFB AND HEMET PENDING EFFECTIVE TIME OF THE MERGERS

 6.1   Limitation on HFB's and Hemet's Conduct Prior to Effective
       Time........................................................   30
 6.2   Affirmative Conduct of HFB and Hemet Prior to Effective
       Time........................................................   33
 6.3   Access to Information.......................................   34
 6.4   Filings.....................................................   35
 6.5   Notices; Reports............................................   35
 6.6   HFB Stockholders' Meeting...................................   36
 6.7   Bank Merger.................................................   36
 6.8   Applications................................................   36
 6.9   Certain Loans and Other Extensions of Credit................   36

                                      (ii)

                                                                     PAGE
                                                                     ----
 6.10  Affiliates..................................................   37
 6.11  Director Resignations.......................................   37
 6.12  Accountants' Letters........................................   37
 6.13  Accounting Accommodations...................................   37

                               ARTICLE VII

   COVENANTS OF TI AND GUARANTY PENDING EFFECTIVE TIME OF THE MERGERS

 7.1   Limitation on TI's and Guaranty's Conduct Prior to Effective
       Time........................................................   37
 7.2   Affirmative Conduct of TI and Guaranty Prior to Effective
       Time........................................................   38
 7.3   Applications................................................   38
 7.4   Blue Sky....................................................   38
 7.5   Notices; Reports............................................   38
 7.6   Indemnification.............................................   38
 7.7   Removal of Conditions.......................................   39
 7.8   Fairness Opinion............................................   39

                              ARTICLE VIII

                          ADDITIONAL COVENANTS

 8.1   Commercially Reasonable Efforts.............................   39
 8.2   Public Announcements........................................   39
 8.3   Cancellation of Stock Options and Termination of Stock
       Option Plans................................................   39
 8.4   Employees and Employee Benefits.............................   40
 8.5   Environmental Assessment....................................   40
 8.6   Execution of the Stock Option Agreement.....................   40

                               ARTICLE IX

           CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

 9.1   Shareholder Approval........................................   40
 9.2   No Judgments or Orders......................................   40
 9.3   Regulatory Approvals........................................   41
 9.4   Securities Laws.............................................   41
 9.5   Listing.....................................................   41

                                ARTICLE X

        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HFB AND HEMET

10.1   Representations and Warranties; Performance of Covenants....   41
10.2   Officers' Certificate.......................................   41
10.3   Fairness Opinion............................................   41
10.4   Absence of Certain Changes..................................   41
10.5   Tax Opinion.................................................   42

                                      (iii)

                                                                     PAGE
                                                                     ----
                               ARTICLE XI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF TI AND GUARANTY

11.1   Representations and Warranties: Performance of Covenants....   42
11.2   Regulatory Approvals and Related Conditions.................   42
11.3   Third Party Consents........................................   42
11.4   Absence of Certain Changes..................................   42
11.5   Officers' Certificate.......................................   42
11.6   Stockholders' Agreements....................................   42
11.7   HFB Options and Stock Option Plan...........................   43
11.8   Loan Loss Reserve...........................................   43
11.9   Resignations................................................   43
11.10  Opinion of TI's Counsel.....................................   43

                               ARTICLE XII

                               TERMINATION

12.1   Termination.................................................   43
12.2   Effect of Termination.......................................   44
12.3   Force Majeure...............................................   45

                              ARTICLE XIII

                              MISCELLANEOUS

13.1   Expenses....................................................   45
13.2   Notices.....................................................   45
13.3   Material Adverse Effect.....................................   46
13.4   Successors and Assigns......................................   47
13.5   Counterparts................................................   47
13.6   Effect of Representations and Warranties....................   47
13.7   Third Parties...............................................   47
13.8   Lists; Exhibits; Integration................................   47
13.9   Knowledge...................................................   47
13.10  Governing Law...............................................   47
13.11  Captions....................................................   47
13.12  Severability................................................   47
13.13  Waiver and Modification; Amendment..........................   48
13.14  Attorneys' Fees.............................................   48

                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 14th day of November, 1998 by and among Temple-Inland Inc., a Delaware corporation ("TI"), HF Bancorp, Inc., a Delaware corporation ("HFB"), Guaranty Federal Bank, F.S.B., a federally chartered savings bank ("Guaranty") and indirect wholly owned subsidiary of TI, and Hemet Federal Savings & Loan Association, a federally chartered savings association ("Hemet") and wholly owned subsidiary of HFB.

                                    RECITALS

     WHEREAS, TI, HFB, Guaranty and Hemet desire to effect (i) the acquisition of HFB by TI by means of a merger of HFB with and into TI in accordance with the terms of this Agreement, or by means of a merger of a subsidiary of TI with and into HFB as otherwise specified herein, and (ii) immediately thereafter, the acquisition of Hemet by Guaranty by means of a merger of Hemet with and into Guaranty in accordance with the terms of this Agreement and the Agreement of Bank Merger (as defined herein);

     WHEREAS, the parties intend that the Mergers (as defined herein) will be treated for federal income tax purposes as tax-deferred reorganizations within the meaning of Section 368 of the Code (as defined herein), except as otherwise specified herein;

     WHEREAS, as an inducement to TI to enter into this Agreement, HFB desires to, and following the execution and delivery hereof will, grant TI a stock option to purchase up to 19.9% of the outstanding shares of HFB, under certain circumstances, and pursuant to that certain Stock Option Agreement attached hereto as Exhibit A;

     WHEREAS, the respective Boards of Directors of each of TI, HFB, Guaranty and Hemet have determined that it is in the best interests of their respective companies and stockholders to consummate the Holding Company Merger (as defined herein) and the Bank Merger (as defined herein) provided for herein; and

     WHEREAS, TI, HFB, Guaranty and Hemet desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

          "Affiliate" of, or a Person "Affiliated" with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined, or unitary Tax Returns.

          "Agreement of Bank Merger" means the Agreement of Bank Merger to be entered into between Guaranty and Hemet substantially in the form of Exhibit B hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Bank Merger.

          "Aggregate Deal Value" means the amount obtained by multiplying the Price Per Share times the number of shares of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger.

          "Alternative Transaction Notice" shall have the meaning set forth in
     Section 12.1(j).

          "Bank Merger" means the merger of Hemet with and into Guaranty.

          "Business Day" means any day other than Saturday, Sunday or any other day which is not a day on which banking institutions in Texas or California are authorized or obligated by law or executive order to close.

          "Cash Amount" has the meaning set forth in Section 2.5(c).

          "Cash and Stock Certificate" has the meaning set forth in Section 2.6.

          "Certificate" has the meaning set forth in Section 2.7(b).

          "Certificate of Merger" means that certificate filed with the Delaware Secretary pursuant to Section 252 of the Delaware General Corporation Law to effect the Holding Company Merger.

          "Classified Credits" has the meaning set forth in Section 4.29.

          "Closing" means the consummation of the Holding Company Merger followed by consummation of the Bank Merger on the Closing Date at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California, or at such other place as the parties may agree upon.

          "Closing Date" means the last Business Day of the month in which the last of the following events occur: (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of HFB, (ii) the receipt of all permits, authorizations, approvals and consents specified in
     Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under all laws, or such other date as the parties may agree upon and (iv) the completion of the allocation required under Section 2.5(c).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Combination Cash Election" has the meaning set forth in Section
     2.5(a).

          "Combination Stock Election" has the meaning set forth in Section 2.5(a).

          "Competing Transaction" has the meaning set forth in Section 6.1(n).

          "Computer System" has the meaning set forth in Section 4.40.

          "Costs" has the meaning set forth in Section 7.6.

          "Covered Person" has the meaning set forth in Section 4.27.

          "Delaware Secretary" means the Secretary of State of Delaware.

          "Deloitte & Touche" means Deloitte & Touche LLP, independent accountants for HFB, or such other nationally recognized accounting firm as HFB shall employ.

          "Derivatives Contract" has the meaning set forth in Section 4.31.

          "Dissenting Shares" means any shares of HFB Stock that are (i) issued and outstanding immediately prior to the Effective Time of the Holding Company Merger and (ii) with respect to which the holder thereof perfects such holder's rights to dissent under Section 262 of the Delaware General Corporation Law.

          "Effective Time of the Bank Merger" means the date and time the OTS specifies for the Bank Merger pursuant to the OTS Regulations.

          "Effective Time of the Holding Company Merger" means the date and time specified in the Certificate of Merger as filed with the Delaware Secretary.

          "Election" has the meaning set forth in Section 2.5(a).

          "Election Deadline" has the meaning set forth in Section 2.5(b).

          "Election Form" has the meaning set forth in Section 2.5(a).

          "Election Form Record Date" has the meaning set forth in Section
     2.5(a).

          "Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, law or otherwise.

          "Environmental Regulations" has the meaning set forth in Section 4.12(b).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Ernst & Young" means Ernst & Young, LLP, independent accountants for TI, or such other nationally recognized accounting firm as TI shall employ.

          "ESOP" means the Employee Stock Ownership Plan and Trust of Hemet.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" means such entity selected by TI to effect the exchange of HFB Stock for TI Stock and/or cash.

          "Exchange Fund" has the meaning set forth in Section 2.7(a).

          "Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing the Price Per Share by the Final TI Stock Price.

          "Expenses" has the meaning set forth in Section 13.1.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLBSF" means the Federal Home Loan Bank of San Francisco.

          "Final TI Stock Price" means the average of the daily closing prices of a share of TI Stock on the NYSE as reported in The Wall Street Journal for the ten (10) consecutive trading days ending on the fourth trading day prior to the Closing Date.

          "Financial Statements of HFB" means (i) the audited consolidated financial statements and notes thereto of HFB and the related opinions thereon included in HFB's Annual Reports on Form 10-K for the years ended June 30, 1998 and 1997 and (ii) the unaudited consolidated interim financial statements and notes thereto of HFB to be included in HFB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          "Financial Statements of TI" means (i) the audited consolidated financial statements and notes thereto of TI and the related opinions thereon included in TI's Annual Reports on Form 10-K for the years ended January 3, 1998 and December 28, 1996 and (ii) the unaudited consolidated interim financial statements and notes thereto of TI included in TI's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, municipal, foreign or other administrative agency, authority or instrumentality.

          "Guaranty Stock" means the common stock, par value $1 per share, of Guaranty.

          "Hazardous Materials" has the meaning set forth in Section 4.12(b).

          "Hemet Stock" means the common stock, $.01 par value per share, of Hemet.

          "HFB Award" means any award issued pursuant to the HFB Stock Option Plan.

          "HFB Branch List" has the meaning set forth in Section 6.1(g).

          "HFB Conflicts and Consents List" has the meaning set forth in Section 4.6.

          "HFB Contract List" has the meaning set forth in Section 4.17.

          "HFB Derivatives List" has the meaning set forth in Section 4.31.

          "HFB Director Compensation List" has the meaning set forth in Section 6.1(f).

          "HFB Employee Plan List" has the meaning set forth in Section 4.21.

          "HFB Environmental Compliance List" has the meaning set forth in
     Section 4.12.

          "HFB Filings" has the meaning set forth in Section 4.5.

          "HFB Financial Statements List" has the meaning set forth in Section 4.18.

          "HFB Indemnification List" has the meaning set forth in Section 4.27.

          "HFB Insurance List" has the meaning set forth in Section 4.7.

          "HFB Intellectual Property List" has the meaning set forth in Section 4.39.

          "HFB Investment Securities List" has the meaning set forth in Section 4.30.

          "HFB List" means any list required to be furnished by HFB and/or Hemet to TI and Guaranty under this Agreement including but not limited to the HFB Branch List, the HFB Conflicts and Consents List, the HFB Contract List, the HFB Derivatives List, the HFB Director Compensation List, the HFB Employee Plan List, the HFB Environmental Compliance List, the HFB Financial Statements List, the HFB Indemnification List, the HFB Insurance List, the HFB Intellectual Property List, the HFB Investment Securities List, the HFB Litigation List, the HFB Loan List, the HFB Material Adverse Effect List, the HFB Offices List, the HFB Option List, the HFB Personal Property List, the HFB Real Property List, the HFB Tax List and the HFB Undisclosed Liabilities List.

          "HFB Litigation List" has the meaning set forth in Section 4.10.

          "HFB Loan List" has the meaning set forth in Section 4.29.

          "HFB Material Adverse Effect List" has the meaning set forth in
     Section 4.18.

          "HFB Offices List" has the meaning set forth in Section 4.28.

          "HFB Option" means any option issued pursuant to the HFB Stock Option Plan.

          "HFB Option List" has the meaning set forth in Section 4.2(a).

          "HFB Personal Property List" has the meaning set forth in Section 4.8.

          "HFB Property" has the meaning set forth in Section 4.12(b).

          "HFB Real Property List" has the meaning set forth in Section 4.9.

          "HFB Stockholders' Meeting" means the meeting of HFB's stockholders referred to in Section 6.6 hereof.

          "HFB Stock Option Plan" means the Amended and Restated HF Bancorp, Inc. Stock-Based Incentive Plan.

          "HFB Stock" means the common stock, par value $.01 per share, of HFB.

          "HFB Subsidiary" means First Hemet Corporation, a California corporation.

          "HFB Tax List" has the meaning set forth in Section 4.11.

          "HFB Undisclosed Liabilities List" has the meaning set forth in
     Section 4.20.

          "HOLA" means the Home Owners' Loan Act of 1933, as amended.

          "Holding Company Merger" means the merger of HFB with and into TI pursuant to this Agreement, if Section 2.1 is applicable, or the merger of the TI Subsidiary with and into HFB pursuant to this Agreement, if Section
     2.2 is applicable.

          "Immediate Family" has the meaning set forth in Rule 16a-1(e) promulgated under the Exchange Act.

          "Indemnified Parties" has the meaning set forth in Section 7.6.

          "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

          "IRS" means the Internal Revenue Service.

          "List" means any one of the HFB Lists or the TI Lists.

          "Mailing Date" has the meaning set forth in Section 2.5(a).

          "Material Adverse Effect" has the meaning set forth in Section 13.3.

          "Mergers" means the Holding Company Merger and Bank Merger.

          "NYSE" means the New York Stock Exchange, Inc.

          "OTS" means the Office of Thrift Supervision.

          "OTS Regulations" means the rules and regulations of the OTS under HOLA.

          "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, limited liability company, joint venture, other entity or Governmental Entity.

          "Plans" has the meaning set forth in Section 4.21.

          "Price Per Share" means $18.50.

          "Proxy Statement" has the meaning set forth in Section 6.8.

          "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

          "SAIF" means the Savings Association Insurance Fund of the FDIC.

          "S-4 Registration Statement" means the Registration Statement on Form S-4 including the Proxy Statement to be mailed to stockholders of HFB, to vote upon the Holding Company Merger and to register the distribution of the shares of TI Stock to be issued in the Holding Company Merger with the SEC.

          "Scheduled Contracts" has the meaning set forth in Section 4.17.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stock Amount" means 1,216,470 shares of TI Stock.

          "Stock Election" has the meaning set forth in Section 2.5(a).

          "Stock Proration Factor" has the meaning set forth in Section 2.5(c).

          "Superior Proposal" has the meaning set forth in Section 6.1(n).

          "Surviving Bank" means the federally chartered savings association surviving the Bank Merger.

          "Tank" has the meaning set forth in Section 4.12(b).

          "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

          "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          "Tax Sharing Agreement" means an agreement (whether or not in writing) pursuant to which tax losses of one entity are made available to another entity of the Affiliated Group or Affiliates for purpose of Taxes.

          "TI Conflicts and Consents List" has the meaning set forth in Section 5.2.

          "TI Filings" has the meaning set forth in Section 5.5.

          "TI Material Adverse Effect List" has the meaning set forth in Section 5.7.

          "TI List" means any list required to be furnished by TI to HFB and Hemet under this Agreement including but not limited to the TI Conflicts and Consents List and the TI Material Adverse Effect List.

          "TI Subsidiary" means a Delaware corporation to be newly formed by TI or one of its subsidiaries for the purpose of effecting the Holding Company Merger if Section 2.2 is applicable.

          "TI Stock" means the common stock, par value $1 per share, of TI.

          "Treasury Shares" means shares of HFB Stock held by (i) HFB or any of its subsidiaries or (ii) TI or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "Year 2000 Compliant" has the meaning set forth in Section 4.40.

                                   ARTICLE II

                        THE MERGERS AND RELATED MATTERS

     2.1 The Holding Company Merger-TI. If Section 2.5(c)(iii) is not applicable, the Holding Company Merger shall be effected in accordance with this
Section 2.1. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously:

          (a) HFB shall be merged with and into TI and the separate corporate existence of HFB shall cease.

          (b) Each share of TI Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of TI as of the Effective Time of the Holding Company Merger and shall not be converted or otherwise affected by the Holding Company Merger.

          (c) Subject to the other provisions of this Article II, each share of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than

     Dissenting Shares and Treasury Shares, shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of HFB Stock and shall be converted into the right to receive, at the election of the holder thereof as of the Effective Time of the Holding Company Merger:

             (i) a fraction of a share of TI Stock equal to the Exchange Ratio;
        or

             (ii) cash in the amount equal to the Price Per Share.

          (d) Any Treasury Shares outstanding immediately prior to the Effective Time of the Holding Company Merger shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     2.2 The Holding Company Merger-TI Subsidiary. If Section 2.5(c)(iii) is applicable, the Holding Company Merger shall be effected in accordance with this
Section 2.2. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously.

     (a) The TI Subsidiary shall be merged with and into HFB and the separate corporate existence of the TI Subsidiary shall cease.

     (b) Each share of stock of the TI Subsidiary issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall become and be converted into a share of HFB Stock as of the Effective Time of the Holding Company Merger.

     (c) Each share of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than Dissenting Shares and Treasury Shares, shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of HFB Stock and shall be converted into the right to receive cash in the amount equal to the Price Per Share as of the Effective Time of the Holding Company Merger.

     (d) Any Treasury Shares outstanding immediately prior to the Effective Time of the Holding Company Merger shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     2.3 Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares of TI Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of HFB Stock who would otherwise be entitled to receive a fractional share of TI Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final TI Stock Price by (b) the fraction (calculated to the nearest ten-thousandth) of the share of TI Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

     2.4 Treatment of HFB Options. Unless exercised prior to the Effective Time of the Holding Company Merger, each of the HFB Options shall be canceled by HFB immediately prior to the Effective Time of the Holding Company Merger by a cash payment to the holder of such HFB Option in an amount equal to the result of multiplying (i) the excess, if any, between (a) the Price Per Share and (b) the exercise price of such HFB Option by (ii) the number of shares of HFB Stock subject to the HFB Option. Such payments shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing contained in Articles IX and XI of this Agreement.

     2.5  Election and Proration Procedures.

     (a) Election Forms and Types of Election. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of HFB Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as TI and HFB shall mutually agree) ("Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Effective Time of the Holding Company Merger or on such other date as TI and HFB shall mutually agree ("Mailing Date") to each holder of record of HFB Stock as of the record date established by HFB with respect to stockholders of HFB entitled to vote at the special meeting of stockholders called to consider the Merger Agreement ("Election Form Record Date"). TI shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term "beneficial owner" and "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of HFB Stock after the Election Form Record Date and prior to the Election Deadline, and HFB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) TI Stock (a "Stock Election") with respect to all of such holder's HFB Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's HFB Stock, or (iii) TI Stock for a specified number of shares of HFB Stock (a "Combination Stock Election") and cash for the remaining number of shares of HFB Stock held by such holder (a "Combination Cash Election"). Any HFB Stock, other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

     (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form which has not been revoked by 5:00 p.m., Pacific Time, by the 30th day following the Mailing Date (or such other time and date as TI and HFB may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of HFB Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of HFB Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of HFB Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of HFB Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and HFB shall cause the certificates representing such shares of HFB Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of HFB and TI required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither HFB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     (c) Proration. As promptly as practicable but not later than three (3) Business Days prior to the Closing Date, TI shall cause the Exchange Agent to calculate the allocation among the holders of HFB Stock of rights to receive TI Stock or cash in the Holding Company Merger in accordance with the Election Forms as follows:

          (i) if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds the Stock Amount then:

             (A) All Undesignated Shares shall be deemed to have made Cash Elections; and

             (B) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Amount by the product obtained by multiplying the (y) total number of shares of HFB Stock with respect to which effective Stock Elections and Combination Stock Elections were made and (z) the Exchange Ratio. Each holder of HFB Stock who made an effective Stock Election and Combination Stock Election shall be entitled to:

                (1) the number of shares of TI Stock equal to the product of the
           (x) Exchange Ratio, multiplied by (y) the number of shares of HFB Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

                (2) cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of HFB Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (ii) if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections have been effectively made times the Exchange Ratio shall be less than the Stock Amount, then the Exchange Agent shall select by random such number of Undesignated Shares to receive TI Stock as shall be necessary so that the number of such shares when added to the number of shares for which a Stock Election and Combination Stock Election has been made or is deemed to be made when multiplied by the Exchange Ratio shall equal the Stock Amount, and all Undesignated Shares not so selected shall be deemed to have made Cash Elections; provided, however, that if the aggregate number of shares of HFB Stock as to which Stock Elections and Combination Stock Elections have been effectively made, together with all Undesignated Shares, times the Exchange Ratio shall be less than the Stock Amount, then all Undesignated Shares shall be deemed to have made Stock Elections.

          The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by TI and HFB.

          (iii) Notwithstanding anything to the contrary set forth in paragraph
     (i) or paragraph (ii) above, if the opinion contemplated by Section 10.5 or the opinion contemplated by Section 11.10 cannot be given, then (I) the Holding Company Merger shall be effected as set forth in Section 2.2, (II) the conditions set forth in Sections 9.4, 9.5, 10.5 and 11.10 shall be deemed waived by all parties with respect to the Holding Company Merger and
     (III) the Certificate of Merger shall reflect the foregoing.

     2.6  Computation and Confirmation of Certain Items.

     (a) The Exchange Ratio and the Final TI Stock Price shall be calculated by TI prior to the Effective Time of the Holding Company Merger and shall be set forth in a certificate (the "Cash and Stock Certificate") executed by an authorized executive officer of TI and furnished to HFB at least three (3) Business Days prior to the Effective Time of the Holding Company Merger showing the manner of calculation in reasonable detail.

     (b) HFB and Deloitte & Touche shall be entitled to review and approve the Cash and Stock Certificate from the time of delivery until the day which is no later than one (1) Business Day prior to the Effective Time of the Holding Company Merger. In the event of disagreement as to the information contained in the Cash and Stock Certificate, the parties shall negotiate in good faith to resolve any such disputed matters, and upon the failure to resolve any such matters, such dispute shall be resolved by an independent accounting firm of national standing mutually satisfactory to both TI and HFB.

     2.7  Exchange Procedures.

     (a) Deposit with Exchange Agent. As of the Effective Time of the Holding Company Merger, TI or the TI Subsidiary, as the case may be, shall have deposited with the Exchange Agent for the benefit of the holders of shares of HFB Stock, for exchange in accordance with this Section 2.7, certificates representing the shares of TI Stock and cash issuable pursuant to Section 2.1 or
Section 2.2, as the case may be in exchange for shares of HFB Stock outstanding immediately prior to the Effective Time of the Holding Company Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of TI Stock which would otherwise be issuable in connection with Section 2.1, but for the operation of Section 2.3 of this Agreement (collectively, the "Exchange Fund").

     (b) Exchange Procedures. After the Effective Time of the Holding Company Merger, each holder of a certificate ("Certificate") formerly representing HFB Stock (other than Dissenting Shares and Treasury Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing TI Stock and/or (ii) cash into which the shares of HFB Stock shall have been converted pursuant to Section 2.1 or Section 2.2 and
Section 2.5, as well as cash in lieu of fractional shares of HFB Stock to which such holder would otherwise be entitled, if applicable. Former stockholders of record of HFB shall be entitled to vote after the Effective Time of the Holding Company Merger at any meeting of TI stockholders the number of whole shares of TI Stock into which their respective shares of HFB Stock are converted, regardless of whether such holders have exchanged their Certificates representing HFB Stock for certificates representing TI Stock in accordance with the provisions of this Agreement. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.7, each Certificate representing HFB Stock shall be deemed from and after the Effective Time of the Holding Company Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. TI shall not be obligated to deliver the consideration to which any former holder of HFB Stock is entitled as a result of the Holding Company Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.7. If any certificate for shares of TI Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Holding Company Merger with respect to TI Stock with a record date after the Effective Time of the Holding Company Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TI Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of TI Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TI Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger theretofore paid with respect to such whole shares of TI Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of TI Stock.

     (d) No Further Ownership Rights in HFB Stock. All cash and shares of TI Stock issued upon the surrender for exchange of shares of HFB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HFB Stock, and there shall be no further registration of transfers on the stock transfer books of TI, after the Holding Company Merger, of the shares of HFB Stock which were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after the Effective Time of the Holding Company Merger, Certificates are presented to TI for any reason, they shall be canceled and exchanged as provided in this Agreement.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund, including any interest thereon, which remains undistributed to the stockholders of HFB following the passage of twenty-four (24) months after the Effective Time of the Holding Company Merger shall be delivered to TI, upon demand, and any stockholders of HFB who have not theretofore complied with this Section 2.7 shall thereafter look only to TI for payment of their claim for cash and TI Stock, any cash in lieu of fractional shares of TI Stock and any dividends or distributions with respect to TI Stock.

     (f) No Liability. Neither HFB nor TI shall be liable to any holder of shares of HFB Stock or TI Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) No Ownership Rights. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TI Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TI Stock for the account of the Persons entitled thereto.

     (h) Affiliates. Certificates surrendered for exchange by any Person constituting an "Affiliate" of HFB for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of TI Stock until TI has received a written agreement from such person as provided in Section 6.10.

     2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of HFB Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of HFB Stock, as provided in
Section 262 of the Delaware General Corporation Law, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Section 2.1 or Section 2.2, as the case may be, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Section 262 of the Delaware General Corporation Law, and shall be entitled to receive only such payment provided for by Section 262 of the Delaware General Corporation Law.

     2.9 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Holding Company Merger, (a) TI shall declare a stock dividend or distribution on TI Stock with a record date prior to the Effective Time of the Holding Company Merger, or subdivide, split up, reclassify or combine TI Stock, or declare a dividend, or make a distribution, on the TI Stock in any security convertible into TI Stock, in each case with a record date prior to the Effective Time of the Holding Company Merger, or (b) the outstanding shares of TI Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in TI's capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of TI Stock generally.

     2.10  Effect of the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the effect of the Holding Company Merger shall be as provided in this paragraph (a). By virtue of the Holding Company Merger and at the Effective Time of the Holding Company Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of HFB and TI shall be vested in and be held and enjoyed by TI without further act or deed, and all the estates and interests of every kind of HFB and TI, including all debts due to either of them, shall be as effectively the property of TI, as they were of HFB, and the title to any real estate vested by deed or otherwise in either HFB or TI shall not revert or be in any way impaired by reason of the Holding Company Merger; and all rights of creditors and liens upon any property of HFB and TI shall be preserved unimpaired and all the liabilities and duties of HFB and TI shall be debts, liabilities and duties of TI and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Holding Company Merger.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the effect of the Holding Company Merger shall be as provided in this paragraph (b). By virtue of the Holding Company Merger and at the Effective Time of the Holding Company Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of HFB and the TI Subsidiary shall be vested in and be held and enjoyed by HFB, without further act or deed, and all the estates and interests of every kind of HFB and the TI Subsidiary, including all debts due to either of them, shall be as effectively the property of HFB, as they were of the TI Subsidiary, and the title to any real estate vested by deed or otherwise in either HFB or the TI Subsidiary shall not revert or be in any way impaired by reason of the Holding Company Merger; and all rights of creditors and liens upon any property of HFB and the TI Subsidiary shall be preserved unimpaired and all the liabilities and duties of HFB and the TI Subsidiary shall be debts, liabilities and duties of HFB and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Holding Company Merger.

     2.11  Name of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the name of the corporation surviving the Holding Company Merger shall be "Temple-Inland Inc."

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the name of the corporation surviving the Holding Company Merger shall be "HF Bancorp, Inc."

     2.12 Certificate of Incorporation and Bylaws of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the Certificate of Incorporation and Bylaws of TI, as in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Certificate of Incorporation and Bylaws of TI after the Holding Company Merger.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the Certificate of Incorporation and Bylaws of the TI Subsidiary, as in effect immediately prior to the Effective Time of the Holding Company Merger shall be the Certificate of Incorporation and Bylaws of HFB after the Holding Company Merger.

     2.13 Directors and Officers of Corporation Surviving the Holding Company Merger.

     (a) If the Holding Company Merger is effected in accordance with Section 2.1, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (a). At the Effective Time of the Holding Company Merger, the then directors of TI shall be the directors of TI, until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of TI. The officers of TI, immediately prior to the Effective Time of the Holding Company Merger shall be the officers of TI, until they resign or are replaced or terminated by the Board of Directors of TI, or otherwise in accordance with the Certificate of Incorporation and Bylaws of TI.

     (b) If the Holding Company Merger is effected in accordance with Section 2.2, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (b). At the Effective Time of the Holding Company Merger, the then directors of the TI Subsidiary shall be the directors of HFB, until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of HFB. The officers of the TI Subsidiary, immediately prior to the Effective Time of the Holding Company Merger shall be the officers of HFB, until they resign or are replaced or terminated by the Board of Directors of HFB, or otherwise in accordance with the Certificate of Incorporation and Bylaws of HFB.

                                  ARTICLE III

                                  THE CLOSING

     3.1  Closing Date. The Closing shall take place on the Closing Date.

     3.2 Execution of Merger Documents. Prior to the Closing, the Certificate of Merger shall be executed by TI, if Section 2.1 is applicable, or by HFB, if
Section 2.2 is applicable, and the Agreement of Bank Merger shall be executed by Guaranty and Hemet. On or before the Closing Date, the Certificate of Merger shall be duly filed with the Delaware Secretary as required by applicable laws and regulations to render the Holding Company Merger effective as of the Closing Date.

     3.3 Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              REPRESENTATIONS AND
                          WARRANTIES OF HFB AND HEMET

     HFB and Hemet, jointly and severally, represent and warrant to TI and Guaranty as follows, provided that to the extent any representation or warranty relates to HFB, Hemet does not make any representations to such extent:

     4.1 Incorporation, Standing and Power. HFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under HOLA. Hemet is a federal savings association duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings association business. The HFB Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Certificates of Incorporation and Bylaws of each of HFB and the HFB Subsidiary, and the Federal Stock Charter and Bylaws of Hemet, all as amended to date, are in full force and effect. Hemet's deposits are insured by the FDIC through the SAIF in the manner and to the fullest extent provided by law. HFB, Hemet and the HFB Subsidiary have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and HFB and Hemet have the corporate power and authority to execute and deliver this Agreement and the Agreement of Bank Merger, as the case may be, and to perform their respective obligations hereunder and thereunder, as the case may be, and to consummate the transactions contemplated hereby and thereby, as the case may be. Neither the scope of the business of HFB, Hemet or the HFB Subsidiary nor the location of any of their respective properties requires that HFB, Hemet or the HFB Subsidiary be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect.

     4.2  Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of HFB consists of 15,000,000 shares of HFB Stock, of which 6,395,303 shares are outstanding, and 2,000,000 shares of serial preferred stock of which no shares are outstanding. All of the outstanding shares of HFB Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date of this Agreement, except for HFB Options covering 587,010 shares of HFB Stock granted pursuant to the HFB Stock Option Plan and options to be granted to TI pursuant to the Stock Option Agreement attached hereto as Exhibit A, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of HFB Stock nor any securities convertible into such stock, and HFB is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. HFB has furnished TI a list (the

"HFB Option List") setting forth the name of each holder of an HFB Option or HFB Award, the number of shares of HFB Stock covered by each such HFB Option or HFB Award, the vesting schedule of such HFB Option or HFB Award, and the exercise price per share and the expiration date of each such HFB Option or HFB Award, as applicable.

     (b) As of the date of this Agreement, the authorized capital stock of Hemet consists of 15,000,000 shares of Hemet Stock, of which 1,000 shares are outstanding and owned of record and beneficially by HFB free and clear of any Encumbrance and 2,000,000 shares of serial preferred stock of which no shares are outstanding . The outstanding shares of Hemet Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no contracts, commitments, understandings or arrangements relating to HFB's rights to vote or to dispose of such securities. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Hemet Stock or any other securities convertible into such stock, and Hemet is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (c) As of the date of this Agreement, the authorized capital stock of the HFB Subsidiary consists of 25,000 shares of common stock, of which 504 shares are outstanding and owned of record and beneficially by Hemet free and clear of any Encumbrance. The outstanding shares of common stock of the HFB Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no contracts, commitments, understandings or arrangements relating to Hemet's rights to vote or to dispose of such securities. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and the HFB Subsidiary is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3 Subsidiaries. Except for Hemet and the HFB Subsidiary, HFB does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity except for 100 shares of Class A Common Stock, of The Clearinghouse Community Development Financial Institution. Except for the HFB Subsidiary, Hemet does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity, except for the shares of capital stock, par value $100 per share, of the FHLBSF and 100 shares of Class A Common Stock, of The Clearinghouse Community Development Financial Institution.

     4.4 Financial Statements. HFB has previously furnished to TI a copy of the Financial Statements of HFB. The Financial Statements of HFB: (a) present fairly the consolidated financial condition of HFB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied; (c) set forth as of the respective dates indicated adequate reserves for loan and lease losses and other contingencies; and (d) are based upon the books and records of HFB, Hemet and the HFB Subsidiary. Hemet's allowance for loan and lease losses as of October 31, 1998 was $6,557,000.

     4.5 Reports and Filings. HFB, Hemet and the HFB Subsidiary have filed all reports, returns, registrations and statements (such reports and filings referred to as "HFB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such HFB Filings. As of their respective dates, each of such HFB Filings (y) complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) with respect to the HFB Filings made with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any of such HFB Filings fairly presented, as of their respective dates or for their respective periods, the financial position, results of operations and changes in cash flows, as the case may be, of HFB, Hemet or the HFB Subsidiary and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. HFB has furnished TI with true and correct copies of all HFB Filings filed by HFB or Hemet with the SEC, OTS, FDIC and any other federal or state securities or banking authority since January 1, 1995.

     4.6 Authority of HFB and Hemet. The execution and delivery by HFB and Hemet of this Agreement and by Hemet of the Agreement of Bank Merger, subject to the requisite approval of the stockholders of HFB and the sole shareholder of Hemet, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of HFB and Hemet, and this Agreement is and the Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of HFB or Hemet or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Conflicts and Consents List"), neither the execution and delivery by HFB and Hemet of this Agreement or by Hemet of the Agreement of Bank Merger, the consummation of the Holding Company Merger or Bank Merger or the transactions contemplated herein or therein, nor compliance by HFB and Hemet with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of the respective Certificates of Incorporation, as amended, or Bylaws, as amended, of HFB or the HFB Subsidiary or the Federal Stock Charter or Bylaws of Hemet; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which HFB, Hemet or the HFB Subsidiary is a party, or by which HFB, Hemet or the HFB Subsidiary or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of HFB, Hemet or the HFB Subsidiary, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFB, Hemet or the HFB Subsidiary or any of their respective properties or assets. Except as set forth in the HFB Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by HFB and Hemet of this Agreement or by Hemet of the Agreement of Bank Merger, the consummation by HFB and Hemet of the Holding Company Merger or Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement, the Agreement of Bank Merger and the Holding Company Merger and the transactions contemplated hereby and thereby by the stockholders of HFB and the sole shareholder of Hemet; (ii) such approvals or nonobjections as may be required by the OTS and the FDIC; (iii) the filing and declaration of effectiveness of the S-4 Registration Statement with the SEC; and (iv) the filing of the Certificate of Merger and the Agreement of Bank Merger with the Delaware Secretary and the OTS, respectively.

     4.7 Insurance. Except as set forth in a list furnished by HFB and Hemet to TI, (the "HFB Insurance List"): (a) HFB, Hemet and the HFB Subsidiary have, and have had since July 1, 1995, policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary for their respective businesses, operations, properties and assets;
(b) no insurer under any policy or bond maintained by HFB, Hemet or the HFB Subsidiary has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder and all such policies and bonds are in full force and effect; and (c) none of HFB, Hemet or the HFB Subsidiary is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the HFB Insurance List is a list of all policies of insurance carried and owned by HFB, Hemet and the HFB Subsidiary, showing, as of September 30, 1998, the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to TI a copy of each such policy of insurance.

     4.8 Title to Assets. HFB, Hemet and the HFB Subsidiary have good and marketable title to all their respective material, non-real estate, properties and assets, owned or stated to be owned by HFB, Hemet or the HFB Subsidiary, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of HFB; (b) for Encumbrances for current Taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of HFB on a consolidated basis; or (e) as set forth in a list furnished by HFB and Hemet to TI (the "HFB Personal Property List.")

     4.9 Real Estate. HFB and Hemet have furnished TI a list (the "HFB Real Property List") of real property, including leaseholds and all other interests in real property (other than security interests), owned by HFB, Hemet or the HFB Subsidiary. HFB has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. HFB, Hemet or the HFB Subsidiary have good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the HFB Real Property List, free and clear of all Encumbrances, except: (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for Taxes not yet due; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the HFB Real Property List. HFB has furnished TI with true and correct copies of all leases included in the HFB Real Property List, all title insurance policies and all documents evidencing HFB's or Hemet's interest in real property included in the HFB Real Property List.

     4.10 Litigation. Except as set forth in the HFB Filings or in a list furnished by HFB and Hemet to TI (the "HFB Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to HFB's or Hemet's knowledge, threatened, against HFB, Hemet or the HFB Subsidiary or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of HFB, Hemet or HFB Subsidiary. Also, except as disclosed in the HFB Filings or in the HFB Litigation List, there are no material judgments, decrees, stipulations or orders against HFB, Hemet or the HFB Subsidiary or enjoining any of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11  Taxes.

     (a) Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Tax List"), (A) all material Tax Returns required to be filed by or on behalf of HFB, the HFB Subsidiary, Hemet or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of HFB, Hemet or the HFB Subsidiary, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the HFB balance sheet, and adequate reserves or accruals for Taxes have been provided in the HFB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of HFB, Hemet or the HFB Subsidiary. or any Affiliated Group(s) of which any of them is or was a member.

     (b) HFB, Hemet and the HFB Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) TI has received complete copies of (i) all material income or franchise Tax Returns of HFB, Hemet and the HFB Subsidiary relating to the taxable periods since July 1, 1995 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to HFB, Hemet or the HFB Subsidiary, with respect to their respective income, assets or operations.

     (d) Except as set forth in the HFB Tax List, no claim has been made by a taxing authority in a jurisdiction where HFB, Hemet or the HFB Subsidiary do not file an income or franchise Tax Return such that HFB, Hemet or the HFB Subsidiary are or may be subject to taxation by that jurisdiction.

     (e) Except as set forth in the HFB Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including HFB, Hemet and/or the HFB Subsidiary have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have HFB, Hemet or the HFB Subsidiary received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against HFB, Hemet or any HFB Subsidiary for any subsequent taxable period that could be material.

     (f) Except as set forth in the HFB Tax List, none of HFB, Hemet or the HFB Subsidiary nor any other Person on behalf of HFB, Hemet or the HFB Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by HFB, Hemet or the HFB Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by HFB, Hemet or the HFB Subsidiary or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of HFB, Hemet or the HFB Subsidiary, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to HFB, Hemet or the HFB Subsidiary.

     (g) Except as set forth in the HFB Tax List, no property owned by HFB, Hemet or the HFB Subsidiary is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (h) Neither HFB (except with HFB Subsidiary or Hemet) nor the HFB Subsidiary nor Hemet (except with HFB or one another) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (i) Except as set forth in the HFB Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by HFB, Hemet, the HFB Subsidiary or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (j) There are no liens as a result of any unpaid Taxes upon any of the assets of HFB, Hemet or the HFB Subsidiary.

     (k) Except as set forth in the HFB Tax List, HFB, Hemet and the HFB Subsidiary have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

     (l) Except as set forth in the HFB Tax List, none of the members of HFB's Affiliated Group has any net operating loss carryovers.

     (m) HFB and Hemet agree to cooperate, and to cause the HFB Subsidiary to cooperate, with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as reorganizations within the meaning of Section 368(a) of the Code as contemplated in Sections 10.5 and 11.10 hereof. Such Persons acknowledge that their inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     4.12  Compliance with Laws and Regulations.

     (a) None of HFB, Hemet or the HFB Subsidiary is in default under or in breach or violation of (i) any provision of their respective Certificate of Incorporation, as amended, Federal Stock Charter, Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause
(ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. The properties and operations of HFB, Hemet and the HFB Subsidiary are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     (b) Except as set forth on a list furnished by HFB and Hemet to TI (the "HFB Environmental Compliance List"), to HFB's and Hemet's knowledge (or actual knowledge, as the case may be): (i) HFB, Hemet and the HFB Subsidiary are in compliance with all Environmental Regulations in all material respects; (ii) there are no Tanks on, under or above HFB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating from HFB Property that would reasonably expect to give rise to a Material Adverse Effect; (iv) to HFB's and Hemet's actual knowledge, HFB and Hemet have no loans outstanding secured by real property of which the real property is not in compliance with Environmental Regulations or which has a Tank or upon which there are Hazardous Materials or from which Hazardous Materials are migrating; and (v) without limiting Section
4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against HFB, Hemet or the HFB Subsidiary or, to HFB's and Hemet's actual knowledge, concerning property securing HFB or Hemet loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting HFB Property or, to HFB's and Hemet's actual knowledge, property securing HFB or Hemet loans, relating to the foregoing representations (i)-(iv). For purposes of this Section 4.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "HFB Property" shall mean real estate owned, leased, or otherwise used by HFB, Hemet or the HFB Subsidiary, or in which HFB, Hemet or the HFB Subsidiary has an investment (by sale and lease-back or otherwise) in each case, which real estate is owned, leased, or otherwise used on the date of this Agreement, including, without limitation, properties under foreclosure and properties held by HFB, Hemet or the HFB Subsidiary in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order action, policy or common law; or which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq. ); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the California Health and Safety Code and/or
Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls
(PCBs), asbestos or ureaformaldehyde foam insulation.

     (c) HFB and Hemet have provided to TI phase I environmental assessments with respect to each interest in real property set forth on the HFB Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of HFB or Hemet. The HFB Real Property list discloses each such property as to which such an assessment has not been prepared on behalf of HFB, Hemet or the HFB Subsidiary.

     4.13 Performance of Obligations. HFB, Hemet and the HFB Subsidiary have performed in all material respects all of the obligations required to be performed by them to date of any covenant, contract, lease, indenture or any other covenant to which any of them is a party, or to which any of them or any of their respective properties is subject or by which any of them or any of their respective properties are otherwise bound, and none of them are in default under or in breach of any term or provision of any such covenant, contract, lease, indenture or any other such covenant, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such defaults and breaches would, individually or in the aggregate, have a Material Adverse Effect. Except for loans and leases made by Hemet in the ordinary course of business, to HFB's or Hemet's knowledge, no other party to any such covenant, contract, lease or indenture or any other covenant is in material default or breach thereunder.

     4.14 Employees. Except as set forth in the HFB Litigation List, there are no material controversies pending or threatened between HFB, Hemet or the HFB Subsidiary and any of their respective employees. None of HFB, Hemet or the HFB Subsidiary is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

     4.15 Registration Obligation. None of HFB, Hemet or the HFB Subsidiary is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

     4.16 Brokers and Finders. Except for the obligation to Keefe, Bruyette & Woods, Inc. as set forth in a letter agreement, dated June 26, 1998, a copy of which has been delivered to TI, none of HFB, Hemet or the HFB Subsidiary is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     4.17 Material Contracts. Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Contract List") (all items listed or required to be listed in such HFB Contract List being referred to herein as "Scheduled Contracts"), none of HFB, Hemet or the HFB Subsidiary is party to, nor are any of HFB, Hemet or the HFB Subsidiary or any of their respective properties subject to, nor or any of them or any of their respective properties bound by, any of the following:

          (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of HFB, Hemet or the HFB Subsidiary and is not terminable by HFB, Hemet or the HFB Subsidiary within one year without penalty or (ii) requires payment by HFB, Hemet or the HFB Subsidiary of $50,000 or more per annum;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by HFB, Hemet or the HFB Subsidiary of $50,000 or more per annum;

          (c) any contract or agreement that restricts HFB, Hemet or the HFB Subsidiary (or would restrict any Affiliate of any of them (including TI and its subsidiaries) after the Effective Time of the Holding Company Merger) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to HFB, Hemet or the HFB Subsidiary in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which HFB, Hemet or the HFB Subsidiary is lessor and (B) leases of real property presently used by Hemet as banking or loan production offices;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of HFB, Hemet or the HFB Subsidiary (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $50,000 or more;

          (f) other than as described in the HFB Filings or as set forth in the HFB Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of HFB, Hemet or the HFB Subsidiary;

          (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more other than as indicated in the HFB Branch List;

          (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which HFB, Hemet or the HFB Subsidiary has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of HFB, Hemet or the HFB Subsidiary);

          (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by HFB, Hemet or the HFB Subsidiary (as lessee) that materially restricts the use, transferability or value of such property;

          (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (l) any supply, maintenance or landscape contracts not terminable by HFB, Hemet or the HFB Subsidiary without penalty on thirty (30) days or less notice and which provides for payments in excess of $50,000 per annum;

          (m) other than as disclosed with reference to subparagraph (k) of this
     Section 4.17, any material agreement which would be terminable other than by HFB, Hemet or the HFB Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

          (n) any contract of participation with any other financial institution in any loan in excess of $50,000 or any sales of assets of HFB or Hemet with recourse of any kind to HFB or Hemet except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

          (p) any contract relating to the provision of data processing services to HFB, Hemet or the HFB Subsidiary;

          (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by HFB, Hemet or the HFB Subsidiary other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

          True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to TI.

     4.18 Certain Material Changes. Except as set forth in a list delivered by HFB and Hemet to TI (the "HFB Material Adverse Effect List") or in the financial statements and notes thereto to be included in HFB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 in the form delivered by HFB to TI (the "HFB Financial Statements List"), since June 30, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of HFB, Hemet or the HFB Subsidiary, or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect;

          (b) Any event or circumstance that, individually or taken together with all other events and circumstances, has had or may reasonably be expected to have a Material Adverse Effect; or

          (c) Any direct or indirect redemption, purchase or other acquisition by HFB, Hemet or the HFB Subsidiary of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of HFB Stock whether consisting of money, other personal property, real property or other things of value.

     4.19 Licenses and Permits. HFB, Hemet and the HFB Subsidiary have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect. The respective properties, assets, operations and businesses of HFB, Hemet and the HFB Subsidiary are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

     4.20 Undisclosed Liabilities. None of HFB, Hemet or the HFB Subsidiary has any liabilities or obligations, either accrued or contingent, that are material to HFB on a consolidated basis and that have not been: (a) reflected or disclosed in the Financial Statements of HFB; (b) disclosed in a list furnished by HFB and Hemet to TI (the "HFB Undisclosed Liabilities List") or on any other HFB List; or (c) incurred in the ordinary course of business consistent with past practices, which incurrence would not give rise, individually or in the aggregate, to a Material Adverse Effect. None of HFB, Hemet or the HFB Subsidiary knows of any reasonable basis for the assertion against any of them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect that is not accurately reflected in the Financial Statements of HFB or otherwise disclosed in this Agreement.

     4.21  Employee Benefit Plans.

     (a) Existence of Plans. For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which HFB or any member of the same controlled group of corporations, trades or businesses as HFB within the meaning of Section 4001(a)(14) of ERISA, including, but not limited to, Hemet and HFB Subsidiary (for purposes of this Section, an "ERISA Affiliate") is a sponsor or participating employer or as to which HFB or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, plan, arrangement or policy of HFB or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock awards, stock based compensation or other forms of incentive compensation or post-termination insurance, compensation or benefits. Except as set forth in the list delivered by HFB and Hemet to TI (the "HFB Employee Plan List"), (i) neither HFB nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to, any Plans, (ii) none of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) none of the Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, and (iv) each of the Plans has been administered and maintained, and is, in material compliance with, all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and all other applicable laws. Notwithstanding any statement or indication in this Agreement to the contrary, and except as disclosed in the HFB Employee Plan List there are no Plans as to which HFB or its ERISA Affiliates will be required to make any contributions, whether on behalf of any of the current employees of HFB, its ERISA Affiliate or on behalf of any other person, after the Closing. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the HFB or any of its ERISA Affiliates. Neither HFB nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan, or modify or change any existing Plan that would affect any employee or terminated employee of HFB or any ERISA Affiliate, except as set forth in the HFB Employee Plan List. Except as set forth in the HFB Employee Plan List, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of HFB, Hemet or the HFB Subsidiaries to severance pay, (ii) accelerate the funding, time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or (iii) result in any breach or violation of, or default under, any of the Plans. HFB has delivered to TI true and complete copies of:
(i) each of the Plans and any related
funding and service agreements thereto (including insurance contracts, investment managing agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description, summary of material modifications and all material employee communications pertaining to each of the Plans, (iii) the three most recent annual reports for each of the Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable); and (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, or opinions pending with the Internal Revenue Service or any other governmental agency.

     (b) Present Value of Benefits. The present value of all "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under any Plan subject to Title IV of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) shall not, as of the Closing Date, exceed the value of the assets of such Plan allocated to such benefit liabilities. With respect to each Plan that is subject to Title IV of ERISA (i) no amount is due or owing from HFB or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multiemployer plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws.

     (c) Penalties; Reportable Events. None of the Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which might subject HFB, Hemet or the HFB Subsidiary to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or
Section 406 of ERISA or to any civil penalty imposed by Section 502 of ERISA. None of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event," as such term is defined in
Section 4043(b) of ERISA, with respect to any of such Plans within the 12 month period ending on the date hereof for which the 30-day reporting requirement has not been waived, nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by HFB or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by HFB or any of its ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

     (d) Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither HFB nor any of its ERISA Affiliates has any provided or is required to provide security to any Plan pursuant to Section 401(a)(29) of the Code. Each of the Plans which is intended to be a qualified plan under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service and HFB does not know of any fact which could adversely affect the qualified status of any such Plan. All contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code, or any other applicable laws have been timely made. The Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. Except as set forth in the HFB Employee Plan List, there is no Plan or other contract, agreement or benefit arrangement covering any employee of HFB or Hemet which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code).

     (e) Litigation. There have occurred and there exists (i) no pending litigation or controversies against the Plans or against HFB or any of its ERISA Affiliates as the "employer" or "sponsor" under the Plans or against the trustee, fiduciaries or administrators of any of the Plans and (ii) no pending or, to HFB's knowledge, threatened investigations, proceedings, lawsuits, disputes, actions or controversies involving the Plans, the administrator or trustee of any of the Plans with any of the Internal Revenue

Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or, to HFB's knowledge, threatened (other than routine claims for benefits under a Plan) against (i) any Plan, or (ii) any "fiduciary" of such Plan (within the meaning of Section 3(21)(a) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder.

     (f) None of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (ii) temporary employees who have worked for any of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (iii) individuals who have provided services to HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates as independent contractors for more than six months or who may otherwise be eligible to participate in the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

     (g) Except as set forth in the HFB Employee Plan List, with respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of HFB, Hemet, the HFB Subsidiary or any of their ERISA Affiliates, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     4.22 Corporate Records. The minute books of HFB, Hemet and the HFB Subsidiary, accurately reflect all actions taken to this date by the respective stockholders, boards of directors and committees of HFB, Hemet and the HFB Subsidiary. True and complete copies of HFB's, Hemet's and the HFB Subsidiary's Certificates of Incorporation, as amended, Federal Stock Charter, Articles of Incorporation, as amended, Bylaws, as amended, and other charter documents, and all amendments thereto, have been delivered to TI on or before the date hereof.

     4.23 Community Reinvestment Act. Hemet received a rating of "Satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither HFB nor Hemet have been advised of any supervisory concerns regarding any of Hemet's compliance with the Community Reinvestment Act.

     4.24  Regulatory Actions.

     (a) As of the date hereof, and to HFB's and Hemet's knowledge, HFB and Hemet are in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to HFB's and Hemet's actual knowledge, neither HFB nor Hemet is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

     (b) Except as set forth in a list (the "HFB Regulatory Actions List"), each material violation, criticism, or exception by any Governmental Entity with respect to any examinations of HFB or Hemet has been responded to or is in the process of being responded to, and neither HFB nor Hemet has been advised by any Governmental Entity that its response is inadequate.

     (c) Neither HFB, Hemet nor the HFB Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     4.25 Insider Loans; Other Transactions. HFB has previously provided TI with a listing, current as of November 10, 1998, of all extensions of credit made by HFB, Hemet and the HFB Subsidiary to each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither HFB, Hemet nor the HFB Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of HFB, Hemet or the HFB Subsidiary (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the HFB Stock Option Plan, or any amounts due pursuant to HFB's Plans).

     4.26 Accounting Records. HFB, Hemet and the HFB Subsidiary maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures and/or applicable regulatory accounting principles or banking regulations consistently applied. Such records, to the extent they contain important information pertaining to HFB, Hemet and the HFB Subsidiary which is not easily and readily available elsewhere, have been stored and maintained in compliance with OTS Regulations.

     4.27 Indemnification. Other than pursuant to the provisions of its charter or bylaws, none of HFB, Hemet or the HFB Subsidiary is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of HFB (a "Covered Person"), and to the knowledge of HFB, there are no claims for which any Covered Person would be entitled to indemnification under Section 7.6 if such provisions were deemed in effect, except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Indemnification List").

     4.28 Offices and ATMs. HFB and Hemet have furnished to TI a list (the "HFB Offices List") setting forth the headquarters of Hemet (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Hemet (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the HFB Offices List, Hemet maintains no other office or ATM and conducts business at no other location, and Hemet has not applied for nor received permission to open any additional branch nor operate at any other location.

     4.29  Loan Portfolio.

     (a) HFB and Hemet have furnished to TI a list (the "HFB Loan List") that sets forth as of September 30, 1998 a description of (a) each loan, lease, other extension of credit or commitment to extend credit by Hemet in excess of $25,000; (b) all loans, leases, other extensions and commitments to extend credit by Hemet of $25,000 or more, that have been classified by any bank regulatory authority or any unit of HFB or Hemet or by any other Person as "Criticized," "Specially Mentioned," "Watch List,"

"Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"); and (c) all consumer loans due to Hemet as to which any payment of principal, interest or any other amount is ninety (90) days or more past due. There is no material disagreement with any regulatory agency as to any classification referred to herein.

     (b) Each loan, other than loans the aggregate amount of which to any one borrower and its related interests reflected as an asset on HFB's most recent balance sheet does not exceed $25,000, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans and extensions of credit that have been made by Hemet and that are subject to
Section 11 of HOLA comply therewith.

     4.30 Investment Securities. HFB and Hemet have furnished to TI a list (the "HFB Investment Securities List") setting forth a description of each Investment Security held by HFB, Hemet or the HFB Subsidiary on October 31, 1998. The HFB Investment Securities List sets forth, with respect to each such Investment
Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. None of HFB, Hemet or the HFB Subsidiary holds any Investment Security classified as trading.

     4.31 Derivatives Contracts; Structured Notes; Etc. Except as set forth in a list furnished by HFB and Hemet to TI, (the "HFB Derivatives List") none of HFB, Hemet or the HFB Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.32 Power of Attorney. None of HFB, Hemet or the HFB Subsidiary has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.33 Material Interests of Certain Persons. Except as disclosed in HFB's proxy statement for its 1998 annual meeting of stockholders, no officer or director of HFB, or any associate thereof (as such term is defined in Rule 12b-2 under the Exchange Act), has any material interest in any material contract or property (real or personal) tangible or intangible, used in or pertaining to the business of HFB, Hemet or the HFB Subsidiary.

     4.34 Tax Matters. Except as expressly contemplated by Sections 2.2 and 2.5(c)(iii), none of HFB, Hemet or the HFB Subsidiary, nor, to the knowledge of HFB or Hemet, any of their respective Affiliates, has taken or agreed to take any action that would prevent the business combinations to be effected by the Mergers from qualifying as reorganizations under Section 368(a) of the Code.

     4.35 Facts Affecting Regulatory Approvals. To the knowledge of HFB and Hemet, there is no fact, event or condition applicable to HFB, Hemet or the HFB Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and other transactions contemplated by this Agreement.

     4.36 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of HFB or Hemet ("HFB Supplied Information") for inclusion or incorporation by reference in (a) the Proxy Statement to be mailed to the stockholders of HFB in connection with obtaining the approval of the stockholders of HFB of this Agreement, the Holding Company Merger and the other transactions contemplated hereby, or any amendment or supplement thereto, and (b) any other documents to be filed with the SEC, the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.37  Certain Regulatory Matters.

     (a) Hemet is a qualified thrift lender under Section 10(m) of the HOLA and is a member in good standing of the FHLBSF; and

     (b) Hemet has not paid any dividends to HFB that (i) caused the regulatory capital of Hemet to be less than the amount then required by applicable law or
(ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as required by applicable law or OTS Regulations, there are no restrictions on the payment of dividends by Hemet or HFB.

     4.38  Corporate Approval.

     (a) The affirmative vote of the holders of a majority of the outstanding shares of HFB Stock is required to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby. No other vote of the stockholders of HFB is required by law, the Certificate of Incorporation or Bylaws of HFB or otherwise to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby; and

     (b) At a duly constituted meeting of the Board of Directors of HFB and Hemet, the respective directors unanimously authorized HFB's and Hemet's entry into this Agreement and the transactions contemplated hereby.

     4.39 Intellectual Property. Except as set forth in a list furnished by HFB and Hemet to TI (the "HFB Intellectual Property List"), HFB, Hemet and the HFB Subsidiary own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and none of HFB, Hemet or the HFB Subsidiary have received any notice with respect thereto that asserts the rights of others. HFB, Hemet and the HFB Subsidiary have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.40 Year 2000. To the knowledge of HFB and Hemet, the mission critical computer software operated by HFB and Hemet is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of HFB and Hemet, the costs of the adaptations referred to in this clause will not have a Material Adverse Effect. Neither Hemet nor HFB has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the OTS). Hemet and HFB have disclosed to TI a complete and accurate copy of their plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect HFB and Hemet. Between the date of this Agreement and the Effective Time, HFB and Hemet shall use commercially practicable efforts to implement such plan.

     4.41 Accuracy and Currentness of Information Furnished. The representations and warranties made by HFB and Hemet hereby or in the Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such Lists or schedules from being misleading.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY

     TI and Guaranty, jointly and severally, represent and warrant to HFB and Hemet as follows:

     5.1 Incorporation, Standing and Power. TI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and is duly registered as a savings and loan holding company under HOLA. Guaranty is a federal savings bank duly incorporated, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. Prior to the Closing, the TI Subsidiary will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and will have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business. The Certificate of Incorporation and Bylaws of TI and the Federal Stock Charter and Bylaws of Guaranty, each as amended to date, are in full force and effect, and prior to the Closing the Certificate of Incorporation and Bylaws of TI Subsidiary will be in full force and effect. Guaranty's deposits are insured by the FDIC through the SAIF in the manner and to the fullest extent provided by law. Each of TI and Guaranty is, and prior to the Closing the TI Subsidiary will be, duly qualified and in good standing as a foreign corporation, and authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

     5.2 Authority of TI and Guaranty. The execution and delivery by TI and Guaranty of this Agreement and by Guaranty of the Agreement of Bank Merger, and subject to the requisite approval of the shareholder of Guaranty of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of TI and Guaranty, and this Agreement is and the Agreement of Bank Merger will be upon execution by all parties, a valid and binding obligation of TI or Guaranty or both of them, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). All of the TI Shares to be issued pursuant to the Holding Company Merger will be duly authorized, validly issued, fully paid and nonassessable and are not, or will not be, subject to any preemptive rights. Except as set forth in a list furnished by TI to HFB (the "TI Conflicts and Consents List"), neither the execution and delivery by TI or Guaranty of this Agreement or the Agreement of Bank Merger, as the case may be, the consummation of the transactions contemplated herein or thereby by TI, Guaranty or the TI Subsidiary, as the case may be, nor compliance by TI or Guaranty with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, as amended, of TI or the TI Subsidiary or the Federal Stock Charter or Bylaws, as amended, of Guaranty; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which TI, Guaranty or the TI Subsidiary is a party, or by which TI, Guaranty or the TI Subsidiary or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of TI, Guaranty or the TI Subsidiary, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TI, Guaranty or the TI Subsidiary or any of their respective properties or assets. Except as set forth in the TI Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of TI, and no consent or approval of any other Person, is required in connection with the execution and delivery by TI of this Agreement, or the consummation by TI of the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholder of Guaranty; (ii) such approvals as may be required by the OTS and the FDIC; (iii) filing of the Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law; (iv) the declaration of effectiveness by the SEC of the S-4 Registration Statement; and
(v) such approvals as may be required by the NYSE to approve for inclusion on the NYSE any TI Stock to be issued in the Holding Company Merger.

     5.3 Tax Representations. TI, Guaranty and their Affiliates agree to cooperate with tax counsel by furnishing reasonable and customary written representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as reorganizations within the meaning of Section 368(a) of the Code as contemplated in Sections 10.5 and 11.10 hereof.

     5.4 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of TI for inclusion or incorporation by reference in (a) the S-4 Registration Statement, and (b) any other documents to be filed with the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the S-4 Registration Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 Reports and Filings. TI and Guaranty have filed all reports, returns, registrations and statements (such reports and filings referred to as "TI Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such TI Filings. As of their respective dates, each of such TI Filings (y) complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) with respect to the TI Filings made with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any of such TI Filings fairly presented, as of their respective dates or for their respective periods, the consolidated financial position, consolidated results of operations and consolidated changes in cash flows, as the case may be, of TI and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. TI has furnished HFB with true and correct copies of all TI Filings filed by TI with the SEC, OTS, and the FDIC since January 1, 1995.

     5.6 Corporate Approval. At a duly constituted meeting of the Board of Directors of Guaranty, directors constituting at least two-thirds of the directors then in office authorized Guaranty's entry into this Agreement and the transactions contemplated hereby, and, at a duly constituted meeting of the Board of Directors of TI, directors constituting at least a majority of the directors then in office authorized TI's entry into this Agreement and the transactions contemplated hereby.

     5.7 Absence of Certain Changes or Events. Except as may be set forth in a list furnished by TI to HFB (the "TI Material Adverse Effect List"), or as otherwise contemplated by this Agreement, since January 3, 1998, there has not been, occurred or arisen any event or circumstance that, individually or taken together with all other events and circumstances, has had or may reasonably be expected to have a Material Adverse Effect.

     5.8 Access to Funds. TI has, and on the Closing Date will have, a sufficient number of authorized shares of TI Stock and all funds necessary to consummate the Holding Company Merger.

     5.9 Facts Affecting Regulatory Approvals. To the knowledge of TI and Guaranty, there is no fact, event or condition applicable to TI or Guaranty or any of their respective subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and transactions contemplated by this Agreement.

     5.10 Accuracy and Currentness of Information Furnished. The representations and warranties made by TI and Guaranty hereby or in the Lists or schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Lists or schedules from being misleading.

     5.11 CRA. Guaranty received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. To TI's and Guaranty's actual knowledge, neither TI nor Guaranty or any of their respective subsidiaries is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the federal fair lending acts.

                                   ARTICLE VI

                           COVENANTS OF HFB AND HEMET
                     PENDING EFFECTIVE TIME OF THE MERGERS

     HFB and Hemet covenant and agree with TI and Guaranty as follows:

     6.1  Limitation on HFB's and Hemet's Conduct Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings associations and savings and loan holding companies, HFB and Hemet agree to conduct, and agree to cause the HFB Subsidiary to conduct, their respective businesses in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and HFB, Hemet and the HFB Subsidiary shall not, without prior written consent of TI (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days (or two (2) Business Days with respect to Section 6.1(i)) of TI's receipt of written notice of a request for prior written consent, written notice of objection is not received by HFB):

          (a) issue, sell or grant any HFB Stock (except pursuant to the exercise of HFB Options outstanding as of the date hereof), HFB preferred stock, Hemet Stock, any other securities (including long term debt) of HFB, Hemet or the HFB Subsidiary or any rights, options or securities to acquire any HFB Stock (except pursuant to the Stock Option Agreement attached hereto as Exhibit A), HFB preferred stock, Hemet Stock, or any other securities (including long term debt) of HFB or Hemet or the HFB Subsidiary;

          (b) declare, set aside or pay any dividend or make any other distribution upon or adjust, split, combine or reclassify any shares of capital stock or other securities of HFB, Hemet or the HFB Subsidiary; provided, however, that the HFB Subsidiary may declare, set aside and pay any dividend to Hemet and Hemet may do likewise to HFB; provided further, that no such action would have any material negative impact on the bad debt reserves of HFB, Hemet or the HFB Subsidiary;

          (c) purchase, redeem or otherwise acquire any capital stock or other securities of HFB, Hemet or the HFB Subsidiary or any rights, options, or securities to acquire any capital stock or other securities of HFB, Hemet or the HFB Subsidiary; provided, however, that HFB may cancel outstanding HFB Options and pay the holders of such HFB Options an amount not greater than an amount of cash computed in accordance with Section 2.4;

          (d) amend their Certificate of Incorporation, Federal Stock Charter, Articles of Incorporation or Bylaws;

          (e) grant any general or uniform increase in the rate of pay of employees or employee benefits, except to provide merit increases to employees whose regularly scheduled performance review date falls before the Closing Date and to provide for promotional increases to employees if such promotion occurs before the Closing Date; provided, however, that said increases shall not exceed 5% for merit increases and 4% for promotional increases;

          (f) grant any: (i) bonus, incentive compensation or related employee benefits to any Person except for those (A) of a nondiscretionary nature granted in the ordinary course of business or (B) consistent with past practices or (C) or as required by an existing written employment agreement or other Plan; (ii) increase in salary except as set forth in Section 6.1(e) hereof; or (iii) compensation or other benefits to any director in excess of the amounts previously disclosed to TI and Guaranty and as identified on a list delivered by HFB to TI (the "HFB Director Compensation List");

          (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate for any specific project or purpose, except for ordinary repairs, renewals and replacements or with respect to the planned relocation of existing branches or establishment of new branch offices as set forth in the HFB Branch List;

          (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

          (i) grant or commit to grant any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons: (i) if unsecured, would exceed $50,000, or, (ii) if secured by a lien on real estate (excluding any government insured loans), would exceed $1,250,000 or have a loan-to-value ratio in excess of 80% (unless insured by private mortgage insurance);

          (j) change any method or period of accounting unless and until required by generally accepted accounting principles or a Governmental Entity;

          (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any Executive Officer, director or holder of ten percent (10%) or more of the outstanding HFB Stock, or any Affiliate of such Person, if such credit would exceed $25,000;

          (l) except as provided in the HFB Branch List, close any offices at which business is conducted or open any new offices;

          (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law and except as otherwise permitted by this Agreement;

          (n) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by HFB, Hemet or any of their Affiliates to take any such action, and HFB shall promptly notify TI (orally and in writing) of all of the material facts relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving HFB or Hemet: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of HFB or Hemet representing ten percent (10%) or more of the consolidated assets of HFB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of HFB; a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares of HFB; a solicitation of proxies in opposition to approval of the Holding Company Merger by HFB's shareholders; or a public announcement of a bona fide proposal, plan, or intention to do any of the foregoing. HFB, Hemet and the HFB Subsidiary will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than TI and Guaranty) conducted heretofore with respect to any of the foregoing. HFB and Hemet shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. HFB and Hemet agree that they shall notify TI and Guaranty immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussion are sought to be initiated or continued with HFB, Hemet or the HFB Subsidiary. HFB and Hemet also agree that they shall promptly request each other person, other than TI and Guaranty, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring HFB, Hemet or the HFB Subsidiary to return all confidential information heretofore furnished to such person by or on behalf of HFB, Hemet or any of the HFB Subsidiary and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent HFB from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or
     (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of HFB Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of HFB concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of HFB Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"); (B) the Board of Directors of HFB determines in good faith based upon the advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least forty-eight (48) hours prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Board of Directors of HFB notifies TI and Guaranty of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with HFB or any subsidiary thereof.

          (o) other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

          (p) change any of HFB's or Hemet's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of HFB's business or operations on a consolidated basis;

          (q) grant any Person a power of attorney or similar authority;

          (r) make any investment by purchase of stock (except required purchases of stock, if any, of the FHLBSF) or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except (i) federal funds sold, not to exceed $10 million cumulatively at any point in time, to any one counterparty and for a term not to exceed 30 days, (ii) obligations, as a direct issuer or explicit guarantor, including Mortgage Backed Securities passthroughs and Real Estate Mortgage Investment Conduits/Collateralized Mortgage Obligations, with a legal final maturity not to exceed two years, of the following entities: (A) United States Treasury (including the Government National Mortgage Association), (B) the Federal National Mortgage Association, (C) Federal Home Loan Mortgage Corporation or (D) Federal Home Loan Bank, and

     (iii) repurchase agreement with a final maturity not to exceed one year, and collateralized only by obligations listed in (ii) above; provided, however, that in each case all transactions must be consistent with Hemet's investment policy, undertaken in the ordinary course of business consistent with past practices and concern assets which are not designated as trading account assets under generally accepted accounting principles;

          (s) settle any claim, action or proceeding involving any liability of HFB, Hemet or the HFB Subsidiary for money damages in excess of $75,000 exclusive of insurance coverage, or involving restrictions upon the operations of HFB or any of Hemet or the HFB Subsidiary;

          (t) terminate, amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.17, except as otherwise permitted by this Agreement;

          (u) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except for actions taken in the resolution of extensions of credit or other debts or claims that do not result in a reduction in excess of $50,000 of the amount HFB is otherwise entitled to pursuant to such right, collateral, credit or other debt or claim, and in a manner consistent with past practice;

          (v) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice except for (i) the issuance of debit cards and (ii) the establishment of internet banking facilities, as previously disclosed to TI;

          (w) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          (x) take any action which would or is reasonably likely to (i) adversely affect the ability of TI or Guaranty to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect HFB's or Hemet's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of HFB's or Hemet's obligations hereunder, as set forth in Articles IX or X herein not being satisfied;

          (y) make any special or extraordinary payments to any Person, except as otherwise permitted by this Agreement;

          (z) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

          (aa) sell any security other than in the ordinary course of business;

          (bb) take title to any real property without conducting prior thereto an environmental investigation (which at a minimum shall consist of a phase I environmental report), which investigation shall disclose the absence of any suspected environmental contamination, except with respect to real property on which there is located a 1-4 family residence (unless HFB or Hemet has reasonable cause to believe any Hazardous Materials may exist on such property);

          (cc) to the extent applicable, other than as expressly set forth herein, take or cause to be taken any action which would disqualify the Mergers as "tax-deferred reorganizations" within the meaning of Section 368(a) of the Code; or

          (dd) agree or make any commitment to take any actions prohibited by this Section 6.1.

     6.2 Affirmative Conduct of HFB and Hemet Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, HFB and Hemet shall, and HFB shall cause Hemet and the HFB Subsidiary to:

          (a) use their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with HFB, Hemet or the HFB Subsidiary;

          (b) except as set forth in the HFB Branch List, use their respective commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of HFB, Hemet or the HFB Subsidiary;

          (c) use their respective commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

          (d) perform their respective material contractual obligations and not become in material default on any such obligations;

          (e) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

          (f) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

          (g) promptly advise TI in writing of any event or any other transaction within HFB's or Hemet's knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding HFB Stock prior to the record date fixed for the HFB Stockholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (h) promptly notify TI regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of HFB, or the HFB Subsidiary or Hemet, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of HFB, Hemet or the HFB Subsidiary, and make available to TI the calculation work papers for federal income tax estimated payments;

          (i) make available to TI monthly unaudited consolidated balance sheets and consolidated income statements of HFB within twenty-five (25) days after the close of each calendar month;

          (j) not later than the 20th day of each calendar month, amend or supplement the HFB Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the HFB Lists accurately reflects the then-current status of the information provided therein, and deliver such amendments or supplements to TI no later than the 20th day of each calendar month. HFB shall further amend or supplement the HFB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the HFB Lists. No amendment or supplement to the HFB Lists needs to be provided to the extent there has been no change or update in such HFB List;

          (k) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of HFB on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger or Bank Merger; and

          (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement.

     6.3  Access to Information.

     (a) HFB and Hemet shall afford, and HFB shall cause the HFB Subsidiary to afford, upon reasonable notice, to TI and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their respective businesses, operations, properties, books, files and records and shall do everything reasonably necessary to enable TI and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of HFB, the HFB Subsidiary and Hemet and the condition thereof and to update such examination at such intervals as TI shall deem appropriate. Such examination shall be conducted in cooperation with the officers of HFB, the HFB Subsidiary and Hemet and in such a manner as to minimize any disruption of, or interference with, the normal business operations of HFB, the HFB Subsidiary and Hemet. Upon the request of TI, HFB will request Deloitte & Touche to provide reasonable access by Ernst & Young to auditors' work papers with respect to the businesses and properties of HFB, Hemet and the HFB Subsidiary, including tax accrual work papers prepared for HFB and/or Hemet during the preceding sixty (60) months or any future completed audits or completed reviews of HFB or Hemet, other than (i) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (ii) books, records and documents that HFB, Hemet and the HFB Subsidiary are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of TI of the right to rely upon the representations and warranties made by HFB and Hemet herein.

     (b) TI and Guaranty shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by HFB or Hemet after the date hereof, and all information associated with such loan, lease or other credit within three (3) Business Days of such funding or renewal, such review to take place, if possible, on Hemet's premises.

     (c) A representative of TI, selected by TI in its sole discretion, shall be permitted by HFB and Hemet to attend all regular and special Board of Directors' and committee meetings of HFB and Hemet from the date hereof until the Effective Time of the Holding Company Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, where the sole purpose of the meeting or such portion is the discussion of the transactions contemplated by this Agreement or the obligations of HFB or Hemet under this Agreement, or information covered by the attorney-client privilege;

     6.4 Filings. HFB and Hemet agree that through the Effective Time of the Holding Company Merger, each of their respective reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity shall comply in all material respects with all applicable statutes, rules and regulations and none shall, as of their filing or effective date or, in the case of the Proxy Statement, the mailing date, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position, results of operations or changes in cash flows, as the case may be, of the entity or entities to which it relates will fairly present the financial position, results of operations or changes in cash flows, as the case may be, of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

     6.5 Notices; Reports. HFB and Hemet will promptly notify TI and Guaranty of any event of which HFB or Hemet obtains knowledge which has had or may have a Material Adverse Effect or in the event that HFB or Hemet determines that either is unable to fulfill any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein, and HFB and Hemet will furnish TI (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by HFB or Hemet for submission to the Board of Directors of HFB or Hemet or committee thereof, except to the extent such report (or, in the case of a portion of a report, the relevant portion thereof) has been prepared for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of HFB or Hemet under this Agreement or information covered by the attorney-client privilege, provided, however, that this exception shall not excuse any of HFB's or Hemet's other obligations under this Agreement; (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by HFB to its stockholders or other security holders, and all reports filed by HFB or Hemet with, or received by HFB or Hemet from, the SEC, OTS, FDIC or any other Governmental Entity; and
(iii) such other existing reports as TI may reasonably request relating to HFB or Hemet.

     6.6 HFB Stockholders' Meeting. HFB will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of HFB shall, subject to its fiduciary duties, recommend that its stockholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of HFB shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding HFB Stock to approve this Agreement and the transactions contemplated hereby.

     6.7 Bank Merger. HFB and Hemet shall, at the request of TI (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Holding Company Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither HFB nor Hemet shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger. TI and Guaranty may at any time prior to the Effective Time of the Bank Merger change the method of effecting the combination of Guaranty with Hemet (including, without limitation, this Section 6.7) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to the holders of HFB Stock as provided for in this Agreement (the "Holding Company Merger Consideration"), (ii) adversely affect the tax treatment of HFB's stockholders as a result of receiving the Holding Company Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     6.8 Applications. HFB and Hemet will cooperate with TI in the preparation of the S-4 Registration Statement, including the proxy statement to be mailed to HFB stockholders to vote upon the Holding Company Merger (the "Proxy Statement"), and the statements or applications to be filed to obtain the necessary regulatory approvals to consummate the transactions contemplated by this Agreement and HFB agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. With TI, HFB agrees to use reasonable best efforts to cause the S-4 Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. After the S-4 Registration Statement is declared effective under the Securities Act, HFB shall thereafter promptly mail the Proxy Statement to its stockholders. HFB and Hemet covenant and agree that all information furnished by HFB or Hemet for inclusion or incorporation by reference in the S-4 Registration Statement and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not, as of their respective filing or effective dates and, in the case of the Proxy Statement, as of its mailing date, contain any untrue statement of material fact or omit to state material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     6.9 Certain Loans and Other Extensions of Credit. Hemet will promptly inform TI of the amounts and categories of any Classified Credits. Hemet will furnish TI, as soon as practicable, and in any event within twenty (20) days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent ninety (90) or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by HFB or Hemet to any HFB or Hemet director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of HFB, including with respect to each such loan or lease the identity and, to the knowledge of HFB, the relation of the borrower to HFB or Hemet, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.10 Affiliates. Within fifteen (15) days of the date of this Agreement, and again on the date this Agreement is submitted for approval to the stockholders of HFB, HFB shall deliver to TI a letter identifying all persons who are "affiliates" of HFB for purposes of Rule 145 under the Securities Act. HFB shall use commercially reasonable efforts to cause each such affiliate to deliver to TI no less than thirty (30) days prior to the Effective Time of the Holding Company Merger a written "Affiliates" agreement, in the form attached hereto as Exhibit D, providing that such person shall dispose of the TI Stock to be received by such person in the Holding Company Merger only in accordance with applicable law.

     6.11 Director Resignations. HFB and Hemet shall use all commercially reasonable efforts to deliver or cause to be delivered to TI at the Closing, the resignations of the members of the Board of Directors of HFB, Hemet and the HFB Subsidiary effective at the Closing.

     6.12 Accountants' Letters. HFB shall use its commercially reasonable efforts to cause to be delivered to TI a letter of Deloitte & Touche dated (a) the date on which the S-4 Registration Statement shall become effective and (b) a date shortly prior to the Effective Time of the Holding Company Merger, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.13 Accounting Accommodations. On a basis mutually satisfactory to HFB and TI, HFB and Hemet shall take any charge-offs or additions to the allowance for loan loss or other financial adjustments made at the reasonable request of TI and for the convenience of TI so as to permit treatment on a basis consistent with that of TI; provided, however, that the taking of any such charge-offs, additions or adjustments shall not cause any representation or warranty to become untrue or the failure of any condition, in each case as a result of the taking of such action.

                                  ARTICLE VII

                          COVENANTS OF TI AND GUARANTY
                     PENDING EFFECTIVE TIME OF THE MERGERS

     TI and Guaranty covenant and agree with HFB and Hemet as follows:

     7.1  Limitation on TI's and Guaranty's Conduct Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings banks and savings and loan holding companies, TI and Guaranty shall not, without prior written consent of HFB, (which consent shall not be unreasonably withheld, and which consent shall be deemed granted if within five (5) Business Days of HFB's receipt of written notice of a request for prior written consent, written notice of objection is not received by TI):

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of TI or Guaranty to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect TI's or Guaranty's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein not being satisfied;

          (b) other than as expressly set forth herein, take or cause to be taken any action which would disqualify the Mergers as "tax-deferred reorganizations" within the meaning of Section 368(a) of the Code.

          (c) amend TI's Certificate of Incorporation or Bylaws in any respect which would materially and adversely affect the rights and privileges attendant to the TI Stock;

          (d) enter into any agreement to acquire, merge or consolidate with another entity which transaction any Governmental Entity advises TI in writing would result in the disapproval of the transactions contemplated in this Agreement or the delay thereof until after July 31, 1999; or

          (e) agree or make any commitment to take any actions prohibited by this Section 7.1.

     7.2  Affirmative Conduct of TI and Guaranty Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, TI and Guaranty shall:

          (a) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

          (b) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of TI on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger and the Bank Merger; and

          (c) not later than the 20th day of each calendar month, amend or supplement the TI Lists prepared and delivered pursuant to Article V to ensure that the information set forth in the TI Lists accurately reflects the then-current status of the information provided therein, and deliver such amendments or supplements to HFB no later than the 20th day of the each calendar month. TI shall further amend or supplement the TI Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the TI Lists. No amendment or supplement to the TI Lists needs to be provided to the extent there has been no change or update in such TI List.

     7.3 Applications. TI and Guaranty will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Holding Company Merger and Bank Merger with the OTS, and (ii) with HFB, after the filing of the Proxy Statement in preliminary form and resolving any comments of the SEC with respect thereto, the S-4 Registration Statement, including the Proxy Statement, to be mailed to HFB Stockholders to vote upon the Holding Company Merger with HFB, TI agrees to use reasonable best efforts to cause the S-4 Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. TI shall afford HFB a reasonable opportunity to review the S-4 Registration Statement and all such applications (except the confidential portions thereof relating to TI or its subsidiaries) and all amendments and supplements thereto before the filing thereof. TI covenants and agrees that the S-4 Registration Statement and all applications to the appropriate regulatory agencies for approval or consent to the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not, as of their respective filing or effective dates, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. TI and Guaranty will use their respective commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Holding Company Merger and Bank Merger.

     7.4 Blue Sky. TI agrees to use commercially reasonable efforts to comply with all applicable notice provisions of the securities laws of each jurisdiction in which stockholders of HFB reside in connection with the issuance of TI Stock in the Holding Company Merger.

     7.5 Notices; Reports. TI and Guaranty will promptly notify HFB and Hemet of any event of which TI or Guaranty obtains knowledge which has had or may have a Material Adverse Effect or in the event that TI or Guaranty determines that it is unable to fulfill any of the conditions to the performance of HFB's and Hemet's obligations hereunder, as set forth in Articles IX or X herein.

     7.6 Indemnification. TI agrees that following consummation of the Holding Company Merger (a) to the greatest extent permitted by Delaware law or the banking laws and regulations applicable to, and organizational documents or bylaws of, HFB or Hemet as in effect on the date hereof, or, to the extent that any amendment to such law or regulation may expand such indemnification rights, as hereinafter in effect, it shall indemnify, defend and hold harmless individuals who were officers and directors of HFB or Hemet as of the date hereof or immediately prior to the Effective Time of the Holding Company Merger for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including reasonable attorneys' fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to TI to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law; and (b) TI shall ensure that such individuals shall be covered by directors' and officers' liability insurance for a period of four (4) years following the Holding Company Merger covering acts or omissions occurring prior to the Effective Time of the Holding Company Merger which is no less protective in terms of coverage or limitations than that now possessed by HFB or Hemet and which shall include coverage for actions related to this Agreement; provided, however, that the annual premiums for such coverage will not exceed 150% of the annual premiums currently paid by HFB or Hemet for such coverage. To the extent that the cost of the insurance coverage to be obtained by TI exceeds 150% of the annual premium amount currently paid by HFB or Hemet, TI will use its best efforts to obtain the maximum amount of coverage that may be purchased for a price equal to 150% of the current annual premium amount. The provision of insurance coverage described herein is not intended to alter or reduce the right of indemnity in favor of the directors and officers, of HFB and Hemet as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof.

     7.7 Removal of Conditions. In the event of the imposition of a condition to any regulatory approval which TI deems to materially adversely affect it or to be materially burdensome as provided in Section 11.2 hereof, TI shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     7.8 Fairness Opinion. TI will provide Keefe, Bruyette & Woods, Inc. with such information as is reasonably requested to permit Keefe, Bruyette & Woods, Inc. to confirm its fairness opinion as of the date of mailing of the Proxy Statement.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by TI or Guaranty, on the one hand, or HFB or Hemet, on the other hand, unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     8.3  Cancellation of Stock Options and Termination of Stock Option
Plans. HFB agrees to use its commercially reasonable efforts to cause each holder of an HFB Option to enter into an agreement pursuant to which such holder will agree to cancel each HFB Option held by such holder in exchange for a cash payment to the holder of the HFB Option in an amount equal to the result of multiplying (i) the excess, if any, between (a) the Price Per Share and (b) the exercise price of the HFB Option by (ii) the number of shares of HFB Stock subject to the HFB Option and HFB shall terminate the HFB Stock Option Plan, effective at the Effective Time of the Holding Company Merger.

     8.4 Employees and Employee Benefits. Guaranty agrees that the employees of HFB or Hemet who are retained by Guaranty after the consummation of the Bank Merger will be provided with benefits under employee benefit plans (other than plans involving the issuance of securities of HFB or TI) which in the aggregate are substantially comparable to those currently provided by Guaranty to its current employees. Guaranty will cause each employee benefit plan of Guaranty in which employees of HFB or Hemet are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with HFB or Hemet as if such service were with Guaranty, to the same extent that such service was credited under a comparable plan of HFB or Hemet. Guaranty will honor in accordance with their terms all employee benefit obligations to current and former employees and directors of HFB and Hemet accrued as of the Effective Time of the Holding Company Merger. HFB and its ERISA Affiliates shall take any actions necessary (to the extent permissible under the Plans and applicable laws and regulations) or reasonably requested by Guaranty to cause, as of the Closing Date, the termination of all of the Plans (as the term is defined in Section
4.21 of the Agreement) maintained by HFB or any ERISA Affiliate which cover employees and directors of HFB and its ERISA Affiliates; provided, however, that HFB 401(k) Plan shall not be terminated but shall be merged with the Guaranty 401(k) Plan as soon as administratively practicable after the Closing Date. Guaranty also agrees that any pre-existing condition limitation or exclusion in its health plans shall not apply to the employees of HFB or Hemet who are retained by Guaranty after the consummation of the Bank Merger or their spouses and dependents who are covered under similar health plans of HFB, Hemet and its ERISA Affiliates on the Closing Date and who change coverage to Guaranty's health plans at the time such employees are first given the option to enroll in Guaranty's health plans.

     8.5 Environmental Assessment. TI may cause to be prepared at TI's sole cost and expense within sixty (60) days of the date of this Agreement one or more phase I environmental investigations with respect to any property on the HFB Real Property List. In the event any such phase I environmental investigation report, or any similar report submitted to TI pursuant to Section 4.12(c) of this Agreement, or any information from a Governmental Entity discloses facts which, in the sole discretion of TI, warrant further investigation, TI shall provide written notice to HFB and Hemet, and HFB and Hemet shall use commercially reasonable efforts to cause to be completed within sixty (60) days of such written notice, at the sole cost and expense of TI, a phase II environmental investigation and report with respect to such property. TI agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the HFB Real Property List, except as required by law.

     8.6 Execution of the Stock Option Agreement. Promptly following the execution of this Agreement, HFB and TI shall have executed and delivered a stock option agreement (the "Stock Option Agreement") which grants to TI an option to acquire up to 19.9% of the issued and outstanding shares of HFB Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit A.

                                   ARTICLE IX

               CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction or waiver by each of the parties, on or before the Closing Date, of the following conditions:

     9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of HFB.

     9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits the effectuation of, or threatens to invalidate or set aside, the Holding Company Merger or Bank Merger substantially in the form contemplated by this Agreement, or would have a Material Adverse Effect, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents or non-objections of any Governmental Entity, including, without limitation, those of the OTS and FDIC, shall have been obtained or granted for the Holding Company Merger and Bank Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Holding Company Merger or Bank Merger or any other transaction contemplated by this Agreement, or would have a Material Adverse Effect.

     9.4 Securities Laws. The S-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of such S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated.

     9.5 Listing. The TI Stock issuable in the Holding Company Merger shall have been included for listing on the NYSE, subject to official notice of issuance.

                                   ARTICLE X

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF HFB AND HEMET

     All of the obligations of HFB and Hemet to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by HFB or Hemet:

     10.1 Representations and Warranties; Performance of Covenants. All covenants and agreements herein to be complied with and performed by TI and Guaranty at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of TI and Guaranty contained in Article V hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the TI Lists in accordance with
Section 7.2(c).

     10.2 Officers' Certificate. There shall have been delivered to HFB and Hemet on the Closing Date a certificate executed by an authorized executive officer of TI and Guaranty, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 10.1 and 10.4, if applicable.

     10.3 Fairness Opinion. HFB shall have received a letter from Keefe, Bruyette & Woods, Inc., dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the stockholders of HFB, to the effect that the proposed consideration in the Holding Company Merger is fair from a financial point of view to the stockholders of HFB.

     10.4 Absence of Certain Changes. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, between the date of this Agreement and the Effective Time of the Holding Company Merger, there shall not have occurred any event that has had or could reasonably be excepted to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the TI Lists as amended or supplemented after the date of this Agreement.

     10.5 Tax Opinion. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, HFB shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Holding Company Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of HFB who receive shares of TI Stock in exchange for shares of HFB Stock, except with respect to cash received pursuant to Article II of this Agreement. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from HFB, TI and stockholders of HFB.

                                   ARTICLE XI

                            CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF TI AND GUARANTY

     All of the obligations of TI and Guaranty to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by TI and Guaranty:

     11.1 Representations and Warranties: Performance of Covenants. All covenants and agreements herein to be complied with and performed by HFB or Hemet at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of HFB and Hemet contained in Article IV hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the HFB Lists in accordance with
Section 6.2(j).

     11.2 Regulatory Approvals and Related Conditions. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the Holding Company Merger and Bank Merger shall have been granted without the imposition of conditions that are or would have become applicable to TI and that TI, in its reasonable opinion, concludes would have a Material Adverse Effect.

     11.3 Third Party Consents. HFB and Hemet shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Holding Company Merger and Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the HFB Lists as amended or supplemented after the date of this Agreement.

     11.5 Officers' Certificate. There shall have been delivered to TI on the Closing Date a certificate executed by an authorized executive officer of each of HFB and Hemet, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 11.1, 11.3 and 11.4.

     11.6 Stockholders' Agreements. Concurrently with the execution of this Agreement, the directors of HFB and Hemet shall have executed and delivered to TI agreements substantially in the form of

Exhibit C agreeing to vote their shares of HFB in favor of the Agreement and the transactions contemplated hereby.

     11.7 HFB Options and Stock Option Plan. All HFB Options shall have either been exercised, canceled or cashed out and the HFB Stock Option Plan shall have been terminated.

     11.8 Loan Loss Reserve. HFB shall have in effect on the Closing Date an allowance for loan and lease losses in an amount not less than the amount determined by the method customarily utilized by HFB.

     11.9 Resignations. There shall have been delivered to TI and Guaranty resignations of the directors of HFB and Hemet effective as of the Closing.

     11.10 Opinion of TI's Counsel. If TI Stock is included in the consideration to be paid to holders of HFB Stock in the Holding Company Merger, TI shall have received an opinion of Sullivan & Cromwell, counsel to TI, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from HFB, TI and stockholders of HFB.

                                  ARTICLE XII

                                  TERMINATION

     12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger upon the occurrence of any of the following:

          (a) By mutual agreement of the parties, in writing;

          (b) By HFB (unless HFB's Board of Directors shall have withdrawn or modified (in a manner adverse to TI in any respect) its recommendation of the Holding Company Merger and Merger Agreement to the holders of HFB Stock) or TI immediately upon the failure of the stockholders of HFB to give the requisite approval of this Agreement and the transactions contemplated hereby;

          (c) By HFB or Hemet immediately upon expiration of twenty (20) days from delivery of written notice by HFB or Hemet to TI or Guaranty of TI's or Guaranty's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that HFB and Hemet, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of TI or Guaranty to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by HFB and Hemet or cured by TI or Guaranty prior to expiration of such twenty (20) day period);

          (d) By TI or Guaranty immediately upon expiration of twenty (20) days from delivery of written notice by TI or Guaranty to HFB or Hemet of HFB's or Hemet's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that TI and Guaranty, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of HFB or Hemet to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by TI or Guaranty or cured by HFB or Hemet, as the case may be, prior to expiration of such twenty (20) day period);

          (e) By HFB or TI upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to resubmit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

          (f) By HFB or TI if any condition set forth in Article IX shall not have been met by July 31, 1999, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(f) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate;

          (g) By HFB if any of the conditions set forth in Article X (with the exception of those provided in Section 10.5) shall not have been met, or by TI if any of the conditions set forth in Article XI (with the exception of those provided in Section 11.10) shall not have been met, by July 31, 1999, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(g) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate;

          (h) By TI if HFB or Hemet shall have breached any of the obligations contained in Section 6. l(n);

          (i) by TI, if (i) HFB shall have exercised a right specified in the last sentence of Section 6.1(n) with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than ten (10) Business Days after the date of receipt of such Superior Proposal; or (ii) a Superior Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to HFB which contains a proposal as to price (without regard to the specificity of such price proposal) and HFB shall not have rejected such proposal within ten (10) Business Days of receipt of the date its existence first becomes publicly disclosed, if earlier;

          (j) by HFB, if (i) HFB is not in material breach of the terms of this Agreement, (ii) the Board of Directors of HFB authorizes HFB, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that is a Superior Proposal and HFB notifies TI in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) TI does not make, prior to ten (10) Business Days after receipt of HFB's written notification of its intention to enter into a binding written agreement for a Superior Proposal (the "Alternative Transaction Notice"), an offer that the Board of Directors of HFB determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account the long-term prospects and interests of HFB and its stockholders and (iv) HFB prior to such termination pays to TI in immediately available funds the fees, if any, required to be paid pursuant to Section 13.1(c). Without limiting the foregoing, HFB agrees and acknowledges (y) that it cannot terminate this Agreement pursuant to this Section 12.2(j) in order to enter into a binding written agreement referred to in clause (ii) above until at least ten (10) Business Days after receipt by TI of the Alternative Transaction Notice and
     (z) to notify TI promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification; or

          (k) by TI, if at December 31, 1998, any holder of an HFB Option shall not have entered into the agreement contemplated by Section 8.3, unless prior to the date that TI gives notice of termination pursuant to this
     Section 12.1(k) all holders of HFB Options shall have entered into the agreement contemplated by Section 8.3 or the HFB Options not theretofore canceled shall expire by their terms prior to the Closing Date.

     12.2 Effect of Termination. In the event of termination of this Agreement by either HFB, Hemet, Guaranty or TI as provided in Section 12.1, neither HFB, Hemet, Guaranty nor TI shall have any further obligation or liability to the other party except (a) with respect to the last sentence of Section 8.5 and the Confidentiality Agreement, dated August 20, 1998; (b) with respect to Section 13.l; (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as described in the Stock Option Agreement attached hereto as Exhibit A, which is governed by its own terms as to termination.

     12.3 Force Majeure. HFB, TI, Guaranty and Hemet agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has failed to observe the material obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.1  Expenses.

     (a) HFB hereby agrees that if the Agreement is terminated (i) by TI or by HFB pursuant to Section 12.1(b) with respect to the failure of HFB stockholders to approve the Agreement and the transactions contemplated hereby, or (ii) by TI pursuant to Section 12.1(d), Section 12.1(h) or Section 12.1(k), HFB shall promptly and in any event within ten (10) days after such termination pay TI all Expenses of TI and Guaranty, but not to exceed (x) $1,000,000 if the Agreement is so terminated prior to December 31, 1998, (y) other than as set forth in subclause (z) $1,500,000 if the Agreement is so terminated thereafter or (z) $1,000,000 if the Agreement is terminated pursuant to Section 12.1(k) at any time.

     (b) TI hereby agrees that if the Agreement is terminated by HFB pursuant to
Section 12.1(c), TI shall promptly and in any event within ten (10) days after such termination pay HFB all Expenses of HFB and Hemet, but not to exceed $1,000,000 if the Agreement is so terminated prior to December 31, 1998 and $1,500,000 if the Agreement is so terminated thereafter.

     (c) HFB hereby agrees that: in the event that this Agreement is terminated
(i) by TI pursuant to Section 12.1(i) or (ii) by HFB pursuant to Section 12.1(j), then HFB shall, not later than immediately prior to the time of such termination (in the case of clause (ii)) or not later than ten (10) days after such termination but in no event later than the time immediately prior to the entering into of an agreement concerning a Competing Transaction (in the case of clause (i)), pay TI $4,866,128 in immediately available funds. Notwithstanding anything to the contrary in this Agreement, any amount payable to TI under
Section 13.1(c) shall be reduced dollar-for-dollar by the Notional Total Profit or Total Profit (each as defined in the Stock Option Agreement) attributable to or received by, respectively, TI and any assignees in the aggregate under the Stock Option Agreement.

     (d) Except as otherwise provided herein, all Expenses incurred by TI, HFB, Hemet and Guaranty in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, TI and HFB shall share equally the cost of filing and printing the Proxy Statement and the S-4 Registration Statement.

     (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     13.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by overnight courier, registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

            To TI or Guaranty:  Temple-Inland Inc.
                                303 South Temple Drive
                                Diboll, Texas 75941
                                Attention:  M. Richard Warner
                                Facsimile Number: (409) 829-3333
                                Guaranty Federal Bank, F.S.B.
                                8333 Douglas Avenue
                                Dallas, Texas 75225
                                Attention:  Kenneth R. Dubuque
                                Facsimile Number: (512) 434-8289
            With a copy to:     Sullivan & Cromwell
                                1888 Century Park East
                                Los Angeles, California 90067
                                Attention:  Stanley F. Farrar
                                Facsimile Number:  (310) 712-8800
            To HFB or Hemet:    HF Bancorp, Inc.
                                445 E. Florida Avenue
                                Hemet, California 92543
                                Attention:  Richard Cupp
                                Facsimile Number:  (909) 658-8461
            With a copy to:     Manatt, Phelps & Phillips, LLP
                                11355 West Olympic Boulevard
                                Los Angeles, California 90067
                                Attention:  William T. Quicksilver
                                Facsimile Number:
                                (310) 312-4224

     Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     13.3 Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect which (i) is material and adverse to the business, financial condition, results of operations or prospects of TI, Guaranty, and their respective subsidiaries taken as a whole, on the one hand, and HFB, Hemet and their respective subsidiaries taken as a whole, on the other hand, as the context may dictate; (ii) significantly and adversely affects the ability of TI, Guaranty, HFB or Hemet, or any of them, to consummate the Mergers by July 31, 1999 or to perform their respective material obligations hereunder; or (iii) enables any Person to prevent consummation by July 31, 1999 of the Mergers; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is:
(A) any change, which is made or becomes effective after the date hereof, in banking or similar laws of general applicability or interpretations thereof by courts or Governmental Entities; (B) any change, which is made or becomes effective after the date hereof, in generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, and applicable to savings associations or savings and loan holding companies; (C) any action or omission of TI or Guaranty, on the one hand, or HFB or Hemet, on the other hand, taken with the prior written consent of the other, as applicable, in contemplation of the Mergers; (D) any changes in general economic conditions affecting financial institutions generally, including, without limitation, general changes in market interest rates; and (E) any expenses or costs reasonably incurred or accrued in connection with the transactions contemplated by this Agreement.

     13.4 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     13.5 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     13.6 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Holding Company Merger.

     13.7 Third Parties. Except with respect to Section 7.6, which is intended to benefit the directors and officers of HFB and its subsidiaries, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to TI, HFB, Guaranty or Hemet as the context may require.

     13.8 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, and the Confidentiality Agreement dated August 20, 1998 constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.

     13.9 Knowledge. Whenever any statement herein or in any List, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party or another Person, such knowledge shall mean facts and other information which any director, executive officer or controller knows as a result of the performance of his or her duties and includes such diligent inquiry as is reasonable under the circumstances.

     13.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     13.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     13.12 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     13.13 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Bank Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of TI, Guaranty, HFB or Hemet without action by their respective stockholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     13.14 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                            TEMPLE-INLAND INC.

                                            By: /s/ KENNETH M. JASTROW, II
                                              ----------------------------------
                                                President and Chief Operating
                                                Officer

                                            GUARANTY FEDERAL BANK, F.S.B.

                                            By:   /s/ KENNETH R. DUBUQUE
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                            HF BANCORP, INC.

                                            By:     /s/ RICHARD S. CUPP
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                            HEMET FEDERAL SAVINGS & LOAN
                                            ASSOCIATION

                                            By:     /s/ RICHARD S. CUPP
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer

                                  EXHIBIT LIST

A  STOCK OPTION AGREEMENT

B  AGREEMENT OF BANK MERGER

C  FORM OF SHAREHOLDER'S AGREEMENT

D  FORM OF AFFILIATE LETTER

                                                                      APPENDIX B

                                                                    May 10, 1999

The Board of Directors
HF Bancorp, Inc.
445 East Florida Avenue
Hemet, California 92543

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness from a financial point of view to the common shareholders of HF Bancorp, Inc. ("Hemet") of the consideration to be paid (the "Merger Consideration") to the shareholders of Hemet in connection with the proposed acquisition of Hemet by Temple-Inland Inc. ("TI"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 14, 1998 by and among Hemet, Hemet Federal Savings Bank, TI, and Guaranty Federal Bank, F.S.B.

     As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of Hemet stock, par value $0.01 per share ("Hemet Common Stock"), except for any dissenting shares and except for shares held by TI and its subsidiaries or by Hemet and its subsidiaries (in both cases, other than shares held on a fiduciary capacity), will be entitled to receive, at the election of the holder thereof as is more fully described in the Merger Agreement, Merger Consideration of:

          i. $18.50 per share payable in cash, or

          ii. A fraction of a share of TI ("TI Common Stock"), $1.00 par value per share, equal to the number obtained by dividing $18.50 by the average closing price of TI (such number being referred to as the "Exchange Ratio").

     The issuance of TI Common Stock will depend on a sufficient number of Hemet shareholders electing to receive TI Common Stock to allow for a tax-free opinion on the Common Stock portion of the consideration paid. If TI Common Stock is issued, the Exchange Ratio will be based upon the average daily closing price of TI stock on the NYSE as reported in the Wall Street Journal for the 10 consecutive trading days ending on the fourth business day prior to the closing of the Merger.

     The Merger is expected to be considered and voted upon by the shareholders of Hemet at a special shareholders' meeting to be held as soon as practicable. The terms and conditions of the merger are more fully set forth in the Merger Agreement. The reader is urged to carefully read all of the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Proxy Statement.

     Keefe, Bruyette & Woods, Inc. ("Keefe"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwritings, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Hemet and TI, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Hemet. Keefe has served as financial advisor to Hemet in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from Hemet for those services.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Hemet and TI and the Merger, including among other things, the following:

          i. Reviewed the Merger Agreement;

          ii. Reviewed certain historical financial and other information concerning Hemet and TI;

          iii. Reviewed certain historical financial and other information concerning Hemet and TI for the three years ended June 30, 1998 for Hemet, and January 3, 1998 for TI and certain interim quarterly reports, including Hemet's and TI's Annual Reports to Stockholders and Annual Reports on Forms 10-K, and certain interim quarterly reports on Form 10-Q for 1998;

          iv. Reviewed the historical market prices and trading activity for the shares of Hemet and TI and compared them with those of certain publicly traded companies which we deemed to be relevant;

          v. Held discussions with senior management of Hemet and TI with respect to their past and current financial performance, financial condition and future prospects;

          vi. Reviewed certain internal financial data, projections and other information of Hemet, including financial projections prepared by management;

          vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Hemet and TI from a financial point of view with certain of these institutions;

          viii. Compared the consideration to be paid by TI pursuant to the Merger Agreement with the consideration paid by acquirors in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

          ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Hemet and TI as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Hemet and TI are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Hemet, TI, or any of their respective subsidiaries nor did we verify any of Hemet's or TI's books or records or review any individual loan or credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical financial position and results of operations of Hemet and TI;
(ii) the assets and liabilities of Hemet and TI; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair to the shareholders of Hemet from a financial point of view.

                                            Very truly yours,

                                            /s/  KEEFE, BRUYETTE & WOODS, INC.
                                            ------------------------------------
                                            Keefe, Bruyette & Woods, Inc.

                                                                      APPENDIX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright (C) 1975-1998 by The State of Delaware. All rights reserved.
                     Current through End of 1998 Reg. Sess.

SECTION 262  Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                   OPINION OF MANATT, PHELPS, & PHILLIPS, LLP
                         REGARDING MATERIAL TAX MATTERS

Board of Directors
HF Bancorp, Inc.
445 E. Florida Avenue
Hemet, California 92543

        Re: Material Federal Income Tax Consequences of the Merger of HF
            Bancorp, Inc., with and into Temple-Inland Inc.

Ladies and Gentlemen:

     In accordance with your request, we provide the following analysis and opinions relating to the material federal income tax consequences of the transaction (the "Holding Company Merger") whereby HF Bancorp, Inc. ("HFB"), will merge with and into Temple-Inland Inc. ("TI"), pursuant to that certain Agreement and Plan of Merger dated as of November 14, 1998 (the "Agreement"). Immediately after the Holding Company Merger, Hemet Federal Savings & Loan Association ("Hemet"), a wholly-owned subsidiary of HFB, shall merge with and into Guaranty Federal Bank, F.S.B. ("Guaranty"), an indirect wholly-owned subsidiary of TI, pursuant to an Agreement of Bank Merger (the "Bank Merger"). Terms used herein have the same meaning as in the Agreement.

     In the Holding Company Merger, HFB shall be merged with and into TI in a statutory merger in accordance with the Delaware General Corporation Law and the separate corporate existence of HFB shall cease. TI shall be the surviving entity. TI shall succeed, without other transfer, to all the rights and property of HFB and shall be subject to all the debts and liabilities of HFB in the same manner as if TI had itself incurred them. Each share of TI Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of TI and shall not be converted or otherwise affected by the Holding Company Merger.

     Subject to the provisions of the Agreement, each share of HFB Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than Dissenting Shares and Treasury Shares shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of HFB Stock and shall be converted into the right to receive, at the election of the holder thereof, either (a) a fraction of a share of TI Stock equal to the applicable Exchange Ratio, or (b) cash in the amount equal to the applicable Price Per Share.

     No fractional shares of TI Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of HFB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final TI Stock Price by (b) the fraction (calculated to the nearest ten-thousandth) of the share of TI Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect to any such fraction.

     Dissenting Shares of HFB Stock which have not effectively withdrawn or lost their rights under Section 262 of the Delaware General Corporation Law shall not be converted as described in the foregoing paragraph, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the Delaware General Corporation Law.

     At and on the Effective Time of the Bank Merger, Hemet shall be merged with and into Guaranty in accordance with the terms of the Agreement of Bank Merger in a statutory merger under federal law and the separate corporate existence of Hemet shall cease. Guaranty shall be the surviving entity. Guaranty shall succeed, without other transfer, to all the rights and property of Hemet and shall be subject to all the debts and liabilities of Hemet in the same manner as if Guaranty had itself incurred them. Each share of Guaranty Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain an issued and outstanding share of common stock of Guaranty and shall not be converted or otherwise affected by the Bank Merger. Each share of Hemet Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall, on and after the Effective Time of the Bank Merger, be automatically canceled and cease to be an issued and outstanding share of Hemet Stock and shall be converted into shares of stock of Guaranty with a value approximately equal to the value of the Hemet Stock canceled in the Bank Merger.

     Our analysis and the opinions set forth below are based upon the existence of the facts and conclusions of law set forth above and the facts set forth in the Agreement and that certain Agreement of Bank Merger referred to above, including the exhibits thereto. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from TI and HFB in letters of even date herewith. Our analysis and opinions are further based on that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Holding Company Merger and the Bank Merger (the "Form S-4"). The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Holding Company Merger and the Bank Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect our opinions.

     We have acted as special counsel to HFB in connection with the Holding Company Merger and are rendering the opinions set forth below to HFB at its request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

     Our opinions are based upon the Code as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update our opinions expressed herein.

     The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

     In the case of transactions as complex as the Holding Company Merger and the Bank Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

     This letter is being issued solely for the benefit of HFB and for the benefit of the HFB shareholders as of the date of the Holding Company Merger. It may not be relied upon by any other person without our prior written consent.

     Subject to the foregoing, it is our opinion that the Holding Company Merger is a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the Code and shall not result in the recognition of gain or loss for federal income tax purposes to TI or HFB, nor shall the issuance of the TI Stock in the Holding Company Merger in exchange for shares of HFB Stock result in the recognition of gain or loss by the holders of HFB Stock who receive such stock in connection with the Holding Company Merger. Holders of HFB Stock who receive both TI Stock and cash in the Holding Company Merger will not recognize loss. However, such stockholders will recognize gain (if any) to the extent of the lesser of (a) the excess of the sum of the fair market value of the TI Stock received, including the fair market value of any fractional share interest in TI Stock for which cash is received, and the amount of cash received, other than cash received in lieu of a fractional share interest in TI Stock, over the HFB stockholder's adjusted federal income tax basis for the HFB Stock exchanged or (b) the amount of cash received by the HFB Stockholder, other than cash received in lieu of a fractional share interest in TI Stock. In addition, the section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Holding Company Merger.

     We hereby consent to the filing of a form of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 to be filed in connection with the Holding Company Merger and the Bank Merger.

                                        Very truly yours,

                                         /s/ MANATT, PHELPS & PHILLIPS, LLP

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

     This AGREEMENT is dated as of November 14, 1998, between Temple-Inland Inc. ("Grantee"), a Delaware corporation, and HF Bancorp, Inc., a Delaware corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Grantee and Issuer have approved an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof which contemplates the acquisition of Issuer by Grantee and the acquisition of Hemet Federal Savings & Loan Association ("Issuer Bank") by Guaranty Federal Bank, F.S.B. ("Acquiror Bank");

     WHEREAS, as a condition to Grantee's having entered into the Merger Agreement and in consideration therefor, Issuer has agreed to grant to Grantee the option set forth herein to purchase shares of Issuer's authorized but unissued common stock, par value $.01 per share ("Common Stock").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an option (the "Option") to purchase up to 1,272,665 shares of fully paid and nonassessable Common Stock (the "Option Shares"), at a price of $16.0625 per share (the "Exercise Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the total number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

     2. Exercise of Option.

     (a) Grantee may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in paragraph (b) of this section); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the date of termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement by Grantee pursuant to Section 12.1(b) or Section 12.1(d) (if prior to such termination pursuant to Section 12.1(b) or Section 12.1(d) there shall have occurred a Preliminary Purchase Event or a Purchase Event) or Section 12.1(a) (if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 12.1(d) and a Preliminary Purchase Event or a Purchase Event had occurred prior to such termination), Section 12.1(h) or Section 12.1(i)); (ii) the time immediately prior to the Effective Time of the Holding Company Merger; (iii) eighteen months following the occurrence of the earliest to occur of (A) the date of termination of the Merger Agreement by Grantee pursuant to Section 12.1(b) or Section 12.1(d) (if prior to such termination pursuant to Section 12.1(b) or Section 12.1(d) there shall have occurred a Preliminary Purchase Event or a Purchase Event) or Section 12.1(a) (if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 12.1(d) and a Preliminary Purchase Event or a Purchase Event had occurred prior to such termination), Section 12.1(h) or Section 12.1(i) and (B) the date of first occurrence of a Preliminary Purchase Event or a Purchase Event; or (iv) the date that the aggregate amount received by TI under Section 13.1(c) of the Merger Agreement together with the Notional Total Profit or Total Profit attributable to or received hereunder in the aggregate by all Grantees equals $4,866,128. Notwithstanding the foregoing, Issuer shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for Issuer to issue such Option Shares or for Grantee or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares or (iii) if at such time Grantee or Acquiror Bank shall be in material breach of the agreements or covenants contained in the Merger Agreement. Further, the rights set forth in
Section 6 hereof shall terminate on the Expiration Date.

     (b) As used herein, a "Purchase Event" shall have occurred when:

          (i) Issuer, Issuer Bank or any subsidiary of Issuer (without prior written consent of Grantee) enters into an agreement with any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to which such Person would: (x) merge or consolidate with, or enter into any similar transaction with Issuer, Issuer Bank or any other subsidiary of Issuer (other than a merger, consolidation or similar transaction involving solely Issuer and one or more of its wholly owned subsidiaries), (y) purchase, lease or otherwise acquire all or substantially all of the assets of Issuer or Issuer Bank or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting shares of Issuer or Issuer Bank (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction");

          (ii) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15% or more of the voting shares of Issuer or Issuer Bank (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder);

          (iii) a public announcement by Issuer, Issuer Bank or any Person involved with Issuer or Issuer Bank therewith of the authorization, recommendation or endorsement by Issuer of an Acquisition Transaction, Exchange Offer (as defined below) or Tender Offer (as defined below) or a public announcement by Issuer, Issuer Bank or any Person involved with Issuer or Issuer Bank therewith of an intention to authorize, recommend or endorse an Acquisition Transaction, Exchange Offer or Tender Offer;

          (iv) the shareholders of Issuer fail to approve the business combination contemplated by the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement or the withdrawal or modification (in a manner adverse to Grantee in any respect) of the recommendation of Issuer's Board of Directors that the shareholders of Issuer approve the Holding Company Merger and the Merger Agreement in each case, after there shall have been a public announcement that any Person (other than Grantee or any of its affiliates or subsidiaries), shall have
     (a) made or publicly disclosed an intention to make a proposal to engage in an Acquisition Transaction, (b) commenced a Tender Offer, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an Exchange Offer or (c) filed an application (or given a notice to) with the Office of Thrift Supervision or other federal or state bank regulatory authority which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

          (v) after a proposal is made by a third party to Issuer or any of its subsidiaries or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Merger Agreement terminates and/or the Option expires, Issuer or Issuer Bank shall have willfully breached any covenant or obligation contained in the Merger Agreement and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both).

     (c) As used herein, "Preliminary Purchase Event" shall have occurred when:

          (i) any Person or group of Persons (other than Grantee or any of its affiliates or subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of

     1934, as amended (the "Exchange Act")) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Common Stock such that such Person would own or control 10% or more of the shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively);

          (ii) any Person (other than Grantee or any of its affiliates or subsidiaries) shall have filed an application with or given a notice to the Office of Thrift Supervision or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction, Exchange Offer or Tender Offer; or

          (iii) The occurrence of an event described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) thereof shall be at least 10%.

     (d) If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. Issuer shall notify Grantee promptly in writing upon learning of the occurrence of a Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to transfer or exercise the Option.

     (e) In the event a Purchase Event occurs, Grantee may elect to exercise the Option. If Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two Business Days nor later than ten
(10) Business Days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Office of Thrift Supervision or any other regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

     3. Payment and Delivery of Certificates; Grantee Representation.

     (a) If Grantee elects to exercise the Option, then at the Closing, Grantee shall pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by Issuer.

     (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in paragraph (a) hereof, Issuer shall deliver to Grantee a certificate or certificates, registered in the name of Grantee or its designee, representing the number of Option Shares purchased by Grantee. Such certificates may be endorsed with a legend which shall read as follows:

        THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE ACCORDINGLY SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE ACT. THE TRANSFER OF SUCH SHARES IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

Any such legend shall be removed by delivery of a substitute certificate without such legend if Grantee shall have delivered to Issuer an opinion of counsel, in form and substance satisfactory to Issuer, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

     (c) Except as otherwise provided herein, Grantee hereby represents and warrants to Issuer that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by Grantee for its own account and not with a view to any distribution thereof, and Grantee will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

     4. Representations; Covenants. Issuer hereby represents and warrants to and agrees with Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

          (b) The execution and delivery by Issuer of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with Issuer's Certificate of Incorporation or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

          (c) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

          (d) Issuer agrees that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

          (e) Issuer shall promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and regulations promulgated thereunder and (y) in the event, under any federal or state banking law, prior approval of or notice to the Federal Reserve Board, the Office of Thrift Supervision or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, the Office of Thrift Supervision or such state regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

     5. Adjustment Upon Changes in Capitalization.

     (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any shares of Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option. Nothing contained in this Section 5(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     (b) In the event that Issuer, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any Person, other than Grantee or one of its affiliates or subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its affiliates or subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets or any of its affiliates or subsidiaries to any Person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Succeeding Corporation (as defined below), (y) any Person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), Issuer (in each case, such Person being referred to as the "Substitute Option Issuer.")

     (c) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (d) The Substitute Option shall otherwise have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

     (e) The following terms have the meanings indicated:

          (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving Person, and (z) the transferee of all or any substantial part of Issuer assets (or the assets of its subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any Person (other than Grantee or any of its affiliates or its subsidiaries) (y) the price per share of Common Stock to be paid by any Person (other than Grantee or any of its affiliates or subsidiaries) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally-recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee, in either case whose determination shall be conclusive and binding on all parties.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided, however, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; provided, further, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

     (f) In no event pursuant to any of foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 5 unless the Succeeding Corporation and any Person that controls the Succeeding Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 5 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by the Substitute Option Issuer).

     6. Purchase of Option Shares and Options by Issuer.

     (a) From and after the first date a transaction specified in Section 5(b) herein is consummated (the "Repurchase Event"), and subject to the last sentence of Section 2(a), Section 9 and applicable regulatory and legal restrictions, Grantee, after having exercised any Option in whole or in part, shall have the right to require Issuer to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100% of the Exercise Price, (ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10% or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in paragraph (e) of this Section), (iii) the highest closing price for shares of Common Stock as reported on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer), within the 90-day period ending on the Purchase Date and (iv) in the event of a sale of all or substantially all of Issuer's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto, divided by (y) the number of shares of Common Stock then outstanding. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of Issuer's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the twenty (20) trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, whose determination shall be conclusive and binding on the parties hereto.

     (b) For purposes of this Agreement, "Acquiring Person" shall mean a Person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than Grantee or an affiliate or subsidiary of Grantee who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

     (c) Subject to applicable regulatory and legal restrictions and the last sentence of Section 2(a), from and after a Repurchase Event and after Grantee receives official notice that an approval of the Office of Thrift Supervision, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted, Grantee shall, subject to Section 9, have the right to require Issuer to purchase some or all of the Options held by Grantee at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in paragraph (e) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 6. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Purchase Price that it is no longer prohibited from delivering, within five (5) Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to this Section 6 is prohibited under applicable law or regulation from delivering to Grantee the Purchase Price in full Grantee may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee that portion of the Purchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either a new Agreement evidencing the right to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or a certificate for the number of Option Shares covered by the revocation. Notwithstanding anything else herein to the contrary, Grantee's right to require Issuer to purchase some or all of the Option Shares or some or all of the Options shall expire on the date which is the earlier to occur of the (a) Expiration Date and (b) one year following the Repurchase Event or, with respect to any Option Shares or Options that Issuer is prohibited under applicable law or regulation from repurchasing, the date that is the earlier to occur of the (a) Expiration Date and (b) one year following the date on which Issuer is no longer prohibited from purchasing such Option Shares or Options, as the case may be.

     (e) Grantee may exercise its right to require Issuer to purchase the Option Shares or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to Issuer, at its principal office or at such other office or agency maintained by Issuer for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a written notice stating that it elects to require Issuer to purchase all or a specified number of such Securities. Within five Business Days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, Issuer shall deliver or cause to be delivered to Grantee (i) a bank cashier's or certified check payable to Grantee in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument, for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of Grantee, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

     7. Registration Rights. As promptly as practicable upon Grantee's request after a Purchase Event, Issuer agrees to prepare and file a registration statement ("Registration Event") under federal and any applicable state securities laws to the extent permitted by applicable laws and regulations, with respect to any proposed dispositions by Grantee of all or any part of the Option or any or all of the Option Shares, and to use its commercially reasonable efforts to cause any such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days unless, in the written opinion of counsel to Issuer, addressed to Grantee and satisfactory in form and substance to Grantee and its counsel, registration is not required for such proposed transactions. Issuer shall be required to file only two such registration statements during the three year period following the date of the first Purchase Event and shall have no obligation to file such a registration statement at any time which is three years or later after the first Purchase Event. All reasonable fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any prospectus relating to, the Option Shares pursuant to this Section 7 shall be borne and paid by Issuer (except for underwriting discounts or commissions and brokers' fees of Grantee related thereto). In addition, if the Issuer proposes to register Common Stock or any other securities on a form that would permit the registration of the Option Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Issuer or any other Person) it will give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered to the Issuer within 15 Business Days after the giving of any such notice, which request shall specify the number of Option Shares desired to be disposed by Grantee, the Issuer will use its commercially reasonable efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Option Shares set forth in such request. Issuer shall be required to effect no more than three such registrations (each, a "piggy-back registration"). In the event Grantee exercises its registration rights under this Section 7, Issuer shall provide Grantee, its affiliates, each of their respective officers and directors and any underwriters used by Grantee, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to Grantee and any such underwriters attorneys' opinions and "comfort letters", all of a type customarily provided or delivered in connection with public underwritten offerings of securities. The foregoing notwithstanding, if, at the time of any request by Grantee for piggy-back registration of Option Shares as provided above, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Issuer Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and the Issuer in aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 7 shall be permitted or occur. Notwithstanding the foregoing, Issuer shall have the right to delay (a "Delay Right") a Registration Event for a period of up to sixty days, in the event it receives a request from Grantee to effect a Registration Event, if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of Issuer or would require disclosure of information, the premature disclosure of which could materially adversely affect Issuer or any transaction under active consideration by Issuer. Issuer shall have the right to exercise two Delay Rights in any eighteen month period. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Options or Option Shares under the Securities Act pursuant to this Section 7 (a) on more than one occasion during any calendar year or (b) within 180 days after the effective date of any registration referred to in this
Section 7 pursuant to which Grantee was afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested.

     8. Listing.

     If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, Issuer, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

     9. Limitations on Total Profit and Notional Total Profit.

     (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 9(c) hereof) exceed $4,866,128 and, if such Total Profit otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) pay cash to Issuer, or (iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $4,866,128 after taking into account the foregoing actions.

     (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 9(d) hereof) of more than $4,866,128; provided, that nothing in this sentence restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 6 hereof, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 6 hereof, less (y) Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares may be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of any Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amount with respect to the Substitute Option, and (vi) any amount paid by Issuer pursuant to Section 13.1(c) of the Merger Agreement.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) It is expressly agreed and understood that the calculation at any time of Total Profit or Notional Total Profit with respect to any Grantee shall aggregate and include the Total Profit or Notional Total Profit received or deemed to be received at any time by all Grantees.

     10. Miscellaneous.

     (a) Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c) Assignment. At any time after a Purchase Event occurs, Grantee may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any Person or group of Persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. The term "Grantee" as used in this Agreement shall also be deemed to refer to any and all of Grantee's permitted assigns, with such modifications to the context as are required to vest in such permitted assignees the full benefits and obligations afforded by this Agreement.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, at the respective addresses of the parties set forth in the Merger Agreement or as otherwise notified to the other parties in writing.

          To Grantee:             Temple-Inland Inc.
                                  303 South Temple Drive
                                  Diboll, Texas 75941
                                  Attention: M. Richard Warner
                                  Facsimile Number: (409) 829-3333
          With a copy to:         Sullivan & Cromwell
                                  1888 Century Park East
                                  Los Angeles, California 90067
                                  Attention: Stanley F. Farrar
                                  Facsimile Number: (310) 712-8800
          To Issuer:              HF Bancorp, Inc.
                                  445 E. Florida Avenue
                                  Hemet, California 92543
                                  Attention: Richard Cupp
                                  Facsimile Number: (909) 658-8461
          With a copy to:         Manatt, Phelps & Phillips, LLP
                                  11355 West Olympic Boulevard
                                  Los Angeles, California 90064
                                  Attention: William T. Quicksilver, Esq.
                                  Facsimile Number: (310) 312-4224

A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     (g) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 10(d) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (h) Best Efforts. Each of Grantee and Issuer will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Office of Thrift Supervision for approval to acquire the shares issuable hereunder.

     (i) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (j) Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     (k) Further Assurances. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (l) Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                            TEMPLE-INLAND INC.

                                            By: /s/ KENNETH M. JASTROW, II
                                              ----------------------------------
                                                President and Chief Operating
                                                Officer

                                            HF BANCORP, INC.

                                            By:     /s/ RICHARD S. CUPP
                                              ----------------------------------
                                                President and Chief Executive
                                                Officer